Exhibit 10.3

EXECUTION COPY

CREDIT AGREEMENT

dated as of August 28, 2009,

among

SPECTRUM BRANDS, INC.,

as the Borrower,

the Subsidiaries of the Borrower party hereto,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent, Co-Collateral Agent,

Swingline Lender and Supplemental Loan Lender,

BANK OF AMERICA, N.A.,

as Co-Collateral Agent and L/C Issuer

RBS ASSET FINANCE, INC., THROUGH ITS DIVISION RBS BUSINESS CAPITAL,

as Syndication Agent

and

the LENDERS party hereto

GE CAPITAL MARKETS, INC.,

as Joint Lead Arranger and Joint Book Runner

and

BANC OF AMERICA SECURITIES LLC,

as Joint Lead Arranger, Joint Book Runner and Documentation Agent

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULES

1.01(a)	Initial Designated Subsidiaries
1.01(b)	Specified Account Debtors
2.01	Commitments and Applicable Percentages
2.16(a)(A)	Blocked Accounts and Relationship Banks
2.16(a)(B)	Concentration Accounts and Concentration Account Banks
5.06	Litigation
5.09	Environmental Matters
5.13	Subsidiaries; Other Equity Interests
5.16	Intellectual Property Claims
7.01(b)	Existing Permitted Liens
7.02(h)	Existing Permitted Indebtedness
7.03(f)	Existing Permitted Investments
7.05	Certain Dispositions
7.08	Certain Transactions with Affiliates
7.09	Certain Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A	Form of ABL Guarantee and Collateral Agreement
B	Form of ABL Intercreditor Agreement
C	Form of Assignment and Assumption
D	Form of Borrowing Base Certificate
E-1	Form of Committed Loan Notice
E-2	Form of Swingline Request
F	Form of Compliance Certificate
G	Subordination Terms of Certain Intercompany Indebtedness

This CREDIT AGREEMENT (this “Agreement”) is entered into as of August 28, 2009 among Spectrum Brands, Inc., a Delaware corporation (the “Borrower”); the Subsidiaries of the Borrower party hereto; General Electric Capital Corporation (“GE Capital”), as the Administrative Agent, Co-Collateral Agent, Swingline Lender and Supplemental Loan Lender; Bank of America, N.A. (“Bank of America”), as Co-Collateral Agent and L/C Issuer; RBS Asset Finance, Inc., through its division RBS Business Capital (“RBS”), as Syndication Agent, and the Lenders (as defined below) from time to time party hereto.

W I T N E S S E T H

WHEREAS, on February 3, 2009 (“Petition Date”), the Borrower and the Subsidiary Loan Parties (as defined below), as debtors and debtors-in-possession, commenced voluntary cases under Chapter 11 of the Bankruptcy Code (as defined below) in the United States Bankruptcy Court for the Western District of Texas, San Antonio Division (the “Bankruptcy Court”), which cases are being jointly administered (the “Chapter 11 Case”); and

WHEREAS, certain lenders have provided a secured revolving credit facility to the Loan Parties in the Chapter 11 Case pursuant to the Ratification Agreement (as defined below) to the Existing Credit Agreement (as defined below) and the Financing Order (as defined below); and

WHEREAS, the Plan of Reorganization of the Loan Parties (the “Plan of Reorganization”, as hereinafter further defined) has been confirmed pursuant to the Confirmation Order (as defined below), and concurrently with the making of the initial loans or issuance of letters of credit hereunder, the effective date with respect to such Plan of Reorganization has occurred; and

WHEREAS, Borrower and Subsidiary Loan Parties have requested that the Agents, the L/C Issuer and the Lenders enter into financing arrangements with the Borrower pursuant to which the Lenders may make loans and provide other financial accommodations to the Borrower on and after the effective date of the Plan of Reorganization; and

WHEREAS, each Lender and L/C Issuer is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Collateral” has the meaning specified in the ABL Guarantee and Collateral Agreement.

“ABL Guarantee and Collateral Agreement” means the ABL Guarantee and Collateral Agreement dated as of the date hereof among the Borrower, the Subsidiary Loan Parties and the Collateral Agent, substantially in the form of Exhibit A hereto.

“ABL Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of the date hereof, among the Administrative Agent, the administrative agent under the Term Credit Agreement and the Borrower, substantially in the form of Exhibit B hereto.

“Acceptable Bank” has the meaning specified in the definition of “OECD Cash Equivalents”.

“Accession Agreement” has the meaning specified in Section 2.07(d).

“account debtor” means any Person obligated on an Account.

“Accounts” means, as to the Borrower or any Designated Subsidiary, all present and future rights of the Borrower or such Designated Subsidiary to payment of a monetary obligation, whether or not earned by performance, that is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Accounts Borrowing Base Availability” means, at any time, the Borrowing Base at such time, minus any amount thereof attributable to Eligible Inventory.

“Accrued Right to Offset Accounts” means all accrued rebates, co-op allowances, slotting fees, trade allowances and other accrued allowances or rebates.

“Acquisition” means any transaction or series of related transactions by the Borrower or its Subsidiaries for the purpose of, or resulting directly or indirectly in, (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of more than 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

“Administrative Agent” means GE Capital, in its capacity as the administrative agent under this Agreement, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” that certain agency fee letter, dated the date hereof, among GE Capital, Bank of America and the Borrower.

“Agents” means, collectively, the Administrative Agent, the Co-Collateral Agents and the Syndication Agent.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means, as to any Revolving Lender, the percentage (carried out to the ninth decimal place) of the aggregate Commitments represented by such Revolving Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentage shall be determined by dividing (a) the Revolving Exposure of such Revolving Lender by (b) the aggregate Revolving Exposures of all Revolving Lenders.

“Applicable Premium” means (a) on or prior to the first anniversary of the Closing Date, 2.00% of the total aggregate amount of the Commitments terminated or permanently reduced (or the total aggregate amount of the Revolving Exposure prepaid or reduced with the proceeds of a new credit facility) and (b) after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, an amount equal to 1.00% of the total aggregate amount of the Commitments terminated or permanently reduced (or the total aggregate amount of the Revolving Exposure prepaid or reduced with the proceeds of a new credit facility).

“Applicable Rate” means (a) in the case of Eurodollar Rate Loans, 4.00% per annum, (b) in the case of Base Rate Loans, 3.00% per annum, and (c) in the case of the Supplemental Loan, 14.50% per annum.

“Applicable Unused Commitment Fee Rate” means, for any day, a percentage per annum equal to the percentage set forth in the column opposite the percentage of the Unused Commitment on such day.

Percentage of Unused Commitment	Applicable Unused Commitment Fee Rate
Equal to or greater than 50%	1.00%
Less than 50%	0.75%

“Approved Hedging L/C” means, in respect of a Secured Hedging Agreement, a letter of credit issued by an Acceptable Bank to the Collateral Agent in an undrawn face amount equal to 105% of the Swap Termination Value of such Secured Hedging Agreement and which may be drawn (i) upon the occurrence of an event of default or termination event under such Secured Hedging Agreement or any other event pursuant to which such Secured Hedging Agreement may be terminated (including early termination), or (ii) in the event that the Approved Hedging L/C is not renewed or replaced within 30 days of its then-current expiration date and Excess Availability is, at that time, less than $5,000,000.

“Arrangers” means GE Capital Markets, Inc. and Banc of America Securities LLC in their respective capacities as joint lead arrangers for the Facilities.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required under Section 10.06(d)), and accepted by the Administrative Agent, substantially in the form of Exhibit C or any other form approved by the Administrative Agent.

“Assignment Effective Date” has the meaning specified in Section 10.06(c).

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount of the remaining lease thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease

Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person as of such date.

“Availability Block” means $15,000,000.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bank of America” has the meaning specified in the introductory paragraph hereto.

“Bankruptcy Code” means the United States Bankruptcy Code, being Title 11 of the United States Code (11 U.S.C. Section 101-1330), as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules and regulations thereunder.

“Base Rate” means, for any day, a floating rate of interest per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate, (c) the sum of 1.00% and the Eurodollar Rate calculated for each such day based on an Interest Period of three months determined two (2) Business Days prior to such day, and (d) 3.50% per annum. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate, or the Eurodollar Rate for an Interest Period of three months.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Blocked Accounts” has the meaning specified in Section 2.16(a).

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means (a) a Revolving Borrowing, (b) a Swingline Loan, (c) a Special Agent Loan, or (d) the Supplemental Loan.

“Borrowing Base” means, at any time, (a) the sum of (i) 85% of the Eligible Accounts of the Borrower and the Designated Subsidiaries, minus the Dilution Reserve, and (ii) the lesser of (A) 65% of the Value of the Eligible Inventory of the Borrower and the Designated Subsidiaries, and (B) 85% of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory, minus, without duplication, (b) the Other Reserves (other than (except for purposes of Section 2.06(b)(i)), the Specified Reserves) in effect at such time. The Borrowing Base in effect at any time shall be reasonably determined by the Collateral Agent, based on the Borrowing Base Certificate most recently delivered by the Borrower prior to such time pursuant to Section 2.15(a), 4.01(a)(xi) or 6.17(a), but subject to (x) any adjustments thereto as a result of any Designated Subsidiary ceasing to be such as provided in Section 2.15(b) or the consummation of any Disposition and (y) the Other Reserves established by the Co-Collateral Agents.

“Borrowing Base Certificate” means a certificate of the Borrower substantially in the form of Exhibit D (with such changes thereto as may be reasonably requested by the Administrative Agent from time to time to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time).

“Budget” has the meaning specified in Section 7.18.

“Business Day” means any day other than (a) a Saturday, Sunday or other day on which commercial banks in New York are authorized to close under the Laws of the State of New York or are in fact closed in the State where the Administrative Agent’s Office is located and (b) if such day relates to a Eurodollar Rate Loan, a day on which banks are not open for general business in London.

“Capital Expenditures” means, with respect to any Person for any period, all expenditures that, in accordance with GAAP, would be required to be capitalized and shown on the Consolidated balance sheet of the Borrower, but excluding expenditures made with Net Cash Proceeds of Dispositions that are reinvested as provided in Section 2.06(b)(ii) or in connection with the replacement, substitution, restoration or trade-in of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (c) with a credit by the seller of such assets for assets being contemporaneously traded in.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Account” means a blocked deposit account of the Borrower at a commercial bank that is in the name of the Collateral Agent and under the sole dominion and control of the Collateral Agent and in which the Collateral Agent has a perfected security interest, all in a manner reasonably satisfactory to the Collateral Agent.

“Cash Equivalents” means (A) with respect to any Investment or Disposition of the assets of a Subsidiary operating outside of the United States or Canada, OECD Cash Equivalents and (B) otherwise, any of the following types of Investments (except as provided in Section 7.03(a)):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or Canada or any agency or instrumentality thereof having maturities of not more than 365 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America or Canada is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States or Canada, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States or Canada, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $250,000,000 (or the equivalent in the applicable currency), in each case with maturities of not more than 365 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States or Canada or the District of Columbia or any Acceptable Bank and rated at least “Prime-1”

(or the then equivalent grade) by Moody’s or Fitch or at least “A-1” (or the then equivalent grade) by S&P, or guaranteed by any industrial company with long-term unsecured debt rating (at the time of investment) of at least Aa by Moody’s or Fitch or at least AA by S&P, in each case with maturities of not more than 365 days from the date of acquisition thereof;

(d) investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs that are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e) repurchase agreements with any Lender or any primary dealer maturing within 365 days from the date of investment that are fully collateralized by investment instruments that would otherwise be Cash Equivalents; provided that the terms of such repurchase agreements comply with the guidelines set forth in the Federal Financial Institutions Examination Council Supervisory Policy — Repurchase Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985;

(f) sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialized equivalents);

(g) any other debt security approved by the Required Lenders; and

(h) any investment made by a Foreign Subsidiary in its jurisdiction of organization that is of character, credit quality and maturity similar to one of the investments described in clauses (a) through (f) above.

“Cash Management Obligations” means obligations set forth in subsection (d) of the definition of “Obligations”.

“Cash Management Systems” has the meaning specified in Section 2.16.

“Casualty Event” means any casualty or other insured damage to, or any taking under any power of eminent domain or condemnation or similar proceeding of, any assets of the Borrower or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than, in the case of a “group”, a group consisting of Permitted Holders and no other persons, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests of the Borrower (the “Change of Control Threshold”), it being understood and agreed that if any single Permitted Holder shall have such beneficial ownership of an amount of Equity Interests of the Borrower that is greater than or equal to the Change of Control Threshold, there shall be a Change of Control as a result thereof;

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of clauses (ii) and (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) the occurrence of a “Change of Control” (or a similar event, however denominated) under, and as defined in, the New Indenture or any agreement, instrument or document governing or evidencing any Material Indebtedness of the Borrower that refinanced Indebtedness under the New Indenture (in each case, after giving effect to any applicable grace period).

“Change of Control Threshold” has the meaning specified in the definition of “Change of Control”.

“Chapter 11 Case” has the meaning specified in the recitals hereto.

“Closing Date” means the first date on which all of the conditions precedent set forth in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Collateral Agents” means GE Capital and Bank of America, in their respective capacities as a collateral agent or a co-collateral agent under this Agreement, the ABL Guarantee and Collateral Agreement and the other Collateral Documents, or any of their respective successors in such capacities; provided, that in the event that Bank of America resigns as a Co-Collateral Agent, no successor Co-Collateral Agent shall be appointed.

“Collateral Access Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, from any lessor of premises to any Loan Party, or any other Person to whom any ABL Collateral is consigned or who has custody, control or possession of any ABL Collateral or is otherwise the owner or operator of any premises on which any ABL Collateral is located, in favor of the Collateral Agent with respect to the ABL Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other Person.

“Collateral Agent” means GE Capital in its capacity as the Co-Collateral Agent or any successor to GE Capital in such capacity.

“Collection Account” means that certain account of Collateral Agent, account number 50285681 at Deutsche Bank Trust Company Americas, United States with ABA No. 021-001-033 and Treasury Code GB53, or such other account as may be specified in writing by Collateral Agent as the “Collection Account.”

“Collateral Documents” means, collectively, the ABL Guarantee and Collateral Agreement, each Deposit Account Control Agreement, each Collateral Access Agreement and each other document or agreement that creates or purports to create a Lien in favor of the Collateral Agent, for the benefit of the Secured Parties.

“Commitment” means, as to each Revolving Lender, its obligation to make Revolving Loans to the Borrower pursuant to Section 2.01, to acquire participations in Letters of Credit pursuant to Section 2.03, to acquire participations in Swingline Loans pursuant to Section 2.04 and to acquire participations in Special Agent Loans pursuant to Section 2.05, expressed as an amount representing the maximum aggregate amount of such Revolving Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 10.06. The initial amount of each Revolving Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Accession Agreement pursuant to which such Revolving Lender becomes a party hereto, as applicable. The initial aggregate amount of the Revolving Lenders’ Commitments is $197,000,000. For the purposes of calculating the Unused Commitment Fee under Section 2.10(a), the Commitments shall include the Initial Incremental Facility Commitment Amount.

“Commitment Letter” means the Commitment Letter, dated June 15, 2009, between the Borrower and GE Capital.

“Committed Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, (b) a conversion of Revolving Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans, delivered by the Borrower pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit E-1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit F.

“Concentration Account” has the meaning specified in Section 2.16(a).

“Concentration Account Bank” has the meaning specified in Section 2.16(a).

“Confirmation Order” means the Findings of Fact, Conclusions of Law, and Order Confirming the Loan Parties’ Plan of Reorganization issued by the Bankruptcy Court and entered on July 15, 2009 in the Chapter 11 Case.

“Consolidated” means, with respect to any Person, the accounts of such Person and its Subsidiaries consolidated in accordance with GAAP.

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, the Consolidated Interest Expense of such Person for such period less the sum of, in each case to the extent included in the definition of Consolidated Interest Expense, (a) the amortized amount of debt discount and debt issuance costs, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Consolidated Total Debt, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in calculating such Consolidated Net Income, the sum of: (i) Consolidated Interest Expense for such period, (ii) the provision for Taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, (iv) severance costs for such period, (v) Restructuring Charges and cash extraordinary or cash non-recurring losses or charges incurred by the Borrower and the Subsidiaries for such period, provided that such Restructuring Charges and such cash extraordinary and cash non-recurring losses and charges shall not exceed, in the aggregate since the Closing Date, an amount (such amount being referred to as the “Permitted Basket Amount”) equal to (A) $14,000,000 minus (B) the aggregate amount of cash payments not deducted as set forth in clause (b)(ii) below in reliance on the proviso set forth at the end of such clause and (vi) non-cash extraordinary or non-cash non-recurring losses or charges for such period (and excluding any such non-cash losses and charges in respect of an item that was included in Consolidated Net Income in a prior period) and minus (b) the sum of (i) without duplication and to the extent included in calculating such Consolidated Net Income, extraordinary or non-recurring gains for such period and (ii) all cash payments made during such period on account of non-cash losses and charges (other than any Restructuring Charges) that were added to Consolidated EBITDA pursuant to clause (a)(vi) above in a prior period, provided that no cash payment shall be required to be deducted pursuant to this clause (b)(ii) to the extent such payment does not exceed the Permitted Basket Amount as in effect at the end of the period during which such payment was made (such Permitted Basket Amount to be determined, for purposes of this calculation, without giving effect to such payment); provided that (A) in the event the Borrower or its Subsidiaries shall have consummated an Acquisition, the Consolidated EBITDA for any period during which such Acquisition shall have been consummated shall be calculated on a pro forma basis (based on the historical financial statements of the Person acquired or the assets of which were acquired) to give effect to such Acquisition (including any resulting increase or reduction in Indebtedness) as if such Acquisition had occurred on the first day of such period and (B) in the event the Borrower or its Subsidiaries shall have consummated a Specified Disposition, the Consolidated EBITDA for any period during which such Specified Disposition shall have been consummated shall be calculated on a pro forma basis (based on the historical financial statements of the Borrower and its Subsidiaries) to give effect to such Specified Disposition (including any resulting increase or reduction in Indebtedness) as if such Specified Disposition had occurred on the first day of such period, in each case as reasonably determined by the Borrower. The Compliance Certificate delivered for any period for which any adjustments to the Consolidated EBITDA set forth in clause (A) or (B) above shall have been made shall include a computation of such adjustments in reasonable detail. Notwithstanding the foregoing, any Restructuring Charges or cash extraordinary or cash non-recurring charges incurred by or reimbursed by the Borrower or any of the Subsidiaries deducted in calculating Consolidated Net Income shall be added back to Consolidated EBITDA (without regard to or reducing the Permitted Basket Amount) to the extent such Restructuring Charges or cash extraordinary or cash non-recurring charges constitute costs incurred or reimbursed in connection with the Chapter 11 Cases (whether incurred before or after the Closing Date).

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person for such period minus Capital Expenditures of such Person for such period minus the total liability for United States federal income taxes and other taxes measured by net income actually payable by such Person in cash in respect of such period to (b) the Consolidated Fixed Charges of such Person for such period.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, determined on a Consolidated basis, of (a) the Consolidated Cash Interest Expense of such Person and its Subsidiaries for such period, (b) the principal amount of Consolidated Total Debt of such Person and its Subsidiaries having a scheduled due date during such period, (c) all cash dividends payable by such Person and its Subsidiaries on Stock in respect of such period to Persons other than such Person and its Subsidiaries and (d) all commitment fees and other costs, fees and expenses payable by such Person and its Subsidiaries during such period in order to effect, or because of, the incurrence of any Indebtedness.

“Consolidated Interest Expense” means, for any Person for any period, (a) Consolidated total interest expense of such Person and its Subsidiaries for such period and including, in any event, (i) interest capitalized during such period and net costs under Interest Rate Contracts for such period and (ii) all fees, charges, commissions, discounts and other similar obligations (other than reimbursement obligations) with respect to letters of credit, bank guarantees, banker’s acceptances, surety bonds and performance bonds (whether or not matured) payable by such Person and its Subsidiaries during such period minus (b) the sum of (i) Consolidated net gains of such Person and its Subsidiaries under Interest Rate Contracts for such period and (ii) Consolidated interest income of such Person and its Subsidiaries for such period.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, the net income (or loss) of the Borrower and its Subsidiaries for such period, provided that there shall be excluded (a) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary from such income is not at the time permitted by the terms of its charter or by-laws or any judgment, decree, order or other Law, or any agreement, indenture or other instrument that is binding on such Subsidiary (other than any agreement, indenture or other instrument the breach of which could not reasonably be expected to result in a Material Adverse Effect), (b) the net income of any Person (other than the Borrower) in which any other Person (other than the Borrower or a Wholly-Owned Subsidiary or any director holding qualifying shares, or any Person holding shares due to native ownership requirements, in accordance with applicable Law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid by such Person to the Borrower or a Wholly-Owned Subsidiary during such period and (c) any after-tax gains or losses attributable to any Specified Disposition or returned surplus assets of any Pension Plan.

“Consolidated Total Debt” of any Person means all Indebtedness of a type described in clause (a), (b), (c) or (e) of the definition thereof and all Guarantees with respect to any such Indebtedness, in each case of such Person and its Subsidiaries on a Consolidated basis.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, other than the Loan Documents.

“Control” means the possession, directly or indirectly, of the power (a) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, or (b) to vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the board of directors or equivalent governing body of such Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means the making of a Borrowing or the issuance, amendment, renewal or extension of a Letter of Credit.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to comply with its obligation to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it has committed to extend credit, (c) failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e)(i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof.

“Default Rate” means (a) when used with respect to Obligations other than Eurodollar Rate Loans and Participation Fees, an interest rate per annum equal to (i) the Base Rate, plus (ii) the Applicable Rate applicable to Base Rate Loans, plus (iii) 2.00% per annum, (b) when used with respect to Eurodollar Rate Loans, an interest rate per annum equal to the interest rate (including the Applicable Rate) otherwise applicable to such Loan plus 2.00% per annum and (c) when used with respect to Participation Fees, the aggregate rate per annum at which Participation Fees shall otherwise accrue hereunder plus 2.00% per annum.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the applicable Loan Party with a deposit account at any bank and the bank at which such deposit account is at any time maintained.

“Designated Subsidiary” means each Subsidiary set forth on Schedule 1.01(a) and each other Subsidiary that has become a Designated Subsidiary pursuant to Section 2.15(a), other than any Subsidiary that shall have ceased to be a Designated Subsidiary as provided in Section 2.15(b).

“Dilution Reserve” means, on any date, a reserve established by the Co-Collateral Agents to reflect dilution with respect to the Accounts, reasonably determined by the Administrative Agent at any time as the product of (a) the Eligible Accounts at such time and (b) the excess, if any, of (i) the percentage obtained by dividing (A) the aggregate amount of non-cash reductions in Accounts of the Borrower and the Designated Subsidiaries for a period, as reasonably determined by the Administrative Agent, preceding such time by (B) the total net sales of the Borrower and the Designated Subsidiaries for such period over (ii) 5.00%.

“Disbursement Account” has the meaning specified in Section 2.16(b).

“Disclosure Documents” means, collectively, (a) all confidential information memoranda and related materials prepared in connection with the syndication of the Facilities and (b) all other documents filed by any Loan Party with the SEC.

“Disposition” or “Dispose” means, with respect to any Person, the sale, transfer, or other disposition of any assets by such Person, including any sale and leaseback transaction (but excluding other license or lease arrangements entered into in the ordinary course of business or that are customarily entered into by companies in the same or similar line of business).

“Document” has the meaning specified in Section 9-102 of the UCC.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Dormant Subsidiaries” means any Subsidiary so designated by the Borrower in a certificate to the Administrative Agent as to the matters below, so long as, in the case of each Subsidiary so designated, (a) such Subsidiary, taken together with all other Subsidiaries so designated, does not have Consolidated assets with a fair market value in the aggregate in excess of 2.50% of the Total Assets and (b) such Subsidiary transacts no business and has no operations other than activities required to maintain its existence; provided that no Subsidiary may be a Dormant Subsidiary if (i) such Subsidiary is a Designated Subsidiary or (ii) the Borrower or any of its other Subsidiaries provides any credit support to such Subsidiary or is liable in any respect for the liabilities of such Subsidiary greater in the aggregate than such Subsidiary’s fair market value.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Accounts” shall mean Accounts of the Borrower and the Designated Subsidiaries that, in each case, satisfy the criteria set forth below, as reasonably determined by the Co-Collateral Agents:

(a) such Accounts arise from the actual and bona fide sale and delivery of goods or rendition of services by the Borrower or any Designated Subsidiary in the ordinary course of its business, which transactions are completed in accordance with the terms and provisions contained in any documents related thereto and for which an invoice has been rendered;

(b) such Accounts are neither (i) unpaid more than 60 days after the date due nor (ii) unpaid more than 90 days after the date of the original invoice therefor, except for certain Home and Garden Business, Tetra Pond and Jungle Pond Accounts, not to exceed in the aggregate $4,000,000 which are unpaid (i) more than 60 days after the date due or (ii) more than 120 days after the date of the original invoice therefor;

(c) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return (other than in the ordinary course of business consistent with past practices, as disclosed to the Collateral Agent prior to the date hereof), sale on approval or other terms under which payment by the account debtor may be conditional or contingent;

(d) the chief executive office of the account debtor with respect to such Accounts is located in the United States or Canada and such account debtor is formed or organized under the laws of a State of the United States or a Province of Canada (provided that, at any time promptly upon a Co-Collateral Agent’s reasonable request, the Borrower or the applicable Designated Subsidiary shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may reasonably be required by the Co-Collateral Agents to perfect the security interests of the Collateral Agent in the Accounts owed by any such account debtor the chief executive office of which is located in Canada, or which is formed or organized under the laws of a Province of Canada, in accordance with the applicable Federal or Provincial laws of Canada, and take or cause to be taken such other and further actions as the Co-Collateral Agents may reasonably request to enable the Collateral Agent as a secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada);

(e) such Accounts have been invoiced and do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon the Borrower’s or the applicable Designated Subsidiary’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except, in the case of bill and hold invoices, if the Collateral Agent shall have received an agreement in writing from the account debtor, in form and substance reasonably satisfactory to the Co-Collateral Agents, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(f) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and is not owed or does not claim to be owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by the Borrower or the applicable Designated Subsidiary to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(g) such Accounts are subject to a valid and perfected security interest of the Collateral Agent as provided in the Collateral Documents (which security interest is first in priority, except with respect to non-consensual Liens permitted under this Agreement that have a higher priority than such security interest as a matter of Law), and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any Liens except those permitted under this Agreement; provided, that if such Accounts are subject to any Liens described in Section 7.01(h) or 7.01(j), an Other Reserve, to the extent required by the Co-Collateral Agents, has been established in respect thereof.

(h) the account debtor with respect to such Accounts is not an officer, director, employee, agent or other Affiliate of any Loan Party;

(i) the account debtor with respect to such Accounts is not a Governmental Authority;

(j) the account debtor with respect to such Accounts is not subject to any pending or, to the knowledge of the Borrower or any Designated Subsidiary, threatened bankruptcy, dissolution, liquidation, reorganization or similar proceeding;

(k) such Accounts are not owed by an account debtor any Accounts of which are unpaid (i) more than 60 days after the date due or (ii) more than 90 days after the date of the original invoice therefor, except for certain Home and Garden Business, Tetra Pond and Jungle Pond Accounts, which are unpaid (i) more than 60 days after the date due or (ii) more than 120 days after the date of the original invoice therefor, in each case where such unpaid Accounts constitute more than 50% of the total Accounts of such account debtor;

(l) such Accounts are not subject to a retailer mandated or other factoring program;

(m) the account debtor with respect to such Accounts is not located in a State requiring the filing of a “Notice of Business Activities Report” or a similar report in order to permit the Borrower or the applicable Designated Subsidiary to seek judicial enforcement in such State of payment of such Account, unless the Borrower or such Designated Subsidiary, as the case may be, is qualified to do business in such State or has filed a “Notice of Business Activities Report” or such similar report for the then current year or such failure to file and inability to seek judicial enforcement are capable of being remedied without any material delay or material cost.

Notwithstanding the foregoing, (i) all Accounts of any single account debtor and its Affiliates that, in the aggregate, exceed the Applicable Concentration Percentage of the total amount of all Eligible Accounts at any time of determination shall be deemed not to be Eligible Accounts to the extent of such excess (it being understood that the foregoing percentage limitation must be satisfied after excluding all Accounts required to be excluded by the preceding sentence) and (ii) without duplication of any ineligibility determinations made pursuant to clause (f) of this definition, Eligible Accounts shall be reduced by the aggregate amount of the Accrued Right to Offset Accounts. For purposes hereof, “Applicable Concentration Percentage” means (a) for the account debtors, and their Affiliates, set forth on Schedule 1.01(b), the percentage specified on such Schedule and (b) for any other account debtor, 20%.

The criteria for Eligible Accounts set forth above may be changed and any new criteria for Eligible Accounts may be established by the Co-Collateral Agents in their reasonable discretion. Any Accounts that are not Eligible Accounts shall nevertheless be part of the ABL Collateral.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund of any Lender (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) and which extends credit or buys loans; provided that neither the Borrower nor any Affiliate of the Borrower shall be an Eligible Assignee.

“Eligible In-Transit Inventory” means any Inventory owned by the Borrower or any Designated Subsidiary expected to be received within 30 days of shipment that would be Eligible Inventory if it were not subject to a Document and in transit from a foreign location to a location of the Borrower or such Designated Subsidiary within the United States, and that Co-Collateral Agents, in their reasonable discretion deem to be Eligible In-Transit Inventory. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless it (a) is subject to a negotiable Document showing Collateral Agent (or, with the consent of Co-Collateral Agents, the Borrower or applicable Designated Subsidiary) as consignee, which Document is in the possession of Collateral Agent or such other Person as Co-Collateral Agents shall approve; (b) is fully insured in a manner reasonably satisfactory to Co-Collateral Agents; (c) has been identified to the applicable sales contract and title has passed to the Borrower or such Designated Subsidiary; (d) is not Sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom the Borrower or such Designated Subsidiary is in default of any obligations; (e) is subject to purchase orders and other sale documentation reasonably satisfactory to Co-Collateral Agents; (f) is shipped by a common carrier that is not affiliated with the vendor; and (g) from and after the 60th day after the Closing Date, is being handled by a customs broker, freight-forwarder or other handler that has delivered a lien waiver acceptable to Co-Collateral Agents.

“Eligible Inventory” means Inventory consisting of finished goods held for resale in the ordinary course of the business of the Borrower and the Designated Subsidiaries, raw materials for such finished goods and work-in-process consisting of unpackaged finished batteries that, in each case, satisfy the criteria set forth below, as reasonably determined by the Co-Collateral Agents. Eligible Inventory shall not include: (a) work-in-process (other than unpackaged finished batteries); (b) components that are not part of finished goods; (c) spare parts for equipment; (d) packaging, display and shipping materials; (e) supplies used or consumed in the business of the Borrower and its Subsidiaries; (f) Inventory located at premises other than those owned by, or leased and controlled by, the Borrower or any Designated Subsidiary, including Inventory in transit with common carriers, except (i) Inventory located at premises with respect to which (A) the Collateral Agent has received a Collateral Access Agreement or (B) an appropriate Landlord Reserve has been established and (ii) Eligible In-Transit Inventory; (g) Inventory subject to a Lien in favor of any Person other than the Collateral Agent, except Liens permitted under this Agreement (provided, that if such Inventory is subject to any Liens described in Section 7.01(h) or 7.01(j), an Other Reserve, to the extent required by the Co-Collateral Agents, has been established in respect thereof); (h) bill and hold goods; (i) unserviceable, obsolete or close-out Inventory; (j) Inventory that is not subject to a valid and perfected security interest of the Collateral Agent as provided in the Collateral Documents (which security interest is first in priority, except with respect to nonconsensual Liens permitted under this Agreement that have a higher priority than such security interest as a matter of Law); (k) returned, damaged, re-worked and/or defective Inventory; (l) Inventory that is the subject of consignment by the Borrower or any Designated Subsidiary as consignor or consignee; and (m) Inventory located outside the United States, including Inventory in transit with common carriers (other than Eligible In-Transit Inventory); provided, however, that the Value of Eligible In-Transit Inventory at any time treated as Eligible Inventory shall not exceed $10,000,000. The criteria for Eligible Inventory set forth above may be changed and any new criteria for Eligible Inventory may be established by the Co-Collateral Agents in their reasonable discretion. Any Inventory that is not Eligible Inventory shall nevertheless be part of the ABL Collateral.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, codes, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment or natural resources, or the presence, management or release into the environment of any pollutants, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems, or to health and safety matters.

“Environmental Liabilities” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, directives, fines, penalties, demands, investigations, notices, notices of violation, fees, expenses and costs (including administrative oversight costs, natural resource damages and the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, manufacture, possession, presence, processing, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials into the environment.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equivalent” in Dollars of any foreign currency on any date means the equivalent in Dollars of such foreign currency determined by using the prevailing foreign exchange spot rate of JPMorgan Chase Bank, N.A., or another commercial bank reasonably acceptable to the Administrative Agent, and the “Equivalent” in any foreign currency of Dollars on any date means the equivalent in such foreign currency of Dollars determined by using the prevailing foreign exchange spot rate of JPMorgan Chase Bank, N.A., or such other commercial bank, for such date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), and, whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan, or notification that a Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4)(A) of ERISA or Section 403(i)(4)(A) of the Code); (h) the application for a minimum funding waiver with respect to a Pension Plan; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the Borrower or any of its Subsidiaries; or (k) any other event similar to those described under clauses (a) through (j) with respect to any Foreign Plan.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security systems.

“Eurodollar Base Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Reuters Screen LIBOR01 page as of 11:00 a.m. (London time) on the second full Business Day preceding the first day of each Interest Period; provided, however, that such rate with respect to any Interest Period of one or two months shall not be less than the rate with respect to an Interest Period of three months. In the event that such rate does not appear on the Reuters Screen LIBOR01 page at such time, the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in Dollars in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, such other method to determine such offered rate as may be selected by the Administrative Agent in its sole discretion.

“Eurodollar Rate” means, with respect to any Interest Period and for any Eurodollar Rate Loan, an interest rate per annum equal to the greater of (a) an interest rate per annum determined as the ratio of (x) the Eurodollar Base Rate with respect to such Interest Period for such Eurodollar Rate Loan to (y) the difference between the number one and the Eurodollar Reserve Requirements with respect to such Interest Period and for such Eurodollar Rate Loan, and (b) 2.50% (or, in the case of the Supplemental Loan, 3.00%) per annum.

“Eurodollar Rate Loan” means a Revolving Loan that bears interest at a rate based on the Eurodollar Rate or the Supplemental Loan (except for the purposes of Section 2.06).

“Eurodollar Reserve Requirements” means, with respect to any Interest Period and for any Eurodollar Rate Loan, a rate per annum equal to the aggregate, without duplication, of the maximum rates (expressed as a decimal number) of reserve requirements in effect 2 Business Days prior to the first day of such Interest Period (including basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the United States Federal Reserve System.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” means, at any time, an amount equal to (a) the lesser of (i) the aggregate Commitments at such time and (ii) the Borrowing Base at such time, minus (b) the aggregate amount of the Revolving Exposures at such time.

“Excess Availability Threshold” means (a) for the purposes of Section 4.01(a)(xi), $25,000,000, (b) for the purposes of determining the existence of an Excess Availability Triggering Event for the purposes of Section 6.17(a)(ii)(B), $20,000,000 and (c) otherwise, the greater of (i) 20% of the lesser of (A) the aggregate Commitments at such time and (B) the Borrowing Base at such time, and (ii) $50,000,000.

“Excess Availability Trigger Deactivation Date” has the meaning specified in the definition of “Excess Availability Triggering Event.”

“Excess Availability Triggering Event” means that Excess Availability shall have been less than the Excess Availability Threshold for five (5) consecutive calendar days. An Excess Availability Triggering Event shall be deemed to be continuing unless and until such time as (i) the average Excess Availability calculated for the immediately preceding 60-day period (such period to begin after the Closing Date) is equal to or greater than the applicable Excess Availability Threshold and (ii) no Default or Event of Default exists and Excess Availability is equal to or greater than the applicable Excess Availability Threshold on the 60th day of such period (the “Excess Availability Trigger Deactivation Date”); provided, that the Excess Availability Trigger Deactivation Date may not occur more than three times per fiscal year. As of the Closing Date, an Excess Availability Triggering Event shall be deemed to have occurred and be continuing.

“Excluded Taxes” means, with respect to any Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or in which it otherwise does business or, in the case of any Lender, in which its applicable Lending Office is located or in which it otherwise does business, (b) any branch profits taxes imposed by the United States, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.12), any United States withholding tax that is imposed on amounts payable by the Borrower to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office or, with respect to the Supplemental Loan, at the time such Foreign Lender exercises its Purchase Option) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such Tax pursuant to Section 3.01(a) and (d) in the case of a Lender that is not a Foreign Lender, other than an assignee pursuant to a request by the Borrower under Section 10.12, any Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new Lending Office) or, with respect to the Supplemental Loan, at the time such Foreign Lender exercises its Purchase Option, or is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(f), except to the extent that such Lender (or its assignor, if any) was entitled at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such Tax pursuant to Section 3.01(a).

“Existing Credit Agreement” means the Credit Agreement, dated as of September 28, 2007, by and among Borrower, Subsidiary Loan Parties, Wachovia, as administrative agent and the lenders party thereto, as in effect immediately prior to the Petition Date.

“Exit Financing Protection Order” means the Order under 11 U.S.C. § 105(a) and 363(b) Authorizing, Approving, and Ratifying Certain Terms of Exit Financing Facility issued by the Bankruptcy Court and entered on August 25, 2009 in the Chapter 11 Case.

“Facilities Reduction Amount” has the meaning specified in the Term Credit Agreement as in effect on the date hereof.

“Facilities” means the Revolving Facility, the Supplemental Loan and any Incremental Facility.

“Fall/Winter Selling Period” means the period from July 1 to December 31 in any given year.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by the Administrative Agent in its reasonable discretion.

“Fee Letter” means the Fee Letter, dated June 15, 2009, between the Borrower, and GE Capital and any supplement thereto.

“Final Order” means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court and has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a stay, new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a stay, new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, stay, new trial, reargument or rehearing thereof has been sought, (i) such order or judgment shall have been affirmed by the highest court to which such order was appealed, certiorari shall have been denied or a stay, new trial, reargument or rehearing shall have been denied or resulted in no modification of such order and (ii) the time to take any further appeal, petition for certiorari, or move for a stay, new trial, reargument or rehearing shall have expired.

“Financing Order” means the final order of the Bankruptcy Court dated March 5, 2009 authorizing debtor-in-possession financing for the Loan Parties under the Existing Credit Agreement as ratified and amended by the Ratification Agreement.

“Fitch” means Fitch Ratings and any successor thereto.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(c).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States, each State thereof and the District of Columbia.

“Foreign Plan” has the meaning specified in Section 5.12(c).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Fees” has the meaning specified in Section 2.10(b).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“GE Capital” has the meaning specified in the introductory paragraph hereto.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory (including, without limitation, any self-regulatory organization (including the National Association of Insurance Commissioners)) or administrative functions of or pertaining to government (including, without limitation, any central bank, stock exchange, regulatory body, arbitrator, public sector entity, or supra-national entity (including the European Union and the European Central Bank)).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee and Collateral Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received from each Loan Party either (i) a counterpart of the ABL Guarantee and Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Closing Date, a supplement to the ABL Guarantee and Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b) all documents and instruments, including Uniform Commercial Code financing statements and documents required by Law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the ABL Guarantee and Collateral Agreement and perfect such Liens to the extent required by, and with the priority required by, the ABL Guarantee and Collateral Agreement, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(c) with respect to each Loan Party, the requirements set forth in Section 2.16 shall have been satisfied;

(d) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Collateral Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder, in each case, other than any such consents and approvals that could not reasonably be expected to be material to the interests of the Lenders under the Loan Documents or the Secured Hedging Counterparties under the Secured Hedging Agreements;

(e) the Collateral Agent shall have received, in form and substance reasonably satisfactory to the Collateral Agent, all waivers, acknowledgments and other agreements (including Collateral Access Agreements) from third parties that the Collateral Agent may deem necessary or desirable in order to permit and perfect its Liens on the ABL Collateral or to effectuate the provisions or purposes of this Agreement, the other Loan Documents and the Secured Hedging Agreements; and

(f) the Collateral Agent shall have received evidence, in form and substance reasonably satisfactory to the Co-Collateral Agents, that the Collateral Agent has a valid and perfected Lien on all of the ABL Collateral.

The foregoing definition shall not require the creation or perfection of security interests in, or the obtaining of Deposit Account Control Agreements with respect to, particular assets if and for so long as, in the judgment of the Co-Collateral Agents, the cost, difficulty or practicality of creating or perfecting such security interests in such assets or obtaining Deposit Account Control Agreements in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom or otherwise not material. The Co-Collateral Agents may grant extensions of time for the delivery of consents, approvals, waivers, acknowledgments and other agreements referred to in clause (c), (d) or (e) above (including extensions beyond the Closing Date), where they determine that such delivery cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents. The requirements of clause (e) above shall be deemed to have been satisfied if the Loan Parties shall have used their reasonable best efforts to obtain the waivers, acknowledgments and agreements referred to herein (irrespective of whether such waivers, acknowledgements or agreements were in fact obtained) and a Landlord Reserve or Other Reserve, if required by the Co-Collateral Agents, is established by the Collateral Agent.

“Hazardous Materials” means all radioactive substances, radioactive wastes, hazardous or toxic substances, hazardous or toxic wastes, or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, hazardous materials and all other substances or wastes of any nature prohibited, limited or regulated pursuant to any Environmental Law.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Increase Effective Date” has the meaning specified in Section 2.07(d).

“Increasing Lenders” has the meaning specified in Section 2.07(d).

“Incremental Facility” has the meaning specified in Section 2.07(d).

“Indebtedness” means, as to any Person, without duplication, all of the following, each to the extent treated as indebtedness or liabilities in accordance with GAAP:

(a) all indebtedness of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (whether standby or commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments;

(c) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and (ii) any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with a Permitted Acquisition or a Disposition, but only to the extent no payment is then owed pursuant to such purchase price adjustment, earnout or deferred payment obligation);

(d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements) in an amount up to the lesser of the amount of indebtedness so secured and the fair market value of the property securing such indebtedness, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) all Attributable Indebtedness;

(f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any cash payment (other than, in each case, at the sole option of such Person or pursuant to exercise by any holder of common stock of such Person, or of options with respect to such common stock, of a right under any equity incentive plan of such Person to require a repurchase thereof in connection with any Taxes payable by such holder as a result of vesting, or lapse of restrictions on transfer, of such common stock or options, to the extent the payment made in any such repurchase does not exceed the amount of Taxes so payable) in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(g) all Guarantees of such Person in respect of any of the foregoing; and

(h) the aggregate Swap Termination Value of all terminated Hedging Agreements of such Person.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Matters” has the meaning specified in Section 10.04.

“Indemnified Taxes” means Taxes arising from any payment hereunder or under any other Loan Document, other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04.

“Information Memorandum” means the Information Memorandum dated April 2009, used by the Arrangers in connection with the syndication of the Revolving Facility.

“Initial Borrowings” has the meaning specified in Section 2.07(d).

“Initial Incremental Facility Commitment Amount” means $15,000,000 as set forth in the Commitment Letter.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each April, July, October and January and the Maturity Date.

“Interest Period” means, with respect to any Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is made or converted to a Eurodollar Rate Loan or, if such loan is continued, on the last day of the immediately preceding Interest Period therefor and, in each case, ending 1, 2, 3 or 6 months thereafter, as selected by the Borrower pursuant hereto in its Committed Loan Notice or, to the extent agreed to by all Lenders, nine or twelve months thereafter; provided, however, that (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another such Business Day in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month, (c) the Borrower may not select any Interest Period ending after the Maturity Date, (d) the Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $5,000,000 and (e) there shall be outstanding at any one time no more than 10 Interest Periods.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Internal Control Event” means a material fraud that involves management employees who have a significant role in the internal controls over financial reporting of the Borrower, in each case as described in the Securities Laws.

“Inventory” means, as to the Borrower or any Designated Subsidiary, all of the Borrower’s or such Designated Subsidiary’s now owned and hereafter existing or acquired goods, wherever located, that (a) are leased by the Borrower or such Designated Subsidiary as lessor, (b) are held by the Borrower or such Designated Subsidiary for sale or lease or to be furnished under a contract of service, (c) are furnished by the Borrower or such Designated Subsidiary under a contract of service or (d) consist of raw materials, work in process, finished goods or materials used or consumed in the business of the Borrower or such Designated Subsidiary.

“Inventory Borrowing Base Availability” means, at any time, the Borrowing Base at such time, minus any amount thereof attributable to Eligible Accounts.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.16.

“IRB Debt” means Indebtedness of the Borrower arising as a result of the issuance of tax-exempt industrial revenue bonds or similar tax-exempt public financing.

“IRS” means the United States Internal Revenue Service.

“Junior Participation Funds” has the meaning specified in Section 4.01(o).

“Landlord Reserves” means Other Reserves of the type referred to in clause (E) of the penultimate sentence of the definition of the term “Other Reserves”.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances and codes, and all applicable administrative orders and agreements with, any Governmental Authority, in each case having the force of law.

“L/C Disbursement” means any payment made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Lender at any time shall be its Applicable Percentage of the total L/C Exposure at such time.

“L/C Issuer” means (a) Bank of America and (b) each Lender or other financial institution designated as an L/C Issuer pursuant to Section 2.03(j), in each case in its capacity as an issuer of Letters of Credit hereunder. Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Reimbursement Agreement” means a reimbursement agreement that L/C Issuer generally uses in the ordinary course of its business for the issuance of letters of credit of the type contemplated hereunder.

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrower to the L/C Issuer thereof, as and when matured, to pay all amounts drawn under such Letter of Credit.

“Lenders” means the Revolving Lenders, the Swingline Lender, the Supplemental Loan Lender and the Administrative Agent, in its capacity as the lender of the Special Agent Loans, unless the context requires otherwise.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued and outstanding hereunder.

“Letter of Credit Limit” means $60,000,000.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liabilities, obligations, fines, penalties, sanctions, costs, reasonable out-of-pocket fees, commissions, charges and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge, priority or other security interest or preferential arrangement in the nature of a security interest of any kind (including (a) any conditional sale or other title retention agreement, (b) any easement, right of way or other encumbrance on title to real property and (c) any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease).

“Loan” means a Revolving Loan, a Swingline Loan, a Special Agent Loan or the Supplemental Loan, or a combination thereof, as the context requires. For the purposes of Section 2.06 hereof, the Supplemental Loan shall not constitute a Loan.

“Loan Documents” means, collectively, this Agreement, each Accession Agreement, the ABL Intercreditor Agreement, the ABL Guarantee and Collateral Agreement, the L/C Reimbursement Agreement and the other Collateral Documents.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Loan Parties.

“Loan Party Reporting Package” means, for any period, (i) a Consolidated balance sheet of the Borrower and other Loan Parties as of the end of such period and (ii) a profit and loss statement of the Borrower and other Loan Parties for such period, in each case prepared on a basis consistent with the monthly financial statements (excluding Foreign Subsidiaries) prepared by the management of the Borrower and delivered to the Administrative Agent prior to the Closing Date.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole; or (b) a material impairment of the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or of the rights and remedies, taken as a whole, of the Administrative Agent, the Collateral Agent or any Lender under any Loan Document, or of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; provided that neither the Chapter 11 cases nor the events leading thereto shall constitute a Material Adverse Effect.

“Material Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries having an aggregate principal amount, including undrawn committed or available amounts, of at least the Threshold Amount.

“Maturity Date” means the earliest of (a) March 31, 2012 (or 90 days prior to the maturity date of any loan under the Term Credit Agreement, if sooner), (b) the date of termination of the Commitments pursuant to Section 2.07 or 8.02 and (c) the date on which the Obligations become due and payable pursuant to Section 8.02.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“Net Cash Proceeds” means, with respect to any Disposition by the Borrower or any of its Subsidiaries, the excess, if any, of (a) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (b) the sum of (i) the principal amount of any Indebtedness (A) that is secured by the Disposed asset or (B) in the case of any Disposition by a Foreign Subsidiary, that is owed by such Foreign Subsidiary and, in each case under clause (A) or (B), that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), together with any interest, premium or penalties required to be paid in connection therewith, (ii) the direct costs and expenses (including sales commissions and legal, accounting and investment banking fees but excluding costs and expenses owed to any Affiliate of the Borrower (other than the Permitted Holders)), (iii) Taxes reasonably estimated to be actually payable within one year of the date of such transaction (or receipt of a deferred payment, as applicable) as a result of any gain recognized in connection therewith and (iv) any reserve for adjustment in respect of (x) sale price of the Disposed assets established in accordance with GAAP and (y) any liabilities associated with such asset and retained by the Borrower or any of its Subsidiaries after such Disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnifications obligations associated with such transaction.

“Net Recovery Percentage” means a fraction, expressed as a percentage, (a) the numerator of which is the amount of the recovery in respect of the Inventory of the Borrower and the Designated Subsidiaries, stated in Dollars, determined on a “net orderly liquidation value” basis as set forth in the most recent appraisal of such Inventory received by the Administrative Agent in accordance with Section 6.18, net of operating expenses, liquidation expenses and commissions reasonably estimated to be incurred in connection therewith, and (b) the denominator of which is the Value of such Inventory as of the date of such appraisal (or as of a recent date prior thereto); provided that (i) for purposes of the Borrowing Base Certificate covering the one-month period ending on June 30 of any given year (or, if applicable, the one-week period most recently ended prior to such date), the Net Recovery Percentage to be used in such Borrowing Base Certificate shall be calculated as if such date occurred in the Fall/Winter Selling Period and (ii) for purposes of the Borrowing Base Certificate covering the one-month period ending on December 31 of any given year (or, if applicable, the one-week period most recently ended prior to such date), the Net Recovery Percentage to be used in such Borrowing Base Certificate shall be calculated as if such date occurred in the Spring/Summer Selling Period.

“New Indenture” means that certain Indenture, dated as of August 28, 2009, among the Borrower, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee, as amended, amended and restated, supplemented or otherwise modified from time to time.

“New Subordinated Notes” means the 12% Senior Subordinated Toggle Notes of the Borrower due 2019, issued pursuant to the New Indenture.

“Non-ABL Collateral” has the meaning specified in the ABL Intercreditor Agreement.

“Non-Consenting Lender” has the meaning specified in Section 10.01.

“NPL” means the National Priorities List under CERCLA.

“Obligations” has the meaning specified in the ABL Guarantee and Collateral Agreement.

“OECD” means the Organization for Economic Cooperation and Development.

“OECD Cash Equivalents” means any of the following types of Investments:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States, an OECD Member, any member of the European Economic Union or any agency or instrumentality thereof having maturities of not more than 365 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America, such OECD Member or such member of the European Economic Union is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (each such bank, an “Acceptable Bank”) (i) (A) is a Lender, (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System or (C) is a member of the applicable central bank of any OECD Member or any member of the European Economic Union, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $250,000,000 (or the equivalent in the applicable currency), in each case with maturities of not more than 365 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States or the District of Columbia, any member state of the European Economic Union or any OECD Member or any Acceptable Bank and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or Fitch or at least “A-1” (or the then equivalent grade) by S&P, or guaranteed by any industrial company with long-term unsecured debt rating (at the time of investment) of at least Aa by Moody’s or Fitch or at least AA by S&P, in each case with maturities of not more than 365 days from the date of acquisition thereof;

(d) investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs that are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e) repurchase agreements with any Lender or any primary dealer maturing within 365 days from the date of investment that are fully collateralized by investment instruments that would otherwise be OECD Cash Equivalents; provided that the terms of such repurchase agreements comply with the guidelines set forth in the Federal Financial Institutions Examination Council Supervisory Policy — Repurchase Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985;

(f) sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialized equivalents);

(g) any other debt security approved by the Required Lenders; and

(h) any investment made by a Foreign Subsidiary in its jurisdiction of organization that is of character, credit quality and maturity similar to one of the investments described in clauses (a) through (f) above.

“OECD Member” means a country that signed or ratified the Convention on the Organization for Economic Cooperation and Development and is thus a member of OECD.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Reserves” means, as of any date of determination, such amounts as the Co-Collateral Agents may from time to time establish and revise, in their reasonable credit judgment consistent with their other asset-based lending transactions of this type, as reserves reducing the amount of the Borrowing Base that would otherwise be in effect hereunder or, with respect to such reserves that would qualify as Specified Reserves, reducing the amount of credit available hereunder, in each case (a) to reflect events, conditions, contingencies or risks that, adversely affect, or could reasonably be expected to adversely affect, in any material respect (i) the ABL Collateral, its value or the amount that might be received by the Collateral Agent from the sale or other disposition or realization upon such ABL Collateral, (ii) the assets or business of the Borrower and the Designated Subsidiaries or (iii) the security interest of the Collateral Agent in the ABL Collateral (including the enforceability, perfection and priority thereof), all as reasonably determined by the Administrative Agent; (b) to reflect the Co-Collateral Agents’ reasonable belief that any Borrowing Base Certificate, collateral report or other financial information furnished by or on behalf of any Loan Party to the Administrative Agent or the Co-Collateral Agents is or may have been incomplete, inaccurate or misleading in any material respect; (c) in respect of any state of facts that the Co-Collateral Agents reasonably determine constitutes a Default or an Event of Default; or (d) to reflect events, conditions, contingencies or risks described in Sections 2.03(l), 5.11, 6.05, 7.01(c), 7.01(d), 7.01(h) and 7.01(j). Without limiting the generality of the foregoing, Other Reserves may, in the Co-Collateral Agents’ reasonable discretion, be established to reflect, without duplication, (A) cost variances, accrued royalties, returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts, (B) sales, excise or similar Taxes included in the amount of any Accounts reported to the Co-Collateral Agents, (C) a change in the turnover, age or mix of the categories of Inventory that adversely affects the aggregate value of all Inventory by an amount reasonably determined by the Co-Collateral Agents to be material, (D) purchase price variances with respect to Inventory, (E) amounts (including up to three-months rent) due or to become due to owners and lessors of premises where any ABL Collateral is located, other than for those locations where the Collateral Agent has received a Collateral Access Agreement, (F) the Swap Termination Value of any Secured Hedging Agreement, except to the extent such Swap Termination Value is covered by an Approved Hedging L/C or by any cash collateral deposited in a Cash Collateral Account pursuant to Section 2.17 as a result of a drawing upon such Approved Hedging L/C and (G) the Cash Management Obligations. The amount of any Other Reserve established by the Co-Collateral Agents shall have a reasonable relationship to the event, condition or other matter that is the basis for such reserve, as reasonably determined by the Co-Collateral Agents. If the Borrower or its Domestic Subsidiaries enter into arrangements with RBS or its affiliates that give rise to Cash Management Obligations or any exposure under Secured Hedging Agreements, an Other Reserve will be established and maintained to reflect such Cash Management Obligations or such exposure under Secured Hedging Agreements if requested by RBS. Notwithstanding anything herein to the contrary, Other Reserves in effect at any time shall not be duplicative of any ineligibility determinations made pursuant to the criteria set forth in the definitions of the terms “Eligible Accounts” and “Eligible Inventory”.

“Other Taxes” means all present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overadvance Loan” means any Revolving Loan if, after giving effect to the making thereof, the aggregate amount of the Revolving Exposures (other than any portion thereof attributable to the Special Agent Loan Exposure) exceeds an amount equal to (a) the lesser of (i) the aggregate Commitments at such time, (ii) the Borrowing Base at such time, and (iii) the Facilities Reduction Amount at such time, less (b) the Specified Reserves at such time, less (c) the Availability Block. No Overadvance Loan shall cause the aggregate Revolving Exposures to exceed the aggregate Commitments at such time.

“Overadvance Loan Exposure” means, at any time, the aggregate principal amount of all Overadvance Loans outstanding at such time. The Overadvance Loan Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Overadvance Loan Exposure at such time.

“Overadvance Maximum Amount” means, at any time, an amount determined by the Administrative Agent in its discretion to be the Overadvance Maximum Amount at such time; provided, that (a) such amount shall not exceed, at any time, $7,500,000 and (b) the sum of the Overadvance Maximum Amount plus the Special Agent Loan Maximum Amount shall not exceed, at any time, an amount equal to the lesser of (i) 10% of the aggregate Commitments in effect at such time and (ii) the Availability Block; provided further that, in the event that the Lenders representing at least the Required Lenders at the time of the delivery thereof shall have delivered to the Administrative Agent a written notice to the effect that the Overadvance Maximum Amount may not exceed the amount specified in such notice, then, from and after the date of the receipt by the Administrative Agent of such notice (and, if applicable, until the date of receipt of a subsequent such notice), for purposes of Sections 2.01(b), 2.04(a) and 4.02(b) the Overadvance Maximum Amount may not exceed the amount set forth in such notice.

“Participation Fees” has the meaning specified in Section 2.10(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate, to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute or to which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Perfection Certificate” means a certificate in the form attached to the ABL Guarantee and Collateral Agreement or any other form approved by the Collateral Agent.

“Permitted Acquisition” means an Investment that is consummated in compliance with the requirements of Section 7.03(h).

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Holders” shall mean each of D. E. Shaw Laminar Portfolios, L.L.C., Avenue Investments, LP, Avenue International Master, L.P., Avenue Special Situations Fund V, L.P., Avenue Special Situations Fund IV, L.P., Avenue-CDP Global Opportunities Fund, L.P., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. and each of their respective Affiliates and Permitted Related Funds.

“Permitted Related Fund” shall mean, with respect to any Permitted Holder that is an investment fund, any other investment fund that invests in commercial loans and that is managed by the same investment advisor as such Permitted Holder or by an Affiliate of such investment advisor.

“Petition Date” has the meaning specified in the recitals hereto.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plan of Reorganization” shall mean the Joint Plan of Reorganization of the Loan Parties, dated April 28, 2009, in the form filed with the Bankruptcy Court and any amendments, supplements or modifications thereto.

“Pro Forma Basis” means, with respect to any determination for any period and any Pro Forma Transaction, that such determination shall be made by giving pro forma effect to each such Pro Forma Transaction, as if each such Pro Forma Transaction had been consummated on the first day of such period, based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Compliance Certificate, Financial Statement or other document provided to the Administrative Agent or any Lender in connection herewith in accordance with Regulation S-X of the Securities Act of 1933.

“Pro Forma Transaction” means any transaction consummated as part of the Acquisition, any Permitted Acquisition, together with each other transaction relating thereto and consummated in connection therewith, including any incurrence or repayment of Indebtedness.

“Purchase Date” has the meaning specified in Section 2.02A(d)(ii).

“Purchase Notice” has the meaning specified in Section 2.02A(d)(i).

“Purchase Option” has the meaning specified in Section 2.02A(d)(i).

“Purchased Obligations” has the meaning specified in Section 2.02A(d)(i).

“Purchasing Participants” has the meaning specified in Section 2.02A(d)(i).

“Qualified Foreign Credit Facility” means a term loan, revolving credit or overdraft facility provided by a Lender, an Arranger, an Affiliate of any of the foregoing or any other financial institution to any Foreign Subsidiary, which facility (a) is permitted under Section 7.02 and (b) is designated as a “Qualified Foreign Credit Facility” in a written notice by the Borrower to the Administrative Agent, provided that the aggregate principal amount of all such Qualified Foreign Credit Facilities in effect at any time shall not exceed $25,000,000.

“Ratification Agreement” means the Ratification and Amendment Agreement dated as of February 5, 2009, by and among Wachovia, as administrative agent and as collateral agent, Wachovia as supplemental loan lender, the Borrower and the Subsidiary Loan Parties.

“RBS” has the meaning specified in the introductory paragraph hereto.

“Register” has the meaning specified in Section 10.06(b).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Borrower, within the meaning of the Securities Laws.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, attorney, accountant and each insurance, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article IV) and other consultants and agents of any of the foregoing, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 9.04 or any comparable provision of any Loan Document.

“Relationship Bank” has the meaning specified in Section 2.16(a).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, at any time, (i) if there is one (1) Lender, such Lender; (ii) if there are two (2) Lenders, both Lenders (or, if one Lender is a Defaulting Lender, the other Lender shall constitute the Required Lenders); (iii) if there are three (3) Lenders, all three (3) Lenders (or, if one or more Lenders are Defaulting Lenders, all non-Defaulting Lenders shall constitute the Required Lenders); and (iv) if there are four (4) or more Lenders, two or more Lenders having in the aggregate more than sixty-six and two thirds percent (66 2/3%) of total Commitments (unless GE Capital and its Affiliates hold in the aggregate thirty percent (30%) or less of total Commitments, in which case two or more Lenders having in the aggregate more than fifty percent (50%) of total Commitments constitute the Required Lenders); provided, that so long as any Lender is a Defaulting Lender, the Commitment of such Defaulting Lender will not be taken into account in determining the calculation of which Lenders constitute Required Lenders; provided, further, if the Commitments have terminated or expired, the Required Lenders shall be determined based on the Revolving Exposure of such Lender. In addition, Supplemental Loan Lender shall not be considered a Lender for purposes of this definition.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, ordinances, orders, judgments, writs, injunctions, decrees (including, without limitation, the interpretation or administration thereof by, and other determinations, directives or requirements) of any Governmental Authority (including, without limitation, administrative or judicial precedents or authorities), in each case whether or not having the force of law and that are applicable to and binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, in the case of the Borrower or any other Loan Party, the chairman or vice chairman, chief executive officer, president, chief financial officer, general counsel, secretary, treasurer or assistant treasurer (or such other officer as may be reasonably acceptable to the Administrative Agent) of the Borrower or such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof).

“Restructuring Charges” means all cash and non-cash charges related to the integration of an acquisition or non-recurring charges related to a non-recurring restructuring of operations of the Borrower and its Subsidiaries appearing on the Consolidated statement of operations of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Revolving Borrowing” means Revolving Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its L/C Exposure, Swingline Exposure and Special Agent Loan Exposure at such time.

“Revolving Facility” means, at any time, (a) prior to the Closing Date, the aggregate amount of the Commitments in effect at such time and (b) thereafter, the sum of (i) the aggregate Revolving Exposure at such time and (ii) the aggregate amount of the unused Commitments in effect at such time.

“Revolving Lenders” means the Persons listed on Schedule 2.01 as having a Commitment under Section 2.01 and any other Person that shall have become a party hereto pursuant to an Accession Agreement or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Revolving Loan” means a Loan made pursuant to Section 2.01 or Section 2.07(d).

“Rollover Agreement” shall mean that certain letter agreement, dated the date hereof, among GE Capital, each of the Supplemental Loan Participants, the Borrower and Wachovia.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Person (the “obligor”), any Contractual Obligation or other arrangement with any other Person (the “counterparty”) consisting of a lease by such obligor of any property that, directly or indirectly, has been or is to be Sold by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such property or any obligations of such obligor under such lease.

“Sarbanes–Oxley” means the Sarbanes–Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedging Agreement” means any Hedging Agreement that is entered into by any Loan Party and a Secured Hedging Counterparty; provided, that in the case of a Hedging Agreement not entered into with or provided or arranged by the Administrative Agent or an Affiliate of the Administrative Agent, the Secured Hedging Counterparty shall give notice to the Administrative Agent after the execution of such Hedging Agreement.

“Secured Hedging Counterparty” means (a) a Person who has entered into a Hedging Agreement with a Loan Party if such Hedging Agreement was provided or arranged by the Administrative Agent or an Affiliate of the Administrative Agent, and any assignee of such Person or (b) a Lender or an Affiliate of Lender who has entered into a Hedging Agreement with a Loan Party (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of the Hedging Agreement).

“Secured Parties” has the meaning specified in the ABL Guarantee and Collateral Agreement.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and, in each case, the rules and regulations of the SEC promulgated thereunder, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date under this Agreement.

“Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a Sale and Leaseback Transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable. Conjugated forms thereof and the noun “Sale” have correlative meanings.

“Settlement Date” has the meaning specified in Section 2.13(h).

“Significant Shareholder” shall mean any Person owning 10% or more of the Equity Interests of the Borrower.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or other liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s assets would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability.

“Special Agent Loan” means a Loan made pursuant to Section 2.05.

“Special Agent Loan Exposure” means, at any time, the aggregate principal amount of all Special Agent Loans outstanding at such time. The Special Agent Loan Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Special Agent Loan Exposure at such time.

“Special Agent Loan Maximum Amount” means, at any time, an amount determined by the Administrative Agent in its discretion to be the Special Agent Loan Maximum Amount at such time, provided that the sum of the Special Agent Loan Maximum Amount plus the Overadvance Maximum Amount shall not exceed, at any time, an amount equal to the lesser of (a) 10% of the aggregate Commitments in effect at such time, (b) the Availability Block and (c) $10,000,000; provided further that, in the event that the Lenders representing at least the Required Lenders at the time of the delivery thereof shall have delivered to the Administrative Agent a written notice to the effect that the Special Agent Loan Maximum Amount may not exceed the amount specified in such notice, then, from and after the date of the receipt by the Administrative Agent of such notice (and, if applicable, until the date of receipt of a subsequent such notice), for purposes of Sections 2.05(a) and 4.02(b) the Special Agent Loan Maximum Amount may not exceed the amount set forth in such notice.

“Specified Disposition” means any Disposition referred to in Section 7.05(g) or Section 7.05(h).

“Specified Reserves” means, as of any date of determination, Other Reserves on account of items that, in the reasonable judgment of the Co-Collateral Agents, would result in a future cash expenditure by or on behalf of the Borrower or any Subsidiary; provided, that the Co-Collateral Agents may at any time and from time to time, in their reasonable discretion, (a) reduce the amount of Specified Reserves below the amount that would otherwise constitute Specified Reserves determined in accordance with this definition and (b) reinstate (in whole or in part) any reduction made pursuant to clause (a), it being understood that any reduction or reinstatement made pursuant to this paragraph shall not, in itself, affect the amount of Other Reserves (which shall be determined in accordance with the definition of such term).

“Spring/Summer Selling Period” means the period from January 1 to June 30 in any given year.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subsequent Borrowings” has the meaning specified in Section 2.07(d).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person (including, for the avoidance of doubt, a company, corporation or partnership which is a “dependent enterprise” (abhängiges Unternehmen) of such Person within the meaning of Section 17 of the German Stock Corporation Act (Aktiengesetz), or which is a “subsidiary” (Tochterunternehmen) within the meaning of Section 290 of the German Commercial Code (Handelsgesetzbuch) of such Person, or where such Person has the power to direct the management and the policies of such entity whether through the ownership of share capital, contract or otherwise). Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Loan Parties” means any Subsidiary of the Borrower that is not a Foreign Subsidiary or a Dormant Subsidiary and, for purposes of Article VII, that is a party to the ABL Guarantee and Collateral Agreement.

“Supermajority Required Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments representing more than 66 2/3% of the sum of (a) the aggregate Revolving Exposure outstanding at such time and (b) the aggregate unused Commitments in effect at such time.

“Supplemental Loan” has the meaning specified in Section 2.02A(a).

“Supplemental Loan Amount” means $45,000,000.

“Supplemental Loan Lender” means GE Capital, in its capacity as the fronting lender of the Supplemental Loan.

“Supplemental Loan Junior Participation Agreement” means that certain agreement or agreements among Supplemental Loan Participants and Supplemental Loan Lender, which shall be in form and substance reasonably satisfactory to Supplemental Loan Lender and each Supplemental Loan Participant, pursuant to which the Supplemental Loan Participants have purchased, or will purchase, a 100% junior participation in the Supplemental Loan.

“Supplemental Loan Participant” means each of D. E. Shaw Laminar Portfolios, L.L.C. and its affiliates, Avenue Investments, LP and its affiliates, Harbinger Capital Partners Master Fund I, Ltd. and its affiliates and Harbinger Capital Partners Special Situations Fund, L.P. and its affiliates.

“Supplemental Loan Rate” means the interest rate applicable to the Supplemental Loan pursuant to Section 2.09(a).

“Swap Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement (including any margin) relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include the Administrative Agent, a Lender or any of their respective Affiliates). It is understood and acknowledged that Obligations in respect of Secured Hedging Agreements owing to or by different, unaffiliated counterparties shall not reduce the Swap Termination Value.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means GE Capital, in its capacity as lender of Swingline Loans hereunder.

“Swingline Limit” means $30,000,000.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Request” has the meaning specified in Section 2.04(b).

“Syndication Agent” means RBS, in its capacity as the syndication agent for the Facilities.

“Synthetic Debt” means, with respect to any Person, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of Indebtedness or as a liability on the Consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Credit Agreement” means the Credit Agreement dated as of March 30, 2007, among the Borrower, Bank of New York Mellon (as successor to Goldman Sachs Credit Partners L.P.), as the administrative agent, collateral agent and syndication agent, Bank of America, N.A., as an L/C issuer, and the lenders party thereto, as amended by Amendment No. 1 and Amendment No. 2 thereto each dated the date hereof (and as further amended, restated, supplemented or otherwise modified as permitted by the terms hereof).

“Threshold Amount” means $15,000,000.

“Total Assets” means, as of any day, the total Consolidated assets of the Borrower and its Subsidiaries, as shown on the most recent balance sheet delivered pursuant to Section 6.01.

“Transactions” means, collectively, the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of the Loans and the use of the proceeds thereof, the obtaining of the Letters of Credit and the creation and perfection of Liens granted under the Collateral Documents.

“Type” means, with respect to any Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unused Commitment” has the meaning specified in Section 2.10(a).

“Unused Commitment Fee” has the meaning specified in Section 2.10(a).

“Value” means, with respect to Inventory, the lower of (a) the cost thereof, computed on a first-in first-out basis in accordance with GAAP, and (b) the market value thereof, in each case as reasonably determined by the Administrative Agent; provided that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include (A) the portion of the value of Inventory equal to the profit earned by any Affiliate of the Borrower on the sale thereof to the Borrower or any Subsidiary or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner as, and consistent with, the most recent appraisal of the Inventory received by the Administrative Agent prior to the date hereof.

“Wachovia” means Wachovia Bank, National Association.

“Wholly-Owned Subsidiary” means any Person in which, other than director’s qualifying shares or similar shares owned by other Persons due to native ownership requirements, 100% of the capital stock or other equity interests of each class is owned beneficially and of record by the Borrower or by one or more other wholly-owned Subsidiaries of the Borrower.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv)

all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(c) Article and Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied on a consistent basis in a manner consistent with that used in preparing the audited Consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended September 30, 2008, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Pro Forma. All components of financial calculations made to determine compliance with Article VII shall be adjusted on a Pro Forma Basis to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Pro Forma Transaction consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrower based on assumptions expressed therein and that were reasonable based on the information available to the Borrower at the time of preparation of the Compliance Certificate setting forth such calculations.

Section 1.04. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.05. Currency Equivalents Generally. Unless otherwise set forth herein, any amount specified in this Agreement in Dollars shall include the Equivalent in Dollars of such amount in any foreign currency and if any amount described in this Agreement is comprised of amounts in Dollars and amounts in one or more foreign currencies, the Equivalent in Dollars of such foreign currency amounts shall be used to determine the total.

Section 1.06. Designation as Senior Debt. The Loans and other Obligations hereunder are hereby designated as “Senior Debt” and as “Designated Senior Debt” under, and for purposes of, the New Indenture, and are further given all such other designations (including designations as “senior debt” and “designated senior debt”) as shall be required under the terms of any other subordinated Indebtedness of the Borrower or any of the Subsidiary Loan Parties in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior Indebtedness under the terms of such subordinated Indebtedness.

Section 1.07. Payments. The Administrative Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Loan Party or any L/C Issuer. Any such determination or redetermination by the Administrative Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or Loan Party and no other currency conversion shall change or release any obligation of any Loan Party or of any Secured Party (other than the Administrative Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. The Administrative Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in:

(a) the Revolving Exposure of such Lender exceeding (i) such Lender’s Commitment at such time or (ii) such Lender’s Applicable Percentage of the Borrowing Base at such time; or

(b) the aggregate amount of the Revolving Exposures exceeding an amount equal to (i) the lesser of (A) the aggregate Commitments at such time, (B) the Borrowing Base at such time and (C) the Facilities Reduction Amount at such time, minus (ii) the Availability Block, minus (iii) the Specified Reserves at such time, plus (iv) the Overadvance Maximum Amount at such time, plus (v) the Special Agent Loan Exposure at such time.

The Revolving Loans shall be made by the Revolving Lenders ratably in accordance with their respective Commitments and shall be denominated in Dollars. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Subject to Section 2.13(c), each Revolving Borrowing, each conversion of Revolving Loans from one Type to the other and each continuation of Eurodollar Rate Loans shall be made upon an irrevocable notice by the Borrower to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 1:00 p.m. three Business Days prior to the requested date of any Revolving Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (ii) 1:00 p.m. on the requested date of any Revolving Borrowing of or conversion to Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and each borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; provided, however, that in the event any outstanding Revolving Borrowing is not a whole multiple of the multiple thresholds set forth above, then the foregoing multiple thresholds shall not be applicable to such Revolving Borrowing to the extent compliance therewith cannot be accomplished as a result thereof. Each telephonic request and each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Revolving Borrowing, a conversion of Revolving Loans from one Type to the other or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Revolving Borrowing, conversion or continuation, as the case may be, which date shall be a Business Day, (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted and (v) in the case of a Eurodollar Rate Loan, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Loan in a Committed Loan Notice, or if the Borrower fails to give a timely notice requesting a conversion or continuation thereof, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loan. If the Borrower requests a Revolving Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. The provisions of this Section shall not apply to Swingline Loans, which shall be governed by Section 2.04, or Special Agent Loans, which shall be governed by Section 2.05.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of its Applicable Percentage of the Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans. Each Lender shall make the amount of each Revolving Loan to be made by it hereunder available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Committed Loan Notice or, in the case of any Revolving Loans requested pursuant to Section 2.13(c), in the notice by the Administrative Agent to the Revolving Lenders referred to in such Section. Subject to the satisfaction of the applicable conditions set forth in Article IV, the Administrative Agent shall (i) make all funds so received available to the Borrower, in like funds as received by the Administrative Agent, by wire transfer of such funds in accordance with instructions provided to the Administrative Agent by the Borrower, which instructions shall be reasonably acceptable to the Administrative Agent, or (ii) in the case of any Revolving Loans requested pursuant to Section 2.13(c), apply such funds for the purposes set forth in such Section.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Revolving Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

(e) After giving effect to all Borrowings, all conversions of Revolving Loans from one Type to the other and all continuations of Revolving Loans as Revolving Loans of the same Type, there shall be no more than 10 Interest Periods in effect at any time in respect of the Facilities.

Section 2.02A. Supplemental Loan.

(a) Borrowing of Supplemental Loan. Subject to the terms and conditions contained herein, Supplemental Loan Lender shall make on the Closing Date (or shall be deemed to have made pursuant to Section 4.01(p)) a supplemental loan (the “Supplemental Loan”) to Borrower in the principal amount equal to the Supplemental Loan Amount. The Supplemental Loan shall be funded (or deemed to be funded) in full on the Closing Date. The Supplemental Loan shall constitute part of the Obligations and shall be secured by all of the ABL Collateral. Except for the making (or deemed making) of the Supplemental Loan as set forth in this Section 2.02A and subject to conditions contained in Article IV, Borrower shall have no right to request and Supplemental Loan Lender shall have no obligation to make any loans or advances to Borrower and any repayments of the Supplemental Loan (which repayments shall be made in accordance with the terms herein, including without limitation Section 2.07(d), and the Supplemental Loan Junior Participation Agreement) shall not be subject to any readvance to or reborrowing by Borrower.

(b) Subordination. Notwithstanding anything to the contrary contained herein, the Obligations in respect of the Supplemental Loan (including payment of such Obligations) are subject to the provisions contained in Section 8.03 herein and Section 4 of the Supplemental Loan Junior Participation Agreement.

(c) Voting Matters. With respect to amendments, modifications and waivers to any of the Loan Documents, Supplemental Loan Lender shall not be considered a Lender for voting purposes, including, without limitation, for purposes of the definition of “Required Lenders”, except as specifically set forth in Section 10.01.

(d) Purchase Option by Supplemental Loan Participants. (i) Notwithstanding anything to the contrary herein, Agents and Lenders hereby agree that, at any time, one or more of the Supplemental Loan Participants (the “Purchasing Participants”) shall have the option (the “Purchase Option”), upon the delivery of written notice to Administrative Agent to purchase from Agents and Lenders all of Agents’ and Lenders’ right, title and interest in, to and under (a) the Obligations owing to Agents and Lenders on the Purchase Date (as defined below) and (b) the Loan Documents (collectively, the “Purchased Obligations”) in accordance with the terms and conditions hereof. The written notice required to be delivered under this Section 2.02A(d)(i) to Administrative Agent (the “Purchase Notice”) shall be irrevocable, unless otherwise agreed to in writing by Administrative Agent.

(ii) On the date specified by Purchasing Participants (the “Purchase Date”) in the Purchase Notice (which shall not be less than five (5) Business Days, nor more than twenty (20) Business Days after the receipt by Administrative Agent of the Purchase Notice), Agents and Lenders shall, subject to any required approval of any court or other governmental authority, if any, sell to Purchasing Participants, and Purchasing Participants shall purchase from Agents and Lenders, all of the Purchased Obligations; provided, that, Agents and Lenders shall retain all rights to be indemnified or held harmless by Loan Parties in accordance with the terms of the Loan Documents, but shall not retain any rights to the security therefor under the Loan Documents; provided, further, that in no event shall the foregoing be construed to limit or restrict the Obligations owing by Loan Parties to Purchasing Participants after the exercise of the Purchase Option from being secured by the ABL Collateral, which shall include the Purchased Obligations and the Supplemental Loan.

(iii) On the Purchase Date, Agents and Lenders shall sell and assign to the Purchasing Participants, and Purchasing Participants shall purchase from Agents and Lenders, all of Agents’ and Lenders’ right, title and interest in, to and under the Purchased Obligations and the ABL Collateral therefor in exchange for the payment of the Purchase Price by Purchasing Participants to Agents and Lenders; provided, that, on the Purchase Date, Purchasing Participants shall also:

(A) furnish cash collateral to Collateral Agent (or instead of such cash collateral, deliver to Collateral Agent a letter of credit, in form and substance reasonably satisfactory to Collateral Agent, by an Acceptable Bank and payable to Collateral Agent as beneficiary) in a manner and in such amounts as Collateral Agent determines is reasonably necessary to secure Agents and Lenders in connection with (x) any issued and outstanding letters of credit provided by any Lender (or letters of credit that an Agent has arranged to be provided by third parties pursuant to the financing arrangements of Agents and Lenders with the Loan Parties) to the Loan Parties, but in any event in an amount not exceeding 105% of the undrawn face amount of letters of credit, (y) any Secured Hedging Agreement and (z) any Cash Management Obligation;

(B) agree to reimburse Agents and Lenders for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above and owing to any Agent or any Lender and any checks or other payments provisionally credited to the Obligations, or as to which any Agent or any Lender have not yet received final payment,

(C) agree to reimburse Agents and Lenders in respect of indemnification obligations of the Loan Parties under the Loan Documents as to matters or circumstances actually known to Agents and disclosed to Purchasing Participants at the time of the purchase and sale which could reasonably be expected to result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to Agents and Lenders (with rights of subrogation against the Loan Parties and in respect of which Agents and Lenders shall assign their rights against the Loan Parties to the Purchasing Participants); and

(D) agree to indemnify and hold harmless Agents and Lenders from and against any loss, liability, claim, damage or expense (including reasonable fees and expenses of legal counsel) arising out of any claim asserted by a third party in respect of the Purchased Obligations or ABL Collateral as a direct result of any acts by Purchasing Participants occurring after the date of such purchase.

(iv) The Purchase Price and such cash collateral shall be remitted by wire transfer in immediately available funds (A) in case of the Purchase Price, to such bank account of Administrative Agent as Administrative Agent may designate (for distribution to Agents and Lenders) and (B) in case of the cash collateral, to such bank account of Collateral Agent as Collateral Agent may designate in writing to Purchasing Participants for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by Purchasing Participants to the bank account so designated are received in such bank account prior to 12:00 noon, New York City time on such Business Day and interest shall be calculated to and including such Business Day if the amounts so paid by Purchasing Participants to the bank account so designated are received in such bank account later than 12:00 noon, New York City time on such Business Day.

(v) Any purchase pursuant to the Purchase Option shall be expressly made without representation or warranty of any kind by any Agent or any Lender as to the Obligations, the ABL Collateral or otherwise and without recourse to any Agent or any Lender; except, that, each Agent and each Lender, as to itself only, shall represent and warrant that: (i) the amount of the Purchased Obligations as reflected in the books and records of Administrative Agent (but without representation or warranty as to the collectibility, validity or enforceability thereof), (ii) each Agent and each Lender owns the Purchased Obligations free and clear of any liens or encumbrances and (iii) each Agent and each Lender has the right to assign all of its right, title and interest in and to the Purchased Obligations and the assignment is duly authorized.

(vi) Any purchase made pursuant to the Purchase Option shall be subject to the terms of Section 2.07(c).

Section 2.03. Letters of Credit.

(a) Generally. Subject to the terms and conditions set forth herein, the Borrower may request any L/C Issuer to issue Letters of Credit in Dollars for its own account or, so long as the Borrower is a joint and several co-applicant with respect thereto, for the account of any of the Subsidiaries (provided the identity of such Subsidiary is reasonably acceptable to the Administrative Agent), in a form reasonably acceptable to the Administrative Agent and the applicable L/C Issuer, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of L/C Disbursements, the payment of interest thereon and the payment of Participation Fees to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor of the obligations of any Subsidiary that shall be an account party in respect of any such Letter of Credit).

(b) Notice of Issuance, Amendment, Renewal and Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or send by facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable L/C Issuer) to the applicable L/C Issuer and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of such Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension, as applicable (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.03(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the account party for such Letter of Credit and such other information as shall be necessary to enable the applicable L/C Issuer to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable L/C Issuer, the Borrower also shall submit a letter of credit application on the applicable L/C Issuer’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate L/C Exposure will not exceed the Letter of Credit Limit and (ii) the aggregate amount of the Revolving Exposures (other than any portion thereof attributable to Overadvance Loans or Special Agent Loans) will not exceed (A) the lesser of (1) the aggregate Commitments at such time, (2) the Borrowing Base at such time and (3) the Facilities Reduction Amount at such time, minus (B) the Availability Block at such time, minus (C) the Specified Reserves at such time. Each L/C Issuer agrees that it will not issue, renew, extend or increase the amount of any Letter of Credit without first obtaining written confirmation from the Administrative Agent that such action is then permitted under this Agreement.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the applicable L/C Issuer pursuant to which the expiration date shall be automatically extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such L/C Issuer to prevent any such renewal from occurring by giving notice to the beneficiary by a specified time in advance of any such renewal.

(d) Participations. By the issuance of a Letter of Credit, or an amendment to a Letter of Credit increasing the amount thereof, and without any further action on the part of the applicable L/C Issuer or the Revolving Lenders, such L/C Issuer hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such L/C Issuer, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees that if an L/C Issuer makes a L/C Disbursement that is not reimbursed by the Borrower on the date due as provided in Section 2.03(e), or is required to refund any reimbursement payment in respect of a L/C Disbursement to the Borrower for any reason, such Revolving Lender shall pay to the Administrative Agent, for the account of the applicable L/C Issuer, such Revolving Lender’s Applicable Percentage of the amount of such L/C Disbursement. Each Revolving Lender acknowledges and agrees that its obligation to acquire and fund participations in respect of Letters of Credit pursuant to this Section 2.03(d) is unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying to such L/C Issuer an amount equal to such L/C Disbursement on the same Business Day that the Borrower receives notice of such L/C Disbursement, if such notice is received prior to 1:00 p.m. If the Borrower fails to make the payment referred to in the preceding sentence with respect to a Letter of Credit, the applicable L/C Issuer shall notify the Administrative Agent in accordance with Section 2.03(k), and the Administrative Agent shall in turn notify each Revolving Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.02 with respect to Revolving Loans made by such Revolving Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable L/C Issuer the amounts so received by it from the Revolving Lenders. Such L/C Issuer shall promptly notify the Administrative Agent of any amount subsequently received by it from the Borrower or another Loan Party in respect of such L/C Disbursement, and shall remit to the Administrative Agent any such amount promptly upon receipt thereof. Promptly following receipt by the Administrative Agent of any such remittance or of any payment by or on behalf of the Borrower in respect of such L/C Disbursement, the Administrative Agent shall remit such payment to such L/C Issuer or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such L/C Issuer, then to the Revolving Lenders and such L/C Issuer as their interests may appear. Any payment made by a Revolving Lender pursuant to this Section 2.03(e) to reimburse an L/C Issuer for any L/C Disbursement shall not constitute a loan and shall not relieve the Borrower (or any other account party in respect of the relevant Letter of Credit) of its obligation to reimburse such L/C Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in Section 2.03(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders or the L/C Issuers, or any of their Related Persons shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an L/C Issuer; provided that the foregoing shall not be construed to excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an L/C Issuer, such L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable L/C Issuer may either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each L/C Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it. Such L/C Issuer shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery or facsimile) of such demand for payment and whether such L/C Issuer has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such L/C Issuer and the Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an L/C Issuer shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at a rate per annum (computed in accordance with Section 2.09(a)) equal to the rate then applicable to Base Rate Loans; provided that, if the Borrower fails to reimburse such L/C Disbursement when due pursuant to Section 2.03(e), then Section 2.09(b) shall apply. Interest accrued pursuant to this Section 2.03(h) shall be for the account of the applicable L/C Issuer, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.03(e) to reimburse such L/C Issuer shall be for the account of such Revolving Lender to the extent of such payment.

(i) Termination of an L/C Issuer. Any L/C Issuer may cease to be an L/C Issuer at any time by written agreement among the Borrower, the Administrative Agent and such L/C Issuer, or as provided in Section 9.09(c). The Administrative Agent shall promptly notify the Revolving Lenders of any such termination of an L/C Issuer. At the time any such termination shall become effective and from time to time thereafter as long as any Letters of Credit issued by such L/C Issuer shall remain outstanding, the Borrower shall pay all unpaid fees accrued for the account of the terminated L/C Issuer pursuant to Section 2.10(b). After the termination of an L/C Issuer hereunder, such L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not be required to issue additional Letters of Credit.

(j) Additional L/C Issuers. The Borrower may, at any time and from time to time, with the consent of the Co-Collateral Agents (which consent shall not be unreasonably withheld or delayed) and the designated Person, designate one or more additional Lenders to act as an L/C Issuer under the terms of this Agreement, and any Lender so designated shall become an L/C Issuer hereunder.

(k) L/C Issuer Reports. Unless otherwise agreed to by the Administrative Agent, each L/C Issuer shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such L/C Issuer issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), (ii) on each Business Day on which such L/C Issuer makes any L/C Disbursement, the date and amount of such L/C Disbursement, (iii) on any Business Day on which the Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such L/C Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer and outstanding on such Business Day.

(l) Cash Collateralization. If any Event of Default shall occur and be continuing or if the Borrower is required to provide cash collateral pursuant to Section 2.06(b), on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.03(l), the Borrower shall deposit in an account designated by the Collateral Agent, in the name of the Collateral Agent and for the ratable benefit of the Lenders, an amount in cash equal to 105% of the L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, (i) upon the occurrence of any Event of Default described in Section 8.01(f) and (ii) as required by Section 2.06(b). If any Lender becomes a Defaulting Lender, on the Business Day that the Borrower receives notice from an L/C Issuer demanding the deposit of cash collateral pursuant to this Section 2.03(l), the Borrower shall (i) deposit in an account designated by the Collateral Agent, in the name of the Collateral Agent and for the ratable benefit of the Lenders, an amount in cash equal to 105% of such Defaulting Lender’s L/C Exposure as of such date plus any accrued and unpaid interest thereon, (ii) provide a letter of credit, in form and substance reasonably satisfactory to L/C Issuers, issued by an Acceptable Bank to the Collateral Agent as beneficiary in an undrawn face amount equal to 105% of such Defaulting Lender’s L/C Exposure as of such date plus any accrued and unpaid interest thereon or (iii) elect to have an Other Reserve established by the Co-Collateral Agents in respect of such amount. Such deposits shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent and at the Borrower’s risk and expense (provided that such cash collateral shall be invested solely in investments that provide for preservation of capital), such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse the L/C Issuers for L/C Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to deposit cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower (i) within three Business Days after all Events of Default have been cured or waived and (ii) promptly upon the payment in full of all the Obligations and the reduction of the aggregate L/C Exposure to zero. If the Borrower is required to provide cash collateral hereunder pursuant to Section 2.06(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.06(b).

Section 2.04. Swingline Loans.

(a) Generally. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate Swingline Exposure exceeding the Swingline Limit or (ii) the aggregate amount of the Revolving Exposures exceeding an amount equal to (A) the lesser of (1) the aggregate Commitments at such time, (2) the Borrowing Base at such time and (3) the Facilities Reduction Amount at such time, minus (B) the Availability Block, minus (C) the Specified Reserves at such time, plus (D) the Overadvance Maximum Amount at such time, plus (E) the Special Agent Loan Exposure at such time; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan;

provided, further, that the Swingline Lender may not make any Swingline Loan in the period commencing on the first Business Day after it receives notice from the Administrative Agent or the Required Lenders that one or more of the conditions precedent contained in Section 4.02 are not satisfied and ending when such conditions are satisfied or duly waived. If any Lender is a Defaulting Lender, the principal amount of any Swingline Loan requested by the Borrower shall be deemed to be reduced by such Defaulting Lender’s Applicable Percentage of the requested Swingline Loan. In connection with the making of any Swingline Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 4.02 have been satisfied or waived. Each Swingline Loan shall be a Base Rate Loan and must be repaid in full on the earliest of (i) the funding date of any Borrowing of Revolving Loans and (ii) the Maturity Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swingline Loans repaid may be reborrowed under this clause (a).

(b) Borrowing Procedures. In order to request a Swingline Loan, the Borrower shall give to the Administrative Agent a notice to be received not later than 1:00 p.m. on the day of the proposed borrowing, which may be made in a writing substantially in the form of Exhibit E-2 duly completed (a “Swingline Request”) or by telephone if confirmed promptly but, in any event, prior to such borrowing, with such a Swingline Request. In addition, if any Committed Loan Notice requests a Revolving Borrowing of Base Rate Loans, the Swingline Lender may, notwithstanding anything else to the contrary in Section 2.02, make a Swingline Loan available to the Borrower in an aggregate amount not to exceed such proposed Revolving Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swingline Loan. The Administrative Agent shall promptly notify the Swingline Lender of the details of the requested Swingline Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swingline Loan available to the Borrower by making the proceeds thereof available to the Administrative Agent and, in turn, the Administrative Agent shall make such proceeds available to the Borrower on the date set forth in the relevant Swingline Request.

(c) Refinancing Swingline Loans. The Swingline Lender may at any time forward a demand to the Administrative Agent (which the Administrative Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Applicable Percentage of all or a portion of the outstanding Swingline Loans. Subject to Section 2.13(h), each Revolving Lender shall pay such Applicable Percentage to the Administrative Agent for the account of the Swingline Lender. Upon receipt by the Administrative Agent of such payment (other than during the continuation of any Event of Default under Section 8.01(f)), such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt of such payment by the Swingline Lender from the Administrative Agent, the Borrower shall be deemed to have used in whole to refinance such Swingline Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 8.01(f), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swingline Loan in an amount equal to such Lender’s Applicable Percentage of such Swingline Loan. If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Revolving Lender pursuant to this clause (c) with respect to any portion of any Swingline Loan, the Swingline Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Revolving Lender) and interest (to the extent accrued with respect to periods after such payment) received by the Swingline Lender with respect to such portion.

(d) Obligation to Fund Absolute. Each Revolving Lender’s obligations pursuant to clause (c) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, any other Secured Party or any other Person, (B) the failure of any condition precedent set forth in Section 4.02 to be satisfied or the failure of the Borrower to deliver any notice set forth in Section 2.02(a) (each of which requirements the Revolving Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Loan Party.

Section 2.05. Special Agent Loans.

(a) Subject to the terms and conditions set forth herein (including Section 2.08), the Administrative Agent may, with (A) the approval of the Required Lenders or (B) if the Administrative Agent holds more than 50% of the Commitments, the approval of at least one other Lender, from time to time during the Availability Period after the occurrence and during the continuance of a Default (and notwithstanding that any conditions precedent set forth in Section 4.02 are not satisfied at the time), make Special Agent Loans to the Borrower where the Administrative Agent determines that such Special Agent Loans are necessary or desirable (i) to preserve or protect any ABL Collateral, (ii) to enhance the likelihood of, or to maximize the amount of, repayment by the Loan Parties of the Loans and other Obligations or (iii) to pay any costs, fees and expenses, or any amounts due to any L/C Issuer with respect to Letters of Credit issued by it, in each case, that are payable under this Agreement and the other Loan Documents; provided, however, that the aggregate principal amount of the Special Agent Loans at any time outstanding will not result in the aggregate amount of the Revolving Exposures exceeding an amount equal to (A) the lesser of (1) the aggregate Commitments at such time, (2) the Borrowing Base at such time and (3) the Facilities Reduction Amount at such time, minus (B) the Availability Block, minus (C) the Specified Reserves at such time, plus (D) the Special Agent Loan Maximum Amount at such time, plus (E) the Overadvance Loan Exposure at such time. The Borrower and each Revolving Lender hereby authorizes the Administrative Agent to make the Special Agent Loans at such time or times as the Administrative Agent determines pursuant to the immediately preceding sentence, and to disburse the proceeds thereof in such manner as shall reasonably be determined by the Administrative Agent (including by making such proceeds available to a third party on behalf of the Borrower). Unless the Borrower shall have provided to the Administrative Agent a written notice to the contrary, the Borrower shall be deemed to have represented and warranted on each date of making of a Special Agent Loan that the representations and warranties of the Borrower and each other Loan Party contained in Article V or in any other Loan Document are true and correct in all material respects on and as of such date as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties by their terms relate to an earlier date (in which case the Borrower shall be deemed to have represented and warranted on such date that such representations and warranties are true and correct in all material respects on and as of such earlier date).

(b) Participations. The Administrative Agent may at any time forward a demand that each Revolving Lender pay to the Administrative Agent, for its account as the lender of the Special Agent Loans, such Revolving Lender’s Applicable Percentage of all or a portion of the outstanding Special Agent Loans. Each Revolving Lender shall pay such Applicable Percentage to the Administrative Agent for its account as the lender of the Special Agent Loans. Upon receipt by the Administrative Agent of such payment (other than during the continuation of any Event of Default under Section 8.01(f)), such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt of such payment by the Administrative Agent, the Borrower shall be deemed to have used in whole to refinance such Special Agent Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 8.01(f), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Special Agent Loan in an amount equal to such Lender’s Applicable Percentage of such Special Agent Loan. If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Administrative Agent of any payment from any Revolving Lender pursuant to this clause (c) with respect to any portion of any Special Agent Loan, the Administrative Agent shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Revolving Lender) and interest (to the extent accrued with respect to periods after such payment) received by the Administrative Agent with respect to such portion.

Section 2.06. Prepayments.

(a) Optional. Subject to the last sentence of this Section 2.06(a), the Borrower may, upon notice by the Borrower to the Administrative Agent (and, in the case of a prepayment of a Swingline Loan, the Swingline Lender), at any time or from time to time voluntarily prepay Loans (other than the Supplemental Loan) in whole or in part; provided that (i) such notice must be received by the Administrative Agent not later than 1:00 p.m. three Business Days prior to the proposed date of prepayment in the case of prepayment of Eurodollar Rate Loans, and one Business Day prior to the proposed date of prepayment in the case of prepayment of Base Rate Loans (or, in the case of any Special Agent Loan, such shorter notice as may be agreed to by the Administrative Agent), and (ii) any such prepayment in part shall be in a principal amount of $5,000,000 or a whole multiple of $100,000 in excess thereof (or, in the case of any Special Agent Loan, such smaller amounts as shall be agreed to by the Administrative Agent). Each such notice shall specify the date and amount of such prepayment and the Type of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice (other than a notice relating solely to Swingline Loans or Special Agent Loans), and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage thereof). Any such prepayment notice given by the Borrower shall be in writing and shall be irrevocable, and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that the Borrower may rescind any such notice of prepayment of all of the Loans in full if the notice of such prepayment stated that it was conditioned on the occurrence of a specified event and such event shall not have occurred. Notwithstanding the foregoing, the Supplemental Loan may not be prepaid unless all Loans other than the Supplemental Loan have been paid and satisfied in full and all Commitments have been terminated, unless such prepayment is made from the proceeds of the Incremental Facility. It is understood that forgiveness by the Supplemental Loan Lender of all or a portion of the Supplemental Loan or repayment of all or a portion of the Supplemental Loan by issuance of the common stock of the Borrower shall not be a prepayment hereunder (including for purposes of Section 2.07(c)).

(b) Mandatory.

(i) In the event and on each date that the aggregate amount of the Revolving Exposures exceeds an amount equal to (A) the lesser of (1) the aggregate Commitments at such time, (2) the Borrowing Base at such time and (3) the Facilities Reduction Amount at such time, minus (B) the Availability Block, minus (C) the Specified Reserves, plus (D) the Overadvance Maximum Amount at such time, plus (E) the Special Agent Loan Maximum Amount at such time, the Borrower shall: first, repay or prepay Revolving Borrowings or Swingline Loans (or a combination thereof) and second, after all Revolving Borrowings and Swingline Loans have been repaid in full, deposit cash collateral in an account with the Collateral Agent pursuant to Section 2.03(l), in an aggregate amount equal to such excess. Notwithstanding the foregoing, in the case of any repayment or prepayment required to be made pursuant to this paragraph due to (x) a reduction by the Administrative Agent of the Overadvance Maximum Amount or the Special Agent Loan Maximum Amount or (y) the Borrowing Base in effect at any time, as determined by the Administrative Agent, being less than the amount set forth as the “Borrowing Base” in the Borrowing Base Certificate most recently delivered by the Borrower prior to such time pursuant to Section 2.15(a), 4.01(a)(xi) or 6.17(a) (other than, in the case of clause (y), as a result of any Designated Subsidiary ceasing to be such pursuant to Section 2.15(b) or the consummation of any Disposition), the Borrower shall not be required to make any repayment or prepayment pursuant to this paragraph until the fifth Business Day after the date of notice of such reduction, or of such deficiency, to the Borrower by the Administrative Agent. Any repayment or prepayment made pursuant to this paragraph shall not, in itself, result in a reduction of any Commitment.

(ii) If the Borrower or any of its Subsidiaries Disposes of any ABL Collateral in a Disposition referred to in Section 7.05(g), 7.05(h) or 7.05(i), the Borrower shall repay the Loans in an amount equal to the lesser of (A) the unpaid principal amount of all outstanding Loans and all interest accrued and unpaid thereon and (B) the sum of (1) the Net Cash Proceeds received with respect to ABL Collateral as a result of any such Disposition and (2) the amount of any non-cash proceeds received with respect to ABL Collateral as a result of any such Disposition valued, in the case of Indebtedness, at par. Any repayment or prepayment under this paragraph shall be made at such time as shall be determined by the Borrower; provided, that, with respect to any Net Cash Proceeds required to be applied to any such repayment or prepayment, such repayment or prepayment shall be made prior to the time when such Net Cash Proceeds would otherwise become “Excess Proceeds” under and as defined in the New Indenture (or any other indenture governing any Indebtedness of the Borrower), or would otherwise become subject to the requirement that they be applied to make an offer to purchase the New Subordinated Notes (or any refinancing Indebtedness in respect thereof).

(iii) Notwithstanding any of the foregoing provisions of this Section 2.06(b) (but subject to the proviso set forth in paragraph (b)(ii) above), with respect to any prepayment of Eurodollar Rate Loans required to be made hereunder, the Borrower in its sole discretion may, in lieu of prepaying such Loans on the date due, deposit, no later than such date due, into a Cash Collateral Account an amount in cash equal to the amount of such required prepayment (including any accrued interest). The Administrative Agent is hereby authorized and directed (without any further action by or notice to or from the Borrower or any other Loan Party) to apply the amounts so deposited to the prepayment of such Loans and accrued interest thereon in accordance with this Section 2.06(b) on the last day of the applicable Interest Period (or, if earlier, the date on which an Event of Default shall have occurred and is continuing).

(c) Generally. Each prepayment of a Borrowing pursuant to this Section 2.06 shall be accompanied by all accrued interest thereon, together with, in the case of Eurodollar Rate Loans, any additional amounts required pursuant to Section 3.05 and shall be applied ratably to the Loans included in the prepaid Borrowing.

Section 2.07. Termination, Reduction and Increase of Commitments.

(a) Optional Termination or Reduction. The Borrower may, upon notice to the Administrative Agent, terminate or from time to time permanently reduce the Commitments; provided that (i) any such notice must be received by the Administrative Agent not later than 1:00 p.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce the Commitments if, after giving effect thereto and any concurrent reimbursement of L/C Disbursements and repayment of Borrowings, the aggregate amount of the Revolving Exposures would exceed (A) the aggregate Commitments at such time, minus (B) the Availability Block. Any termination or reduction notice pursuant to this clause (a) shall be in writing and shall be irrevocable; provided that the Borrower may rescind any such notice of termination of all of the Commitments if the notice of such termination stated that it was conditioned on the occurrence of a specified event and such event shall not have occurred.

(b) Automatic Termination. The Commitments shall automatically terminate on the Maturity Date. The obligation of any L/C Issuer to issue, amend, renew or extend any Letter of Credit shall terminate on the Maturity Date.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Commitments under Section 2.07(a) or 2.07(b). Upon any reduction of any of the Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees accrued on the amount of the Commitments so terminated or reduced to, but excluding, the date of any such termination or reduction shall be payable on the effective date of such termination or reduction. In addition to any other fees accrued thereon, upon any termination or reduction of the Commitments (or any prepayment of the outstanding amount of the Revolving Facility with the proceeds of a new credit facility whether or not the Commitments are terminated or reduced) on or prior to the second anniversary of the Closing Date, the Borrower shall pay the Applicable Premium on the effective date of such termination or reduction (or such prepayment).

(d) Increase of Commitments. The Borrower may at any time and from time to time, by written notice to the Administrative Agent (which shall promptly deliver a copy thereof to each Lender) executed by the Borrower and one or more financial institutions (the “Increasing Lenders”), which may include any Lender, cause new Commitments to be extended by the Increasing Lenders (or cause the Commitments of the Increasing Lenders that are already Lenders to be increased, as the case may be) in an amount for each Increasing Lender (which shall not be less than $5,000,000) set forth in such notice; provided, that (i) the new Commitments and increases in existing Commitments pursuant to this paragraph shall not be greater than $103,000,000 in the aggregate during the term of this Agreement and shall not be less than $15,000,000 (or any portion of such $103,000,000 aggregate amount remaining unused) for any such increase, (ii) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed) and (iii) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form satisfactory to the Administrative Agent and the Borrower (an “Accession Agreement”). Any Incremental Facility (as defined below) shall have the same terms, and be subject to the same Loan Documents, as the Commitments existing immediately prior to the effectiveness of such Incremental Facility. The Borrower shall first seek any new Commitments from the existing Revolving Lenders hereunder and then, to the extent not provided by such existing Lenders hereunder, from one or more financial institutions that are not Lenders hereunder, provided, that no Commitment of any Lender may be increased without the consent of such Lender. Any new Commitments and increases in Commitments shall become effective on the date specified in the applicable notices delivered pursuant to this paragraph (but not prior to, for any Increasing Lender that is not already a Lender, execution and delivery by such Increasing Lender of an Accession Agreement). Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges and subject to all obligations of a Lender hereunder. Upon the effectiveness of any New Commitments or increases in existing Commitments, Schedule 2.01 shall be deemed to have been amended to reflect the Commitments of the Increasing Lenders. Notwithstanding the foregoing, no extension of or increase in Commitments pursuant to this paragraph shall become effective unless (A) on a pro forma basis for the initial Borrowing under any such Incremental Facility and the application of the proceeds therefrom, (i) no Default or Event of Default has occurred and is continuing, (ii) the Borrower shall be in compliance with the financial covenant set forth in Section 7.17 as if an Excess Availability Triggering Event has occurred and is continuing, computed as of the last day of the most recently ended period of the Borrower for which financial statements have been provided to the Administrative Agent and (iii) the Borrower’s Excess Availability is equal to or greater than the Excess Availability Threshold, (B) to the extent requested by the Administrative Agent, the Administrative Agent shall have received documents consistent with those delivered under Section 4.01(a)(iii), (iv), (v), (vi), (vii) and (viii), giving effect to such increase, and (C) on the effective date of such increase, the conditions set forth in Sections 4.02(b), 4.02(c) and 4.02(d) shall be satisfied (with all references in such Sections to a Credit Extension being deemed to be references to such extension of or increase in Commitments). On the effective date (the “Increase Effective Date”) of any extension of or increase in Commitments pursuant to this paragraph (an “Incremental Facility”), (1) the aggregate principal amount of the Revolving Borrowings outstanding (the “Initial Borrowings”) immediately prior to the Commitment Increase on the Increase Effective Date shall be deemed to be paid, (2) each Increasing Lender that shall have had a Commitment prior to the Commitment Increase shall pay to the Administrative Agent in same day funds an amount in Dollars equal to the difference between (I) the product of (x) such Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (y) the amount of each Subsequent Borrowing (as hereinafter defined) and (II) the product of (x) such Lender’s Applicable Percentage (calculated without giving effect to the Commitment Increase) multiplied by (y) the amount of each Initial Borrowing, (3) each Increasing Lender that shall not have had a Commitment prior to the Commitment Increase shall pay to the Administrative Agent in same day funds an amount in Dollars equal to the product of (I) such Increasing Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (II) the amount of each Subsequent Borrowing, (4) after it receives the funds specified in clauses (2) and (3) above, the Administrative Agent shall pay to each Lender the portion of such funds that is equal to the difference between (I) the product of (x) such Lender’s Applicable Percentage (calculated without giving effect to the Commitment Increase) multiplied by (y) the amount of each Initial Borrowing and (II) the product of (x) such Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (y) the amount of each Subsequent Borrowing, (5) after the effectiveness of the Commitment Increase, the Borrower shall be deemed to have made new Revolving Borrowings (the “Subsequent Borrowings”) in amounts equal to the amounts of the Initial Borrowings and of the Types and for the Interest Periods specified in a borrowing request delivered to the Administrative Agent in accordance with Section 2.02, (6) each Lender shall be deemed to hold its Applicable Percentage of each Subsequent Borrowing (calculated after giving effect to the Commitment Increase) and (7) the Borrower shall pay each Lender any and all accrued but unpaid interest on its Loans comprising the Initial Borrowings. The deemed payments made pursuant to clause (1) above shall be subject to compensation by the Borrower pursuant to Section 3.05 if the Increase Effective Date occurs other than on the last day of the Interest Period of any Initial Borrowing relating thereto. Notwithstanding anything herein to the contrary, the proceeds of any Incremental Facility shall be applied first, to prepay the outstanding Supplemental Loan and second, in accordance with Section 6.12.

Section 2.08. Repayment of Loans. The Borrower hereby unconditionally promises to pay (a) to the Administrative Agent for the account of each Lender (i) the then-unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date and (ii) the then-unpaid principal amount of each Overadvance Loan of such Lender on the earlier of the Maturity Date and the date that is the first Business Day after the 15th day after such Overadvance Loan is made, (b) to the Swingline Lender the then-unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the tenth Business Day after such Swingline Loan is made, (c) to the Administrative Agent the then-unpaid principal amount of each Special Agent Loan on the 30th day after such Special Agent Loan is made and (d) subject to Section 2.02A(b) and Section 2.13(g), to the Supplemental Loan Lender, the then-unpaid principal amount of the Supplemental Loan on the Maturity Date.

Section 2.09. Interest.

(a) Subject to the provisions of Section 2.09(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the Base Rate plus the Applicable Rate, and (iii) the Supplemental Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate. All Swingline Loans and all Special Agent Loans shall be Base Rate Loans.

(b) If an Event of Default shall have occurred and is continuing under Section 8.01(f) or Section 8.01(g) and without notice of any kind, or so long as any other Event of Default shall have occurred and is continuing and at the election of the Administrative Agent (or upon the written request of the Required Lenders), then, to the extent permitted by Law, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (i) in the case of principal, at the rate otherwise applicable to such Loan pursuant to this Section 2.09 plus 2.00% per annum and (ii) in all other cases, at a rate per annum equal to the rate that would be applicable to a Base Rate Loan plus 2.00% per annum.

(c) Accrued and unpaid interest on past due amounts (including interest on past due interest to the extent permitted by applicable law) shall be due and payable upon demand.

(d) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.10. Fees.

(a) Unused Commitment Fee. The Borrower agrees to pay to each Revolving Lender a commitment fee (the “Unused Commitment Fee”) in accordance with its Applicable Percentage on the actual daily amount by which the total Commitments of Lenders exceed the sum of (i) the aggregate outstanding principal amount of Revolving Loans and (ii) the outstanding amount of the L/C Exposure for all Letters of Credit (the “Unused Commitment”) from the Closing Date through the Maturity Date at a rate per annum equal to the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the last day of March, June, September and December of each year and (y) on the Maturity Date.

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a participation fee with respect to its participations and commitment to participate in Letters of Credit, which shall accrue at 4.00% per annum on the average daily amount of such Lender’s L/C Exposure (excluding any portion thereof attributable to unreimbursed L/C Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any L/C Exposure (the “Participation Fees”) and (ii) to each L/C Issuer a fronting fee, which shall accrue at a rate separately agreed to by such L/C Issuer and the Borrower, on the average daily amount of the portion of the L/C Exposure attributable to Letters of Credit issued by such L/C Issuer (excluding any portion thereof attributable to unreimbursed L/C Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any L/C Exposure (the “Fronting Fees”), as well as each L/C Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation Fees and Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on (a) the third Business Day following such last day, commencing on the first such date to occur after the Closing Date and (b) the Maturity Date; provided that any such fees accruing after the Maturity Date shall be payable on demand.

(c) Agent Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, a fee in the amount and at the times specified in the Fee Letter.

(d) Generally. Fees payable hereunder shall not be refundable under any circumstances.

Section 2.11. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by reference to the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and fees shall be made on the basis of a 360 day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.12. Evidence of Indebtedness. (a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and the Lenders shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent (as set forth in the Register) shall control in the absence of manifest error.

(b) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender and its registered assigns and in a form reasonably approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.06) be represented by one or more promissory notes in such form payable to the order of the payee named therein and its registered assigns.

Section 2.13. Payments Generally; Administrative Agent’s Clawback; Administrative Agent’s Authority to Request Borrowings; Miscellaneous.

(a) Generally. All payments to be made by the Borrower shall be in Dollars and shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender, any L/C Issuer or the Borrower with respect to any amount owing under this Section 2.13(b) shall be conclusive, absent manifest error.

(c) Administrative Agent’s Authority to Request Borrowings. Notwithstanding anything else to the contrary set forth herein, the Administrative Agent may, on behalf of the Borrower, request the making of one or more Revolving Loans or Swingline Loans for the purpose of paying any interest, fees or other amounts due and payable to the Administrative Agent, the Co-Collateral Agents, any Lender or any of their Affiliates under this Agreement or any other Loan Document; provided, however, that (i) the Administrative Agent may only request the making of Base Rate Loans, (ii) in the case of any such request for Revolving Loans, (A) the Administrative Agent shall have notified the Revolving Lenders thereof (including as to the requested date and principal amount thereof) no later than 1:00 p.m. on the requested date of borrowing and (B) the borrowing of such Revolving Loans shall not be subject to the minimum and multiple thresholds set forth in Section 2.02(a) and (iii) in the case of any such request for Swingline Loans, the Administrative Agent shall have notified the Swingline Lender thereof (including as to the requested date and principal amount thereof) no later than 1:00 p.m. on the requested date of borrowing, or such later time as shall have been agreed to by the Swingline Lender. The Borrower hereby authorizes the Administrative Agent to make such requests in the Administrative Agent’s discretion, and to apply the proceeds of the requested Loans for the purposes set forth in this Section.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not used as contemplated by this Article II because the conditions precedent thereto set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations required under Section 2.03(d), Section 2.04(c) or Section 2.05(b) to make payments pursuant to Section 9.08 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any such payments on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, fund its participation or make its payments.

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Application of Prepayment. The Administrative Agent shall apply each prepayment of Loans elected by the Borrower pursuant to Section 2.06(a) or required by Section 2.06(b), (i) first, to prepay the principal of the Swingline Loans and Special Agent Loans, pro rata, (ii) second, to prepay the principal of the Revolving Loans that are Base Rate Loans, (iii) third, to prepay the principal of the Revolving Loans that are Eurodollar Rate Loans, (iv) fourth, to pay any other Obligations then due and payable (other than Obligations in respect of the Supplemental Loan) and (v) fifth, to pay any Obligation in respect of the Supplemental Loan.

(h) Settlement. At least once each calendar week or more frequently at Administrative Agent’s election (each, a “Settlement Date”), Administrative Agent shall advise each Revolving Lender by telephone or fax of the amount of such Lender’s Applicable Percentage of principal, interest and fees paid for the benefit of Revolving Lenders with respect to each applicable Loan. Provided that each Revolving Lender has funded all payments required to be made by it and funded all purchases of participations required to be funded by it under this Agreement and the other Loan Documents as of such Settlement Date, Administrative Agent shall pay to each Revolving Lender such Revolving Lender’s Applicable Percentage of principal, interest and fees paid by the Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Revolving Lender not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date. To the extent that any Revolving Lender has failed to fund all such payments or failed to fund the purchase of all such participations required to be funded by such Revolving Lender pursuant to this Agreement, Administrative Agent shall be entitled to set off the funding shortfall against such non-funding Revolving Lender’s Commitment Percentage of all payments received from the Borrower.

Section 2.14. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or any right in respect of the ABL Collateral or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Disbursements, Swingline Loans or Special Agent Loans held by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Disbursements, Swingline Loans and Special Agent Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Disbursements, Swingline Loans and Special Agent Loans, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.14 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Disbursements, Swingline Loans and Special Agent Loans to any assignee or participant, other than to the Borrower or any Subsidiary or other Affiliate thereof (as to which the provisions of this Section 2.14 shall apply) or (C) any payment made to a Non-Consenting Lender pursuant to Section 10.12(b).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation or subparticipation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation or subparticipation as fully as if such Lender were a direct creditor of the Borrower in the amount thereof.

Section 2.15. Concerning the Designated Subsidiaries. (a) The Borrower may at any time and from time to time designate any Domestic Subsidiary that is a Wholly-Owned Subsidiary as a Designated Subsidiary by delivery to the Administrative Agent of a notice to that effect, provided that the effectiveness of such designation is subject to the satisfaction of the following conditions:

(i) If requested by the Co-Collateral Agents, the Administrative Agent shall have received the results of a field examination and appraisal (prepared by a third party appraisal firm selected by the Administrative Agent in consultation with the Borrower) with respect to the assets of such Domestic Subsidiary of the type that would be included in the Borrowing Base, and the results of such examination and appraisal shall be reasonably satisfactory to the Co-Collateral Agents.

(ii) The Administrative Agent shall have received a completed Borrowing Base Certificate, dated as of the date of such designation but calculated as of the date of the most recent Borrowing Base Certificate required to be delivered pursuant to Section 6.17(a)(i) (and giving effect to the designation of such Domestic Subsidiary as a Designated Subsidiary), and signed by a Responsible Officer of the Borrower, which certificate shall be reasonably satisfactory in form and substance to the Administrative Agent.

(iii) The Guarantee and Collateral Requirement with respect to such Domestic Subsidiary shall have been satisfied.

(b) Upon any Designated Subsidiary ceasing to be a Domestic Subsidiary that is a Wholly-Owned Subsidiary, such Designated Subsidiary shall automatically cease to be a Designated Subsidiary hereunder. The Borrower shall provide to the Administrative Agent at least 10 Business Days’ prior notice (or such shorter notice as may be agreed to by the Administrative Agent) of any Designated Subsidiary ceasing to be a Domestic Subsidiary that is a Wholly-Owned Subsidiary and, promptly upon request therefor by the Administrative Agent, shall provide to the Administrative Agent such information as may reasonably be requested by the Administrative Agent to determine the portion of the Borrowing Base then in effect that is attributable to the assets of such Designated Subsidiary.

Section 2.16. Cash Management Systems. Within 45 days after the Closing Date (or such later date as may be agreed by the Co-Collateral Agents), each of the Loan Parties shall establish and maintain until the Maturity Date, the cash management systems described in this Section 2.16 (the “Cash Management Systems”).

(a) Within 45 days after the Closing Date (or such later date as may be agreed by the Co-Collateral Agents), each Loan Party shall (i) establish blocked accounts (“Blocked Accounts”) at one or more of the banks set forth in Schedule 2.16(a)(A) and (ii) subject to subsection (h) below, deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all ABL Collateral into one or more Blocked Accounts in such Loan Party’s name and at a bank identified in Schedule 2.16(a)(A) (each, a “Relationship Bank”). Within 45 days after the Closing Date (or such later date as may be agreed by the Co-Collateral Agents), each Loan Party shall have established a concentration account in its name (each a “Concentration Account” and collectively, the “Concentration Accounts”) at the bank or banks that shall be designated as the Concentration Account bank for each such Loan Party in Schedule 2.16(a)(B) (each a “Concentration Account Bank” and collectively, the “Concentration Account Banks”), which banks shall be reasonably satisfactory to Collateral Agent.

(b) Each Loan Party may maintain, in its name, an account (each a “Disbursement Account” and collectively, the “Disbursement Accounts”) at a bank reasonably acceptable to Collateral Agent into which Collateral Agent shall, from time to time, deposit proceeds of the Loans made to such Loan Party pursuant to Sections 2.02, 2.02A, 2.04 and 2.05 for use by such Loan Party solely in accordance with the provisions of Section 7.10.

(c) As promptly as practicable, and in any event within 45 days after the Closing Date (or such later date as may be agreed by the Co-Collateral Agents), each Concentration Account Bank, each bank where a Disbursement Account is maintained and all other Relationship Banks, shall have entered into Deposit Account Control Agreements with Collateral Agent, for the benefit of itself and Lenders, and the applicable Loan Party, in form and substance reasonably acceptable to Collateral Agent. Unless otherwise agreed by the Co-Collateral Agents, each such Deposit Account Control Agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the applicable Concentration Account are held by such bank as agent or bailee-in-possession for Collateral Agent, on behalf of itself and Lenders, (ii) the bank executing such Deposit Account Control Agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) (A) with respect to banks at which a Blocked Account is maintained, such bank agrees to forward, so long as a Default, an Event of Default or an Excess Availability Triggering Event has occurred and is continuing, immediately all amounts in each Blocked Account to such Loan Party’s Concentration Account Bank and to commence the process of daily sweeps from such Blocked Account into the applicable Concentration Account and (B) with respect to each Concentration Account Bank, such bank agrees to immediately forward, so long as a Default, an Event of Default or an Excess Availability Triggering Event has occurred and is continuing, all amounts received in the applicable Concentration Account to the Collection Account through daily sweeps from such Concentration Account into the Collection Account. It is understood and agreed that the Excess Availability Triggering Event shall be deemed to have occurred and be continuing on the Closing Date. No Loan Party shall accumulate or maintain cash in

Disbursement Accounts or payroll accounts as of any date of determination in excess of checks or other items of payment outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements, unless otherwise agreed by the Co-Collateral Agents in their reasonable discretion.

(d) So long as no Default or Event of Default has occurred and is continuing, Loan Parties may amend Schedule 2.16(a)(A) to add or replace a Relationship Bank or Blocked Account or to replace any Concentration Account or any Disbursement Account; provided, that (i) Collateral Agent shall have consented in writing (such consent not to be unreasonably withheld or delayed) in advance to the opening of such account with the relevant bank and (ii) subject to subsection (h) below, prior to the time of the opening of such account, the applicable Loan Party and such bank shall have executed and delivered to Collateral Agent a Deposit Account Control Agreement, in form and substance reasonably satisfactory to Collateral Agent. Loan Parties shall close any of their accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within 30 days following notice from Collateral Agent that the creditworthiness of any bank holding an account is no longer acceptable in Collateral Agent’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days following notice from Collateral Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts of the bank holding such accounts or Collateral Agent’s liability under any Deposit Account Control Agreement with such bank is no longer acceptable in Collateral Agent’s reasonable judgment.

(e) The Blocked Accounts, Disbursement Accounts and the Concentration Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and, subject to subsection (h) below, in which each Loan Party shall have granted a Lien to Collateral Agent, on behalf of itself and Lenders, pursuant to the ABL Guarantee and Collateral Agreement.

(f) All amounts deposited in the Collection Account shall be deemed received by Collateral Agent in accordance with Section 2.13(a) and shall be applied (and allocated) by Collateral Agent in accordance with Section 2.13(g). In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

(g) Each Loan Party shall and shall cause each of its Affiliates to (i) hold in trust for Collateral Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment representing proceeds of any ABL Collateral received by such Loan Party or any such Affiliate, and (ii) within one (1) Business Day after receipt by such Loan Party or any such Affiliate of any such checks, cash or other items of payment, deposit the same into a Blocked Account of such Loan Party. Each Loan Party on behalf of itself and each Affiliate thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of ABL Collateral are part of the ABL Collateral. All proceeds of the sale or other disposition of any ABL Collateral, shall be deposited directly into the applicable Blocked Accounts.

(h) Notwithstanding anything herein to the contrary, no deposit account established or maintained by any Loan Party (i) solely as a disbursement account for payroll; (ii) the average daily balance in which does not exceed at any time $1,000,000 in the case of any one such account, or, in aggregate, $5,000,000, in the case of all such accounts; (iii) into which funds are deposited pursuant to ERISA or any Plan or any other similar trust account; (iv) holding solely the proceeds of any Non-ABL Collateral; or (v) such other accounts (including, without limitation, local deposit accounts) as reasonably determined by Collateral Agent in its discretion, shall be required to be subject to a Deposit Account Control Agreement; provided, that with respect to any such local deposit account described in clause (v), such Loan Party shall, within two (2) Business Days of the deposit of any funds into such local deposit account, transfer or deposit such funds in excess of minimum balance requirements into a Concentration Account.

Section 2.17. Cash Collateralization of Approved Hedging L/Cs. In the event that any amounts are drawn under an Approved Hedging L/C, the proceeds of such drawing shall be deposited into a Cash Collateral Account.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) an Agent, a Lender or an L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Agent, each Lender and each L/C Issuer, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by such Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (provided that such penalties, interests and expenses are not attributable to the gross negligence or willful misconduct of such Agent, such Lender or such L/C Issuer), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment, setting forth in reasonable detail the calculation and basis for such amount, delivered to the Borrower by an Agent (other than the Administrative Agent), a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(d) Change in Place of Organization. The Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Agent, any Lender or any L/C Issuer, as the case may be, to the extent such Agent, such Lender or L/C Issuer becomes subject to Taxes subsequent to the date on which such Agent, such Lender or L/C Issuer becomes a party to this Agreement as a result of a change in the place of organization of such Agent, such Lender or L/C Issuer, except to the extent that any such change is requested or required by the Borrower (and provided that nothing in this paragraph (d) shall be construed as relieving the Borrower from any obligation to make such payments or indemnification in the event of a Change in Law, including a Change in Law after the date of such change of place of organization).

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower or the relevant Governmental Authority (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements.

Without limiting the generality of the foregoing:

(i) any Foreign Lender shall deliver to the Borrower and the Administrative Agent, or to such Persons as they may reasonably designate (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A) duly completed originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(B) duly completed originals of IRS Form W 8ECI,

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) duly completed originals of IRS Form W 8BEN, or

(D) any other form prescribed by applicable Law as a basis for claiming exemption from or reduction in United States Federal withholding tax (including any successor form to those referenced in Sections 3.01(f)(A)-(C)) duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made, and

(ii) any Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) a duly completed IRS Form W-9 (or successor form thereto) or shall otherwise prove that it is exempt from backup withholding.

(g) Treatment of Certain Refunds. If any Agent, any Lender or any L/C Issuer becomes aware that it is entitled to claim a refund from a Governmental Authority in respect of Indemnified Taxes or Other Taxes paid by the Borrower pursuant to this Section 3.01, such Agent, such Lender or such L/C Issuer, as the case may be, shall promptly notify the Borrower of the availability of such refund claim and, within 30 days after receipt of a request by the Borrower, make a claim to such Governmental Authority for such refund. If any Agent, any Lender or any L/C Issuer determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, such Lender or such L/C Issuer in the event such Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it reasonably deems confidential) to the Borrower or any other Person.

Section 3.02. Illegality. If any Lender determines in good faith that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and amounts due pursuant to Section 3.05, if any.

Section 3.03. Inability to Determine Rates. If the Required Lenders determine, for any reason in connection with any request for a making of or conversion to, or continuation as, Eurodollar Rate Loans, that (a) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or (b) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding or maintaining such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice, (i) any Eurodollar Rate Loan requested to be made on the first day of such Interest Period shall be made as a Base Rate Loan, (ii) any Revolving Loans that were to have been converted on the first day of such Interest Period to, or continued as, Eurodollar Rate Loans shall be converted to or continued as Base Rate Loans and (iii) each outstanding Eurodollar Rate Loan, at the end of the Interest Period then applicable thereto, shall be converted to a Base Rate Loan. Each determination by the Administrative Agent pursuant to this Section 3.03 shall be conclusive absent manifest error.

Section 3.04. Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, Swingline Loan or Special Agent Loan or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or any L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and any Excluded Tax); or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender, any Letter of Credit or any participation in a Letter of Credit, Swingline Loan or Special Agent Loan;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), to increase the cost to such Lender of participating in any Letter of Credit, Swingline Loan or Special Agent Loan (or of maintaining its obligation to so participate), or to increase the cost to such L/C Issuer of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit, Swingline Loans or Special Agent Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be (which certificate shall set forth in reasonable detail the basis for and calculation thereof), as specified in paragraph (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05. Compensation for Losses. Upon written demand of any Lender to the Borrower (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.12;

excluding any loss of anticipated profits, but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the London Interbank Offered Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay, or the Borrower delivers to such Lender and the Administrative Agent a certificate setting forth reasons it reasonably anticipates that the Borrower will be required to pay, any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.02 or 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.12.

Section 3.07. Survival. All of the Borrower’s and Lenders’ obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01. Conditions Precedent to Effectiveness. The obligations of the Supplemental Loan Lender, the Lenders and the L/C Issuers to make any Credit Extension hereunder are subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received the following, in each case where applicable properly executed by a Responsible Officer of the signing Loan Party, dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and in form and substance satisfactory to the Administrative Agent:

(i) a counterpart of this Agreement signed on behalf of the Borrower and the Subsidiary Loan Parties;

(ii) the ABL Intercreditor Agreement, signed on behalf of each party thereto, in form and substance reasonably satisfactory to the Administrative Agent;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably request to evidence the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iv) such documents and certifications as the Administrative Agent may reasonably request to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, addressed to the Supplemental Loan Lender, each Agent, each Lender and each L/C Issuer and dated the Closing Date, and covering such matters as the Administrative Agent may reasonably request;

(vi) a favorable opinion of such local counsel to the Loan Parties, in each case addressed to the Supplemental Loan Lender, each Agent, each Lender and each L/C Issuer and dated the Closing Date, and covering such matters concerning the Loan Parties and the Loan Documents, as the Administrative Agent may reasonably request;

(vii) a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all material consents, licenses and approvals required in connection with the execution, delivery and performance by any Loan Party and the validity against any Loan Party of the Loan Documents to which it is a party, which consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii) a certificate of a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.02(c) and 4.02(d) have been satisfied;

(ix) a certificate from the chief financial officer of the Borrower attesting to the Solvency of the Loan Parties before and after giving effect to the Transactions;

(x) a Perfection Certificate, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements are Permitted Liens or have been released; and

(xi) a completed Borrowing Base Certificate of the Loan Parties dated the Closing Date and signed by a Responsible Officer of the Borrower, which certificate shall be reasonably satisfactory in form and substance to the Administrative Agent and shall demonstrate that, as of such date, after giving pro forma effect to the Transactions contemplated to be consummated on the Closing Date (including the making of any Loans requested to be made pursuant to the notice of borrowing referred to in Section 4.02(a)), Excess Availability of the Loan Parties shall be equal to or greater than the Excess Availability Threshold; provided, that such Borrowing Base Certificate shall be based upon Eligible Accounts of the Loan Parties as of August 23, 2009 and Eligible Inventory of the Loan Parties as of July 26, 2009, in each case, as determined by Dopkins & Company, LLP.

(b) The Guarantee and Collateral Requirement shall have been satisfied.

(c) The Lenders and the Supplemental Loan Participants shall have received the financial statements referred to in Section 5.05.

(d) The Lenders shall have received financial projections for the fiscal quarter ending September 30, 2009 and for each of the fiscal years ending September 30, 2010, 2011 and 2012 together with the assumptions used to prepare such projections (with such projections being presented on a quarterly basis, in the case of projections for the fiscal year ending September 30, 2010).

(e) The Administrative Agent shall have received insurance certificates in form and substance reasonably satisfactory to the Administrative Agent demonstrating that the insurance policies required by Section 6.08 and by the ABL Guarantee and Collateral Agreement are in full force and effect.

(f) The Arrangers, the Administrative Agent and the Lenders shall have been paid all costs, fees, expenses (including legal fees and expenses) and other compensation contemplated by the Commitment Letter, the Fee Letter, the Agency Fee Letter and this Agreement to the extent due and invoiced in a timely manner, and the Borrower shall have complied in all material respects with all of its other obligations under the Commitment Letter and the Fee Letter.

(g) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations.

(h) The Administrative Agent shall have received the Confirmation Order.

(i) The terms and provisions of the Plan of Reorganization shall be reasonably satisfactory to the Administrative Agent and Lenders (it being acknowledged by the Administrative Agent that the terms and provisions of the Plan of Reorganization, dated April 28, 2009 filed with the Bankruptcy Court on such date, as amended and supplemented on June 8, 2009, are satisfactory), and the Confirmation Order shall include such provisions with respect to the Facilities as are reasonably satisfactory to the Administrative Agent and, providing, among other things, that the Borrower and the Subsidiary Loan Parties shall be authorized to (i) enter into the Loan Documents, (ii) grant the Liens and security interests and incur or guarantee the Obligations under the Loan Documents, and (iii) issue, execute and deliver all documents, agreements and instruments necessary or appropriate to implement and effectuate all obligations under the Loan Documents and to take all other actions necessary to implement and effectuate Borrowings under the Loan Documents. Except as consented to by the Administrative Agent, the Bankruptcy Court’s retention of jurisdiction under the Confirmation Order shall not govern the enforcement of the Loan Documents or any rights or remedies related thereto.

(j) The Administrative Agent shall have received evidence, reasonably satisfactory to the Administrative Agent, that (i) the effective date under the Plan of Reorganization shall have occurred, the Confirmation Order shall be valid, subsisting and continuing as a Final Order and all conditions precedent to the effectiveness of the Plan of Reorganization shall have been fulfilled, or validly waived, including, without limitation, the execution, delivery and performance of all of the conditions thereof other than conditions that have been validly waived (but not including conditions consisting of the effectiveness of the Loan Documents), and (ii) no motion, action or proceeding by any creditor or other party-in-interest to the Chapter 11 Case which could adversely affect the Plan of Reorganization, the consummation of the Plan of Reorganization, the business or operations of the Borrower or the Subsidiary Loan Parties or the transactions contemplated by the Loan Documents, as determined by the Co-Collateral Agents in good faith, shall be pending.

(k) [Reserved]

(l) [Reserved]

(m) The Supplemental Loan Lender shall have received the Supplemental Loan Junior Participation Agreement signed by each party thereto.

(n) The Supplemental Loan Participants shall have received any costs and expenses owing to the Supplemental Loan Participants.

(o)(A) the Rollover Agreement shall have been executed by all parties party thereto and (B) pursuant to the terms of such Rollover Agreement and the Supplemental Loan Junior Participation Agreement, the Supplemental Loan Lender shall be deemed to have received the full purchase price from each Supplemental Loan Participant representing its respective participation in the Supplemental Loan and each Supplemental Loan Participant shall be deemed to have purchased its respective participation in the Supplemental Loan.

(p) The Administrative Agent shall have received evidence, satisfactory to the Administrative Agent, that all of the conditions precedent to the effectiveness of (i) Amendment No. 1 to the Term Credit Agreement, (ii) Amendment No. 2 to the Term Credit Agreement and (iii) the New Indenture have been satisfied and that such agreements are effective substantially in the form delivered to counsel to the Administrative Agent on August 27, 2009.

(q) The Administrative Agent shall have received the results of a field examination and an inventory appraisal in form and substance satisfactory to the Administrative Agent; provided, that the results of a field examination and an inventory appraisal delivered to the Administrative Agent on June 28, 2009 are satisfactory to the Administrative Agent.

(r) The Supplemental Loan Participants shall have received the 5% rollover fees.

Section 4.02. Conditions Precedent to Each Credit Extension. The obligation of Lenders and the L/C Issuers to make any Credit Extension hereunder is subject to the satisfaction of the following additional conditions precedent:

(a) The Administrative Agent shall have received a notice of borrowing under Section 2.02 or, in the case of any Credit Extension in the form of a Swingline Loan or Letter of Credit, the Swingline Lender or the applicable L/C Issuer shall have received a request therefor in accordance herewith.

(b) The Borrower shall have delivered (x) evidence reasonably satisfactory to the Administrative Agent that, as of the date of such Credit Extension and after giving effect thereto (and to any prepayments to be made concurrently with such Credit Extension), the aggregate amount of the Revolving Exposures shall not exceed an amount equal to (i) the lesser of (A) the aggregate Commitments at such time and (B) the Borrowing Base at such time and (C) the

Facilities Reduction Amount at such time, minus (ii) the Availability Block, minus (iii) the Specified Reserves at such time, plus (iv) the Overadvance Maximum Amount at such time, plus (v) the Special Agent Loan Exposure at such time and (y) a certificate of a Responsible Officer (A) stating and certifying as to the Facilities Reduction Amount as of the date of such Credit Extension and (B) setting forth in reasonable detail the calculation and basis for such amount.

(c) The representations and warranties of the Borrower and each other Loan Party contained in Article V or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties by their terms relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

(d) No Default shall have occurred and be continuing or would result from such proposed Credit Extension or application of the proceeds therefrom.

Each Credit Extension (other than any Credit Extension referred to in the next sentence) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 4.02. The provisions of this Section 4.02 shall not apply to the conversion of Revolving Loans from one Type to the other or the continuation of Eurodollar Rate Loans, in each case as described in Section 2.02, or to the Special Agent Loans.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (other than any Dormant Subsidiaries) (a) is duly organized or formed and validly existing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations (including good standing), consents and approvals (i) to own or lease its assets and carry on its business and (ii) to execute, deliver and perform its obligations under the Loan Documents to which it is or is to be a party and to consummate the Transactions, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license and (d) is in compliance with all Laws and licenses, authorizations and permits of Governmental Authorities in favor of such Loan Party, except in the case of clauses (b)(i), (c) and (d), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is or is to be a party are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action and do not and will not, except to the extent that such breach, contravention or conflict could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) contravene the terms of any of such Loan Party’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, or require any payment to be made under (i) any Contractual Obligation to which such Loan Party is a party or, to such Loan Party’s knowledge, affecting such Loan Party or the properties of such Loan Party or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject, or (c) violate any Law or any license, authorization or permit of a Governmental Authority reasonably necessarily in the conduct of such Loan Party’s business. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement, any other Loan Document, or for the consummation of the Transactions, except those approvals, consents, exemptions, authorizations or other actions the failure of which to obtain or take could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents, other than UCC filings and other filings specifically contemplated by the Collateral Documents, or (d) the exercise by any Agent, any Lender or any L/C Issuer of its rights under the Loan Documents or the remedies in respect of the ABL Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the ABL Collateral granted by the Loan Parties pursuant to the Collateral Documents and (ii) approvals, consents, exemptions, authorizations, deletions, notices and filings that (A) have been duly obtained, taken, given or made and are in full force and effect or (B) the failure to obtain, take, give or make which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent such enforceability may be limited by the effect of applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles relating to enforceability.

Section 5.05. Financial Statements; No Material Adverse Effect.

(a) The Borrower has previously made available to the Lenders and the Supplemental Loan Participants its Consolidated balance sheets and Consolidated statements of operations, shareholders’ equity and cash flows (i) as of and for the fiscal years ended September 30, 2008, 2007 and 2006, reported on by KPMG LLP, (ii) as of and for the fiscal quarters ended June 28, 2009 and March 29, 2009 and (iii) as of and for the fiscal month ended July 26, 2009. Such financial statements (i) except for the financial statements as of and for the fiscal month ended July 26, 2009, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and except, in the case of such quarterly financial statements, the normal year-end audit adjustments, (ii) in all material respects fairly present the financial condition and shareholders’ equity of the Borrower and its Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods covered thereby and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the dates thereof, including liabilities for taxes and material commitments.

(b) Since the Closing Date, there has been no event or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06. Litigation. Except as disclosed on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower or any of its Subsidiaries or against any of their properties or revenues that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07. No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.08. Ownership of Property. The Borrower and each of its Subsidiaries has (a) good title to, or valid leasehold interest in, all of its personal property necessary or used in the ordinary conduct of its business and (b) good, indefeasible and insurable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except where failure to have such title or other property interests could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.09. Environmental Compliance.

(a) The Borrower and its Subsidiaries, and the facilities and properties owned or leased by the Borrower and its Subsidiaries, are and have been in compliance with all Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Except as set forth in Schedule 5.09, none of the properties currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; and, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Hazardous Materials have not been Released at, on, under or from any property currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower or any of its Subsidiaries.

(c) Except as set forth on Schedule 5.09 or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(d) There are no pending or threatened claims, actions, suits, proceedings, or investigations against the Borrower or any of its Subsidiaries by any Government Authority or any other party arising under or relating to any Environmental Law, except for such claims, actions, suits, proceedings or investigations that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect.

Section 5.10. Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in the same or similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

Section 5.11. Taxes. The Borrower and its Subsidiaries have filed all material Federal, state and other material tax returns and reports required to be filed, and have paid all material Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those that are not overdue by more than 30 days or (b) those that are being contested in good faith by appropriate proceedings diligently conducted and, in each case, for which adequate reserves have been provided in accordance with GAAP; provided that (i) the aggregate amount thereof does not exceed at any time the Threshold Amount and (ii) if required by the Co-Collateral Agents, an Other Reserve has been established in respect thereof. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is party to any tax sharing agreement with any other Person (other than the Borrower and its Subsidiaries) pursuant to which it is liable for any Taxes of any Person that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.12. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with its terms, the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code is so qualified, and to the knowledge of the Borrower, nothing has occurred that could reasonably be expected to cause the loss of such qualification. There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) No ERISA Event has occurred or could reasonably be expected to occur that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. No Pension Plan has any Unfunded Pension Liability, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) With respect to each scheme or arrangement mandated by a Governmental Authority outside the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”), except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 5.13. Subsidiaries; Equity Interests. As of the Closing Date, the Borrower has no Subsidiaries other than those set forth on Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non assessable and are owned by the Borrower or its Subsidiaries in the amounts specified on Schedule 5.13, free and clear of all Liens except those permitted under Section 7.01(a), (c), (h), (j) or (m). As of the Closing Date, no Loan Party holds Equity Interests in any Person except as set forth on Schedule 5.13.

Section 5.14. Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

(b) None of the Borrower, any Person Controlling the Borrower or any Subsidiary of the Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15. Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any report, financial statement, certificate or other written or formally presented information furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case taken as a whole and as modified or supplemented by other information so furnished) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made, it being understood that actual results may vary from such projections, and such variations may be material.

Section 5.16. Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their businesses, without conflict with the rights of any other Person, except to the extent that the failure to so own or possess any such IP Rights (or any conflict pertaining thereto)

could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, none of the IP Rights currently used, or currently contemplated to be used, by the Borrower or any of its Subsidiaries infringes upon any valid rights held by any other Person, except to the extent that such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.16, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.17. Solvency. The Loan Parties are, on a Consolidated basis, Solvent.

Section 5.18. Senior Debt Status. On the Closing Date, no Indebtedness or other obligations, other than the Obligations and obligations under the Term Loan Agreement, constitute “Designated Senior Debt” under the New Indenture.

Section 5.19. Certain Accounts. All of the deposit accounts in the name of or used by any Loan Party maintained at any bank or other financial institution are set forth on Schedule 5 to the Perfection Certificate, subject to the right of each Loan Party to establish new accounts so long as the Guarantee and Collateral Requirement with respect thereto shall have been satisfied.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Obligations are outstanding (other than L/C Reimbursement Obligations and any Secured Hedging Counterparty’s exposure under the relevant Hedging Agreement cash collateralized or supported by letters of credit to the reasonable satisfaction of the L/C Issuer, if applicable, and the Collateral Agent), the Borrower shall, and, except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.11 (with respect to any Subsidiary that is a Foreign Subsidiary) and 6.17, shall cause each Subsidiary to:

Section 6.01. Financial Statements. Deliver to the Administrative Agent, to be made available to the Lenders and the Supplemental Loan Participants:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (or, if later, by the date the Annual Report on Form 10-K of the Borrower for such fiscal year would have been required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP, such Consolidated financial statements to be audited and accompanied by a report and opinion of a “big four” national accounting firm or other Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws;

(b)(A) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if later, by the date the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would have been required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for filing of such form), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated statements of operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief financial officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and (B)(i) a Loan Party Reporting Package for such fiscal month and (ii) at any time after an Excess Availability Triggering Event has occurred and for so long as such Excess Availability Triggering Event is continuing, as soon as available, but in any event within 30 days after the end of each fiscal month (to the extent such fiscal month does not end on the same day as a fiscal quarter or a fiscal year), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month on a fiscal year to date basis and a quarter to date basis, and the related Consolidated statements of operations and cash flows for such fiscal month and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year on a fiscal year to date basis and a quarter to date basis, all in reasonable detail and certified by the chief financial officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries and prepared on a basis consistent with the financial statements prepared by the management of the Borrower and delivered to the Administrative Agent prior to the Closing Date; and

(c) as soon as available, but in any event within 91 days after the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of the operating budget and cash flow budget of the Borrower and its Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of the chief financial officer of the Borrower to the effect that (i) such projections were prepared by the Borrower in good faith, (ii) the Borrower has a reasonable basis for the assumptions contained in such projections and (iii) such projections have been prepared in accordance with such assumptions, it being understood that actual results may vary from such projections, and such variations may be material.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) at the times specified therein.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent, to be made available to the Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower which shall set forth in reasonable detail (i) the calculations demonstrating compliance with Section 7.16, (ii) a calculation of Consolidated Fixed Charge Coverage Ratio and (iii) a calculation of the Facilities Reduction Amount, in each case as of the last day of the relevant fiscal month, quarter or year;

(b) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of a Responsible Officer of the Borrower that all notices required to be provided under Section 6.13 have been provided;

(c) promptly after receipt of the same, copies of any final management letters submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants;

(d) promptly after the same becomes publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements that the Borrower files or is required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered pursuant to this Section 6.02;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of the Borrower or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be delivered pursuant to this Section 6.02;

(f) promptly and in any event within five Business Days after receipt thereof by the Borrower or any of its Subsidiaries, notice of receipt of any notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or possible material investigation or other material inquiry by such agency regarding financial or other operational results of the Borrower or any of its Subsidiaries, but not copies of any such notice or correspondence;

(g) promptly after the occurrence thereof or any material development therein, notice of any Environmental Liability of, or any noncompliance with any Environmental Law or Environmental Permit by, the Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(h) promptly, such additional information regarding the business, financial, legal or corporate affairs of the Borrower or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or otherwise, to the extent any such documents are included in materials otherwise filed with the SEC, may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which (i) the Borrower posts such documents, or provides a link thereto, on the Borrower’s principal publicly accessible website or (ii) such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (which may be a commercial or a third party website or a website sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

Section 6.03. Notices. Promptly notify the Administrative Agent of:

(a) the occurrence of any Default;

(b) the occurrence of any “Default” under and as defined in the New Indenture;

(c) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(d) the occurrence of any ERISA Event;

(e) the occurrence of any Internal Control Event; and

(f) the occurrence of any Excess Availability Triggering Event or any Excess Availability Trigger Deactivation Date.

Each notice pursuant to Section 6.03 (other than Section 6.03(f)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document in respect of which a Default exists. Each notice pursuant to Section 6.03(f) shall include a calculation setting out in reasonable detail the Excess Availability upon the occurrence of such Excess Availability Triggering Event or Excess Availability Trigger Deactivation Date, as applicable.

Section 6.04. Non-public Information. Concurrently with the delivery of any document or notice required to be delivered pursuant to Section 6.01, 6.02 or 6.03, indicate in writing whether such document or notice contains non-public information. The Borrower and each Lender acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or its or their securities) and, if documents or notices required to be delivered pursuant to Section 6.01, 6.02 or 6.03, or otherwise, are being distributed through the E-System, any document or notice that the Borrower has indicated contains non-public information shall not be posted on that portion of the E-System designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to Section 6.01, 6.02 or 6.03 contains non-public information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the E-System designated for Lenders who wish to receive non-public information with respect to the Borrower, its Subsidiaries and its and their securities.

Section 6.05. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable (a) all material tax liabilities, assessments and governmental charges or levies upon it or its assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary and provided that the aggregate amount thereof does not exceed the Threshold Amount and, if required by the Co-Collateral Agents, an Other Reserve has been established in respect thereof, and (b) all lawful claims that, if unpaid, would by Law become a Lien upon its assets.

Section 6.06. Preservation of Existence, Etc.

(a) Other than as to Dormant Subsidiaries, preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.04 or 7.05 and except, other than with respect to the Borrower, to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) preserve or renew all of its registered IP Rights, except to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.07. Maintenance of Properties. Except with respect to Dormant Subsidiaries and except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its properties and equipment that are necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof in accordance with prudent industry practice.

Section 6.08. Maintenance of Insurance. (a) Maintain in full force and effect policies of insurance with respect to the property and businesses of the Borrower and the Subsidiary Loan Parties (including policies of fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and business interruption) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Borrower and the Subsidiary Loan Parties.

(b) Cause all such insurance relating to any property or business of any Loan Party to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ notice thereof to the Administrative Agent.

Section 6.09. Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except where such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or where the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.10. Books and Records. Maintain proper books of record and account, in which full, true and correct entries shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be, in a manner that permits the preparation of financial statements in accordance with GAAP.

Section 6.11. Inspection Rights. Without limiting the rights afforded to the Co-Collateral Agents under Section 6.18, permit representatives and independent contractors of an Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances, accounts and inventory with its directors, officers, and independent public accountants, all at reasonable times during normal business hours, in reasonable intervals and upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent or its designee on behalf of the Lenders may exercise rights under this Section 6.11 and the Administrative Agent or its designee shall not exercise such rights more often than twice during any calendar year and any one such time shall be at the Borrower’s expense; provided further, that when an Event of Default exists, an Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours. The Agents and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.

Section 6.12. Use of Proceeds. Use the proceeds of the Loans solely (a) to cash collateralize outstanding letters of credit; (b) to pay for goods and services in the ordinary course of business; (c) to pay allowed administrative expenses and allowed claims in accordance with the Plan of Reorganization; (d) to pay costs, expenses and fees in connection with the Facilities and (e) for working capital and general corporate purposes (including to repay all outstanding obligations under the Existing Credit Agreement). Letters of Credit will be used to support the Borrower’s and the Subsidiary Loan Parties’ payment obligations incurred consistent with past practices.

Section 6.13. Information Regarding the ABL Collateral; Additional Subsidiaries. (a) Furnish to the Collateral Agent prompt written notice of any change in (i) any Loan Party’s legal name, as reflected in its Organization Documents, (ii) any Loan Party’s jurisdiction of organization or corporate structure and (iii) any Loan Party’s identity, Federal Taxpayer Identification Number or organization number, if any, assigned by the jurisdiction of its organization, and not effect or permit any such change unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the ABL Collateral.

(b) If any material assets constituting ABL Collateral are acquired, or any deposit accounts described in the definition of the term Guarantee and Collateral Requirement are established, by any Loan Party (or held by any Person becoming a Loan Party) after the Closing Date (other than assets that become subject to the Lien created by the ABL Guarantee and Collateral Agreement upon acquisition thereof, but only if such Lien thereon shall be perfected), notify the Collateral Agent thereof and, if requested by the Collateral Agent, cause such assets or accounts to be subjected to a Lien securing the Obligations and take such actions as shall be necessary or reasonably requested by Collateral Agent to grant and perfect such Liens, all at the expense of the Loan Parties.

(c) If any additional Subsidiary (other than a Dormant Subsidiary or a Foreign Subsidiary) is acquired after the Closing Date, (i) notify the Collateral Agent thereof as soon as reasonably practicable and in any event no later than 5 days prior to the date such Subsidiary is acquired and (ii) cause the Guarantee and Collateral Requirement to be satisfied with respect to such Subsidiary on or prior to the date such Subsidiary is acquired.

(d) If any additional Subsidiary (other than a Dormant Subsidiary or a Foreign Subsidiary) is formed after the Closing Date or if any Domestic Subsidiary ceases to be a Dormant Subsidiary, (i) notify the Collateral Agent thereof as soon as reasonably practicable and in any event no later than 3 Business Days after such Subsidiary is formed or ceases to be a Dormant Subsidiary, as the case may be, and (ii) promptly thereafter, cause the Guarantee and Collateral Requirement to be satisfied with respect to such Subsidiary.

Section 6.14. Compliance with Environmental Laws. Except to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, comply, and cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties in accordance with the requirements of all applicable

Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action (a) to the extent that its obligation to do so is being contested in good faith and by proper proceedings diligently pursued and appropriate reserves are being maintained in accordance with GAAP with respect to such circumstances or (b) where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.15. Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably require from time to time in order to cause the Guarantee and Collateral Requirement to be and remain satisfied and assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent or the Collateral Agent, the rights granted or now or hereafter intended to be granted to such Persons under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

Section 6.16. [Reserved].

Section 6.17. Collateral Reporting. (a) Deliver or cause to be delivered to the Co-Collateral Agents the following:

(i) as soon as practicable upon request by a Co-Collateral Agent, and in any event no less frequently than noon New York time on the date which is fifteen (15) calendar days after the end of each fiscal month, a Borrowing Base Certificate, executed and certified on behalf of the Borrower as accurate and complete in all material respects by a Responsible Officer of the Borrower, accompanied by all exhibits, schedules and such other supporting detail and documentation as is provided in the form of such certificate or as shall be requested by the Co-Collateral Agent in its reasonable discretion;

(ii) so long as an Excess Availability Triggering Event has occurred and is continuing:

(A) as soon as practicable and in any event within three (3) Business Days after the end of each calendar week, a Borrowing Base Certificate, executed and certified on behalf of the Borrower as accurate and complete in all material respects by a Responsible Officer of the Borrower, accompanied by all exhibits, schedules and such other supporting detail and documentation as is provided in the form of such certificate or as shall be requested by Collateral Agent in its reasonable discretion;

(B)(i) simultaneously with the delivery of any Committed Loan Notice, and (ii) on the date any Loan is advanced hereunder, an update to the most recently delivered Borrowing Base reflecting Eligible Accounts as of each such date;

(iii) as soon as practicable upon request by a Co-Collateral Agent, and in any event no less frequently than noon New York time on the date which is fifteen (15) calendar days after the end of each fiscal month:

(A) a reconciliation of the most recent month-end Borrowing Base, general ledger and month-end Inventory reports (including Inventory by location and type along with supporting perpetual Inventory report) of Borrower and Designated Subsidiaries to the Loan Party Reporting Package delivered pursuant to Section 6.01, in each case accompanied by such supporting detail and documentation as shall be requested by Collateral Agent in its reasonable discretion;

(B) an aging of accounts payable and a reconciliation of that accounts payable aging to the Loan Party Reporting Package delivered pursuant to Section 6.01, in each case accompanied by such supporting detail and documentation as shall be requested by Collateral Agent in its reasonable discretion;

(C) reconciliation of the outstanding Loans as set forth in the monthly Loan Account statement provided by Collateral Agent to the Loan Party Reporting Package delivered pursuant to Section 6.01, in each case accompanied by such supporting detail and documentation as shall be requested by Collateral Agent in its reasonable discretion; and

(D) an aging of Accounts (including a monthly trial balance showing Accounts outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more) and a reconciliation of that Accounts aging to the Loan Party Reporting Package delivered pursuant to Section 6.01, in each case accompanied by such supporting detail and documentation as shall be requested by Collateral Agent in its reasonable discretion.

(iv) [Reserved];

(v) to each of the Co-Collateral Agents the results of each physical verification, if any, that Borrower or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default has occurred and be continuing, Borrower and Designated Subsidiaries shall, upon the request of Collateral Agent, conduct, and deliver the results of, such physical verifications as Collateral Agent may require);

(vi) such other reports, statements and reconciliations with respect to the Borrowing Base or ABL Collateral or Obligations of any or all Loan Parties as Collateral Agent shall from time to time request in its reasonable discretion.

(b) If the Borrower’s or any Designated Subsidiary’s records or reports with respect to the ABL Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, each of the Borrower and the Designated Subsidiaries hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Collateral Agent and to follow the Collateral Agent’s instructions with respect to further services at any time that an Event of Default has occurred and is continuing.

Section 6.18. Evaluations of the Borrowing Base and Related Assets. Permit any representatives designated by the Co-Collateral Agents (including any consultants, accountants, lawyers and appraisers retained by the Co-Collateral Agents) to conduct from time to time evaluations of the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base (and such other assets and properties of the Borrower or the Subsidiaries as the Co-Collateral Agents may

reasonably require), including field examinations and appraisals of assets, all at reasonable times and upon reasonable advance notice to the Borrower; provided that not more than two field examinations (or, so long as an Excess Availability Triggering Event has occurred and is continuing, three field examinations) and one appraisal (or, so long as an Excess Availability Triggering Event has occurred and is continuing, two appraisals) may be conducted in any 12-month period at the Borrower’s sole cost; provided, that the foregoing limitation on the number of field examinations or appraisals shall not apply if the Co-Collateral Agents bear the cost of such field examination or appraisal. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, the Borrower shall permit the Co-Collateral Agents to conduct such additional field examinations and appraisals at the Borrower’s sole cost and expense as the Co-Collateral Agents determine to be appropriate or advisable in their sole discretion. The Co-Collateral Agents may, in their discretion, at any time when (a) the aggregate amount of the Revolving Exposures minus (b) the Accounts Borrowing Base Availability at such time shall be less than 25% of the Inventory Borrowing Base Availability at such time, waive the collateral appraisal of Eligible Inventory. No Account and no Inventory acquired in connection with a Permitted Acquisition or relating to any Property acquired in connection therewith be an Eligible Account or Eligible Inventory unless and until the Co-Collateral Agents shall have conducted such appraisals, field exams and other evaluations as may be reasonably required by them and no such appraisal or field exam shall be included in any numerical limitation set forth in this Section 6.18.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Obligations are outstanding (other than L/C Reimbursement Obligations and any Secured Hedging Counterparty’s exposure under the relevant Hedging Agreement cash collateralized or supported by letters of credit to the reasonable satisfaction of the L/C Issuer, if applicable, and the Collateral Agent), the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

Section 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) Liens securing any Obligations under the Loan Documents and Secured Heading Agreements;

(b) Liens existing on the Closing Date and set forth on Schedule 7.01(b), and any renewals or extensions thereof; provided that (i) such Liens shall apply only to the assets to which they apply on the Closing Date and (ii) such Liens shall secure only (A) those obligations that they secure on the Closing Date and (B) refinancings, refundings, renewals and extensions of such secured obligations permitted hereunder so long as the aggregate principal amount of obligations secured under this Section 7.01(b) does not exceed at any time the sum of (x) the principal amount of the obligations secured by such Liens on the Closing Date and (y) the aggregate amount of reasonable premiums paid, and fees and expenses reasonably incurred, in connection with such refinancings, refundings, renewals and extensions;

(c) Liens for Taxes, fees, assessments or other governmental charges that (i) are not overdue by more than 30 days or, (ii) are being contested in good faith by appropriate proceedings diligently conducted and, in each case, for which adequate reserves have been provided in accordance with GAAP; provided that (i) the amount thereof does not exceed at any time in the aggregate the Threshold Amount and (ii) if required by the Co-Collateral Agents, an Other Reserve has been established in respect thereof;

(d) statutory Liens of landlords, warehousemen, mechanics, materialmen, repairmen or other like Liens arising in the ordinary course of business that secure obligations that are not overdue by more than 30 days or, if more than 30 days overdue, (i) that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) that do not exceed the Threshold Amount at any time in the aggregate; provided that, in each case, if required by the Co-Collateral Agents, an Other Reserve has been established in respect of such Liens;

(e) pledges and deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, or (ii) securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to the Borrower or any of its Subsidiaries;

(f) pledges and deposits made in the ordinary course of business to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations);

(g) easements, rights of way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that do not secure Indebtedness, that are incurred in the ordinary course of business and that do not materially and adversely affect the use of the property subject thereto for its intended purpose;

(h) Liens securing judgments for the payment of money that have not resulted in an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.02(c); provided that (i) such Liens do not at any time encumber any assets other than the assets financed by such Indebtedness or, if applicable, subject to such Capitalized Lease and the proceeds and product thereof and accessions thereto and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the assets being encumbered at the time such assets became so encumbered; provided further, however, that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of equipment, Liens securing such purchase money obligations shall be permitted to extend to all equipment so financed by such Person;

(j) Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $15,000,000; provided that any such Liens that extend to or cover any ABL Collateral shall not secure Indebtedness or other obligations in an aggregate principal amount at any time outstanding in excess of $10,000,000;

(k) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit or commodity trading or brokerage accounts or other funds maintained with a creditor depository institution, provided that such accounts and funds are not primarily intended by the Borrower or any Subsidiary to provide collateral to the depository institution or the commodity intermediary;

(l) Liens on property of any Subsidiary in favor of the Borrower or any Subsidiary Loan Party;

(m) Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted under Section 7.02(e);

(n)(i) leases, licenses, subleases and sublicenses granted in the ordinary course of business and that do not (A) interfere in any material respect with the business of the Borrower or any of its material Subsidiaries or (B) secure any Indebtedness for borrowed money or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Subsidiaries, or by Law to terminate any such lease, license, franchise, grant or permit or to require annual or periodic payments as a condition to the continuance thereof;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(p) Liens consisting of (i) agreements to Dispose of any property in a Disposition permitted under Section 7.05 and (ii) earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement entered into in connection with an Investment permitted under Section 7.03;

(q) any Lien existing on (i) any asset prior to the acquisition thereof by the Borrower or any Subsidiary or (ii) any asset of any Person that becomes a Subsidiary (or is merged into or consolidated with any Subsidiary) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (A) such Lien does not extend to or cover any other assets (other than the proceeds or products of the assets originally subject thereto and, in the case of Liens referred to in clause (ii), after-acquired assets subjected to a Lien pursuant to requirements existing at the time such Person became a Subsidiary (or was so merged or consolidated), other than any such after-acquired assets that would not have been subject to such Lien but for such Person becoming a Subsidiary (or so being merged or consolidated)), (B) such Lien was not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or so being merged or consolidated), as the case may be, and (C) the Indebtedness secured thereby is permitted under Section 7.02(i);

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(s) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.03;

(t) Liens securing Indebtedness and other obligations under the Term Credit Agreement; provided that the Borrower, the Collateral Agent and the institution serving as collateral agent pursuant to the Term Credit Agreement shall have entered into the ABL Intercreditor Agreement;

(u) Liens that are contractual rights of set-off under agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business; and

(v) Liens securing IRB Debt permitted by Section 7.02(n), provided that Liens extend to and cover only the capital assets and improvements financed with such IRB Debt.

Section 7.02. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness constituting (i) Investments permitted under Section 7.03(c), provided that (A) any such Indebtedness of a Loan Party to a Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations on terms no less favorable to the Lenders than the terms set forth on Exhibit G, as reasonably determined by the Administrative Agent, and (B) no Domestic Subsidiary of the Borrower shall Guarantee obligations of the Borrower under the Term Credit Agreement unless such Domestic Subsidiary shall have Guaranteed the Obligations, and (ii) Guarantees by the Borrower of (A) Indebtedness of any Foreign Subsidiary permitted under Section 7.02(e) or (B) Indebtedness of any Foreign Subsidiary under a Qualified Foreign Credit Facility;

(b) Indebtedness under the Loan Documents and Secured Heading Agreements (in case of Indebtedness under any Secured Hedging Agreement, subject to Section 7.14);

(c) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations to finance the purchase, repair or improvement of fixed or capital assets; provided, however, that the aggregate amount of such Indebtedness at any time outstanding shall not exceed $15,000,000;

(d) Indebtedness (other than Indebtedness of Foreign Subsidiaries) in an aggregate principal amount at any time outstanding not to exceed $25,000,000;

(e) Indebtedness of Foreign Subsidiaries to Persons other than the Borrower and its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $25,000,000, it being understood that any such Indebtedness may be incurred under a Qualified Foreign Credit Facility, subject to the limitation set forth in the definition of such term;

(f) Guarantees resulting from endorsement of negotiable instruments in the ordinary course of business;

(g) obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or its Subsidiaries or in connection with judgments that have not resulted in an Event of Default under Section 8.01(h);

(h) Indebtedness outstanding on the date hereof and set forth on Schedule 7.02(h) and any refinancings, refundings, renewals or extensions thereof, provided that (i) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder and (ii) the direct or any contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal or extension; provided further that (A) the final maturity and the weighted average life to maturity thereof is no shorter than that of the Indebtedness being refinanced, refunded, renewed or extended and (B) the terms relating to collateral (if any) and subordination (if any), and other material terms (other than interest rates) taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended;

(i) Indebtedness of any Person that becomes a Subsidiary (or is merged into or consolidated with any Subsidiary) after the date hereof as a result of a Permitted Acquisition or is assumed by the Borrower or any of its Subsidiaries in connection with any Permitted Acquisition (provided that (i) such Indebtedness was not incurred in contemplation of such Permitted Acquisition and (ii) the aggregate principal amount of Indebtedness permitted by this Section 7.02(i) shall not exceed $20,000,000 at any time outstanding), and any refinancings, refunding, renewal or extension thereof that would have been permitted under Section 7.02(h) had such Indebtedness been permitted under such Section;

(j) Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(k) Indebtedness consisting of (i) the financing of insurance premiums in the ordinary course of business or (ii) take or pay obligations contained in supply arrangements not to exceed $100,000,000 in the aggregate;

(l) Indebtedness incurred by the Borrower or any of its Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims and other Indebtedness in respect of bankers’ acceptance, letter of credit, warehouse receipts or similar facilities entered into in the ordinary course of business; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within five Business Days following such drawing or incurrence;

(m) Indebtedness under the Term Credit Agreement in an aggregate principal amount not to exceed, at any time, $1,600,000,000 minus the Facilities Reduction Amount at such time (with the amount of any such Indebtedness denominated other than in Dollars to be determined as the Equivalent in Dollars thereof as of the date of the incurrence thereof);

(n) IRB Debt in an aggregate principal amount at any time outstanding not to exceed $20,000,000;

(o) unsecured Indebtedness (other than Indebtedness of Foreign Subsidiaries) in an aggregate principal amount at any time outstanding not to exceed $25,000,000 or any refinancing Indebtedness in respect thereof; provided in each case that such Indebtedness (i) shall initially be provided by one or more Permitted Holders or Significant Shareholders, (ii) shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the New Indenture as in effect on the date hereof; (iii) shall not have any financial maintenance covenants; (iv) shall not have terms (other than pricing) that are materially less favorable to the Borrower than the terms hereof; and (v) shall not, by its terms or upon the happening of any event or condition (other than an event of default thereunder) (A) mature or be mandatorily redeemable (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (B) be redeemable at the option of the holder thereof, in whole or in part or (C) provide for the scheduled payments of interest or any fees or other consideration in cash, in each case, prior to the date that is six months after the Maturity Date.

(p) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (o) above;

Section 7.03. Investments. Make or hold any Investments, except:

(a) Investments in (i) Cash Equivalents and (ii) in case of the Loan Parties, OECD Cash Equivalents in an aggregate amount not to exceed $5,000,000 at any time;

(b) advances to officers, directors and employees of the Borrower and its Subsidiaries (i) for travel, entertainment, relocation and analogous ordinary business purposes, in an aggregate amount not to exceed $5,000,000 at any time outstanding, and (ii) in connection with such Person’s purchase of Equity Interests of the Borrower, in an aggregate amount not to exceed $5,000,000 at any time outstanding, in each case determined without regard to any write-downs or write-offs of such advances;

(c) Investments by the Borrower in any Subsidiary and by any Subsidiary in any other Subsidiary or in the Borrower (except Investments in Equity Interests of the Borrower), provided that the aggregate amount of Investments made since the Term Facility Closing Date by the Loan Parties in Subsidiaries that are not Subsidiary Loan Parties shall not exceed the sum of (i) $50,000,000, (ii) $25,000,000 (provided that Investments made in reliance on this clause (ii) shall be used (or, with respect to Investments made prior to the date hereof, shall have been used) by the recipient thereof, promptly upon the receipt thereof, to repay Indebtedness of such recipient or its Subsidiaries (subject to, in the case of any such Indebtedness that is a revolving extension of credit, a corresponding permanent reduction in related commitments)) and (iii) the aggregate amount of dividends paid, or loans or advances repaid, by the Foreign Subsidiaries to, and Investments made by the Foreign Subsidiaries in, the Loan Parties since the Term Facility Closing Date; provided further that, if any such Investment by the Loan Parties in Subsidiaries that are not Subsidiary Loan Parties shall result in the aggregate amount of such Investments (other than Investments made in reliance on clause (ii) above) exceeding $15,000,000, then, at the time of the making of such Investment, and after giving effect thereto, (A) no Event of Default shall have occurred and be continuing and (B) the Excess Availability shall be the greater of (x) 12.5% of the lesser of (aa) the aggregate Commitments at such time and (bb) the Borrowing Base at such time, and (y) $25,000,000;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers made in the ordinary course of business;

(e) Guarantees permitted by Section 7.02;

(f) Investments existing on the date hereof and set forth on Schedule 7.03(f);

(g) Investments by the Borrower in Hedging Agreements subject to Section 7.14;

(h) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property and assets constituting a line of business, a business unit or division of, any Person that, upon the consummation thereof, will be owned by the Borrower or a Wholly-Owned Subsidiary (including as a result of a merger or consolidation between such Person and any Subsidiary); provided that no such purchase or other acquisition may be made prior to September 30, 2009 and with respect to each such purchase or other acquisition made:

(i) all actions required to be taken under Section 6.13 with respect to any Subsidiary that is the surviving or continuing Person in any such merger or consolidation, or any such purchased or otherwise acquired assets, shall have been taken;

(ii) the lines of business of the Person or assets to be so purchased or otherwise acquired shall be reasonably related or similar to one or more lines of business that are the principal lines of businesses of the Borrower and its Subsidiaries;

(iii) (A) the total cash and noncash consideration (excluding the fair market value of all Equity Interests of the Borrower (other than any such Equity Interests that would give rise to Indebtedness) issued or transferred to the sellers thereof, but including all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration (determined as set forth above) paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this Section 7.03(h), shall not exceed $25,000,000 in any fiscal year of the Borrower or (B) such Investment is made solely with the Equity Interests of the Borrower (other than any such Equity Interests that would give rise to Indebtedness);

(iv) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing;

(v) The Administrative Agent shall have received notice of the proposed purchase or other acquisition as soon as practicable and in any event no later than 5 days prior to the closing date thereof and, if requested by the Administrative Agent, Borrower shall promptly deliver to the Administrative Agent a copy of the purchase or acquisition agreement (or the then current draft thereof), together with all schedules and exhibits, a copy of UCC, judgment and tax lien searches of recent date relating to the business or assets to be acquired and such other information as the Co-Collateral Agents may reasonably request;

(vi) The Borrower shall have delivered to the Administrative Agent, within 2 Business Days prior to the closing of such purchase or acquisition, pro forma Borrowing Base Certificates (giving effect to such purchase or acquisition) (i) as of the date that is

60 days prior to such closing and (ii) based on the Borrower’s good faith estimate based on the then-available information, as of the date that is 60 days after such closing. Pro forma Excess Availability calculated on the basis of each such Borrowing Base Certificate and after giving effect to any Loans outstanding or in Borrower’s good faith estimation, anticipated to be outstanding at the closing of, and after giving effect to, such purchase or other acquisition, shall, in each case, be the greater of (i) 25% of the lesser of (A) the aggregate Commitments at such time and (B) the Borrowing Base at such time, and (ii) $50,000,000; provided, however, if as a result of transaction costs related to such purchase or acquisition, Excess Availability, in either case, is less than $45,000,000, then for purposes of Section 6.17 and 7.17, an Excess Availability Triggering Event shall be deemed to have occurred. It is understood that such Excess Availability Triggering Event shall be deemed to have been cured and the Excess Availability Trigger Deactivation Date shall be deemed to have occurred immediately if the new Borrowing Base, taking into effect the results of a new field examination and a new appraisal with respect to the assets acquired in such acquisition or purchase, shows that Excess Availability exceeds the greater of (i) 25% of the lesser of (A) the aggregate Commitments at such time and (B) the Borrowing Base at such time and (ii) $50,000,000;

(vii) If (A) any Subsidiary that is the surviving or continuing Person in such purchase or other acquisition is not (or, on the date of such acquisition, will not become) a Loan Party or (B) substantially all of the property or assets acquired in such purchase or other acquisition are acquired by a Subsidiary that is not a Loan Party, no part of the consideration or transaction costs paid in connection with such purchase or acquisition shall be funded by Loans, unless at the time of such purchase or other acquisition, after giving effect thereto (x) Excess Availability would have been on a 60-day look back basis, and is projected to be on a 60-day look forward basis, greater than or equal to $50,000,000 and (y) Consolidated Fixed Charge Coverage Ratio would have been on a 60-day look back basis, and is projected to be on a 60-day look forward basis, greater than or equal to 1.15:1.00; and

(viii) the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this Section 7.03(h) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

(i) so long as no Event of Default shall have occurred and be continuing or would result therefrom, other Investments not exceeding $25,000,000 in the aggregate since the Closing Date (with all such Investments valued at the time of Investment at the cash amount thereof, if in cash, the fair market value thereof as determined by the board of directors of the Borrower, if in property, and at the maximum amount thereof if in Guarantees);

(j) bank deposits made in the ordinary course of business;

(k) promissory notes and other non cash consideration received in connection with Dispositions permitted by Section 7.05;

(l) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practices; and

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, such Persons arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment.

Section 7.04. Fundamental Changes. Merge or consolidate with or into another Person, except that, so long as no Event of Default shall have occurred and be continuing or would result therefrom, (a) any Subsidiary may merge or consolidate with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, other than in connection with a merger the purpose of which is to reincorporate the Borrower in another state of the United States so long as (A) the surviving Person expressly assumes all of the obligations of the Borrower under the Loan Documents and Secured Hedging Agreements in a manner reasonably satisfactory to the Administrative Agent and (B) the Borrower shall have complied with its obligations under Section 6.13(a), or (ii) any other Subsidiary; provided that (A) in a merger or consolidation involving the Borrower or a Designated Subsidiary, each Person party to such merger or consolidation (if not the Borrower) shall be a Designated Subsidiary, (B) in a merger or consolidation of any Wholly Owned Subsidiary with another Subsidiary, the continuing or surviving Person shall be a Wholly-Owned Subsidiary and (C) in a merger or consolidation of any Subsidiary Loan Party with another Subsidiary, the continuing or surviving Person shall be a Subsidiary Loan Party; and (b) in connection with any Permitted Acquisition, a Subsidiary may merge or consolidate with any other Person, provided that the continuing or surviving Person shall be a Wholly Owned Subsidiary.

Section 7.05. Dispositions. Make any Disposition, except:

(a) Dispositions of no longer useful or used, surplus, obsolete or worn out assets in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment (i) in a transaction where such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment;

(d) Dispositions of cash or Cash Equivalents;

(e) Dispositions of property by any Subsidiary to the Borrower or by the Borrower or any Subsidiary to any other Subsidiary; provided that (i) if the transferor of such property is a Loan Party, the transferee thereof shall be a Loan Party and (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.03;

(f) Dispositions permitted under Section 7.06;

(g) Disposition of (i) the Home and Garden division of the Borrower, in whole or in part, (ii) assets constituting one or more other divisions or lines of business of the Borrower and its Subsidiaries and (iii) any manufacturing plants or facilities, in each case, made as part of a debt reduction program of the Borrower; provided that at least 75% of the consideration received by the Borrower and its Subsidiaries in any such Disposition shall be in the form of cash and Cash Equivalents.

(h) Dispositions not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Event of Default shall have occurred and be continuing or would result therefrom, (ii) the aggregate book value of all property Disposed of in reliance on this Section 7.05(h) shall not exceed $35,000,000 in any fiscal year of the Borrower or $100,000,000 since the Closing Date and (iii) at least 75% of the consideration received by the Borrower and its Subsidiaries in any such Disposition shall be in the form of cash and Cash Equivalents;

(i) Dispositions of property pursuant to sale and leaseback transactions; provided that (i) at the time of entering into such transaction, no Event of Default shall have occurred and be continuing or would result therefrom, (ii) the aggregate fair market value of all property Disposed of in reliance on this Section 7.03(i) shall not exceed $15,000,000 (which amount may, with prior approval by the Administrative Agent, be increased to $25,000,000) since the Closing Date and (iii) at least 75% of the consideration received by the Borrower and its Subsidiaries in any such Disposition shall be in the form of cash and Cash Equivalents;

(j) (i) sales or discounts of accounts receivable without recourse arising in the ordinary course of business in connection with the compromise or collection thereof (but not as part of any securitization or factoring arrangement) and (ii) sales or transfers of accounts receivable and related rights by any Foreign Subsidiary pursuant to customary receivables financing facilities or factoring arrangements;

(k) transfers of property that is the subject of a Casualty Event upon receipt of insurance or other proceeds arising from such Casualty Event;

(l) Dispositions of Equity Interests in Dormant Subsidiaries;

(m) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, any buy/sell arrangement or any similar binding arrangement between joint venture parties, in each case, that is in effect on the Closing Date;

(n) Dispositions of accounts receivable pursuant to retailer mandated factoring programs in an aggregate amount not to exceed $15,000,000 since the Term Facility Closing Date;

(o) Dispositions set forth on Schedule 7.05; and

(p) Dispositions in the ordinary course of business consisting of abandonment of IP Rights that, in the good faith determination of the Borrower or any Subsidiary, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business;

provided, however, that any Disposition pursuant to Sections 7.05(b), (c), (d), (g), (h), (i), (n) and (o) shall be made at least for the fair market value of the assets Disposed.

Section 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

(a) each Subsidiary may make Restricted Payments to the Borrower or any Subsidiary or, in the case of any Subsidiary that is not a Wholly Owned Subsidiary, to any other Person that owns a direct Equity Interest in such Subsidiary, ratably in accordance with such Person’s ownership of the type of Equity Interest in respect of which such Restricted Payment is being made; provided that no Loan Party shall make a Restricted Payment to any Subsidiary that is not a Loan Party;

(b) the Borrower and each of its Subsidiaries may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower and each of its Subsidiaries may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issuance of new common Equity Interests of such Person (other than any such issuance to the Borrower or a Subsidiary);

(d) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and its Subsidiaries may repurchase, retire or otherwise acquire for value common stock or options with respect to common stock held by directors, officers, consultants or employees of the Borrower or any of its Subsidiaries (or any persons that formerly held any such position), or by the estate, family member, spouse or former spouse of any of the foregoing Persons, in each case, (i) pursuant to the exercise by any holder thereof of a right under the equity incentive plans of the Borrower and its Subsidiaries to require such repurchase in connection with any Taxes payable by such holder as a result of vesting, or lapse of restrictions on transfer, of such common stock or options or (ii) in connection with the termination of employment, death or disability of any such director, officer, consultant or employee (or any person that formerly held any such position); provided that such Restricted Payments shall not exceed $2,500,000 in the aggregate in any calendar year and the price paid for any such common stock or option shall not exceed the market value of such common stock or option at the time paid; and

(e) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or its Subsidiaries, provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 7.06 (as determined in good faith by the board of directors of the Borrower (or any authorized committee thereof)).

Section 7.07. Change in Nature of Business. Engage in any material line of business substantially different from the lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

Section 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) on terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; (b)(i) subject to compliance with the other terms and conditions of this Agreement, transactions among the Borrower and its Subsidiaries (A) in the ordinary course of business or (B) consistent with past practices and not materially adverse to the Lenders, (ii) transactions among the Foreign Subsidiaries and

(iii) transactions among the Loan Parties, (c) dividends, redemptions, repurchases and other transactions permitted under Section 7.06, (d) Investments permitted under Section 7.03(c), (e) customary fees payable to any directors of the Borrower and its Subsidiaries and reimbursement of reasonable out-of-pocket costs of the directors of the Borrower and its Subsidiaries, (f) employment and severance arrangements between the Borrower or its Subsidiaries and their respective officers and employees entered into in the ordinary course of business, (g) the payment of customary fees and indemnities to directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business and (h) transactions or a series of transactions pursuant to any agreement in effect on the Closing Date and set forth on Schedule 7.08, as any such agreement may be amended, supplemented or otherwise modified, provided that the terms thereof following any such amendment, supplement or modifications are not, individually or in the aggregate, more adverse in any material respect to the Loan Parties or the Lenders than the terms thereof in effect on the Closing Date. Notwithstanding anything to the contrary provided herein, in the event that (a) the Borrower or any of its Subsidiaries makes any Disposition to a Permitted Holder at a time when such Permitted Holder is an Affiliate of the Borrower or any of its Subsidiaries and (b) in connection with such Disposition, the Borrower or any of its Subsidiaries makes a payment of any fee in excess of $1 million to such Permitted Holder (other than reasonable fees and expenses of third party advisors to such Permitted Holder), then for the purposes of calculating the “Net Cash Proceeds” of such Disposition, the amount of such fee shall not be subtracted from the cash proceeds of such Disposition pursuant to clause (b)(ii) of the definition of “Net Cash Proceeds” unless the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing, that is in the good faith determination of the board of directors of the Borrower qualified to render such letter, which letter states that the payment of such fee is fair to the Borrower or such Subsidiary from a financial point of view.

Section 7.09. Burdensome Agreements. Enter into, incur or permit to exist any Contractual Obligation that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any Subsidiary or to Guarantee Indebtedness of the Borrower or any Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 7.10. Use of Proceeds. Use the proceeds of any Credit Extension to purchase or carry margin stock (within the meaning of Regulation U of the FRB), to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, in each case, in violation of Regulation T or U of the FRB.

Section 7.11. Amendment of Certain Documents. (a) Amend, supplement or otherwise modify any of its Organization Documents in any manner adverse to the Lenders in any material respect.

(b) Amend, supplement or otherwise modify the New Indenture, the Term Credit Agreement or any other agreement, instrument or document governing any Material Indebtedness without the prior written approval of the Co-Collateral Agents, except either (i) to the extent any of the foregoing is not adverse to the interests of the Lenders under the Loan Documents or the Secured Hedging Counterparties under the Secured Hedging Agreements in any material respect and not in violation of any of the terms of the ABL Intercreditor Agreement or (ii) in connection with any refinancing, refunding, renewal or extension of any Material Indebtedness permitted under Section 7.02(h) or 7.02(o).

Section 7.12. Accounting Changes. Make any change in (i) accounting policies or reporting practices, except as required or permitted by GAAP, or (ii) its fiscal year, except with the prior written approval of the Administrative Agent.

Section 7.13. Prepayments, Etc. of Subordinated Indebtedness. Pay or make, or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any subordinated Indebtedness (including the New Subordinated Notes), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any subordinated Indebtedness, except:

(a) regularly scheduled or other mandatory interest and principal payments as and when due in respect of any such Indebtedness, other than any payments prohibited by the subordination provisions thereof; provided, that, until the date that is 18 months from the Closing Date, the Borrower shall not be permitted to make regularly scheduled payments of interest in respect of the Subordinated Notes (or any refinancing, refunding, renewing or extending Indebtedness in respect thereof) in cash and shall only be permitted to make such payments by increasing the principal amount of the outstanding Notes;

(b) refinancings of such Indebtedness to the extent permitted under Section 7.02;

(c) prepayment of Indebtedness of any Loan Party owed to any other Loan Party; and

(d) the conversion of the Subordinated Notes or any Indebtedness incurred pursuant to Section 7.02(o) hereof to Equity Interests of the Borrower.

Section 7.14. Speculative Transactions. Enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

Section 7.15. Senior Debt Status. Designate any Indebtedness (other than the Indebtedness under the Loan Documents, the Secured Hedging Agreements or under the Term Credit Agreement) of the Borrower or any of its Subsidiaries as “Designated Senior Debt” under and as defined in the New Indenture.

Section 7.16. Maximum Capital Expenditures. Make any Capital Expenditures, other than (a) Permitted Acquisitions and (b) other Capital Expenditures made in the ordinary course of business that do not exceed $40,000,000 in the aggregate per fiscal year of the Borrower. The amount of any Capital Expenditures permitted to be made pursuant to clause (b) above in any fiscal year may, to the extent not expended in such fiscal year, be carried over for expenditure in the next fiscal year, provided that (A) such Capital Expenditures made in any fiscal year shall be deemed to use, first, the amount permitted for such fiscal year and, second, the amount carried over from any prior year pursuant to this sentence and (B) at the time of making of any Capital Expenditure made in reliance on this sentence, no Default or Event of Default shall have occurred or be continuing.

Section 7.17. Minimum Consolidated Fixed Charge Coverage Ratio. At any time after an Excess Availability Triggering Event has occurred and for so long as such Excess Availability Triggering Event is continuing, the Consolidated Fixed Charge Coverage Ratio of the Borrower for the immediately preceding 12 month period ending on the last day of the most recently ended period for which financial statements have been provided to the Administrative Agent (or, if such 12 month period includes the Closing Date, the period from the Closing Date through such date) shall not be less than 1.15:1:00.

Section 7.18. Reversal Event of Default. From and after the occurrence of an Event of Default under Section 8.01(n):

(a) Lenders shall have the full dominion and control over all cash of the Loan Parties;

(b) Borrower shall deliver (i) to the Administrative Agent within 5 Business Days of the occurrence of such Event of Default, a 13-week line item budget for the Loan Parties reflecting only ordinary course operating expenses (the “Budget”) and an update to such Budget each week thereafter showing actual operating expenses vis a vis the Budget and (ii) to the Co-Collateral Agents the deliverables described in Section 6.17 with such frequencies as they may reasonably request; and

(c) Notwithstanding anything to the contrary in this Section 7.18 or elsewhere in the Loan Documents, for the thirty (30) calendar day period following the occurrence of such Event of Default, (i) the Loan Parties shall be authorized to continue to use cash collateral for ordinary course operating expenses, not to exceed in any week 110% of the weekly average over the previous four (4) weeks, and (ii) the Lenders shall not exercise any remedies in respect of such Event of Default, provided that the Loan Parties’ use of cash collateral conforms with the terms of this Section 7.18(c).

For the avoidance of doubt, nothing in this Section 7.18 authorizes the Loan Parties’ use of cash collateral upon the occurrence of any Event of Default other than the Event of Default described in Section 8.01(n).

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party shall fail (i) to pay when due any amount of principal of any Loan, or any reimbursement obligation in respect of any L/C Disbursement, (ii) to pay within three days after the same becomes due, any interest on any Loan, or on any L/C Disbursement, or any fee due hereunder, or (iii) to pay within five days after the same becomes due any other amount payable hereunder or under any other Loan Document;

(b) Specific Covenants. The Borrower (i) fails to perform or observe any covenant or agreement contained in Section 6.03(a), 6.06(a) (with respect to maintenance of existence of the Borrower to the extent required thereunder), 6.11 or in Article VII; (ii) fails to perform or observe any covenant or agreement contained in Sections 6.17(a) and 6.18 and, in the case of this clause (ii), such failure continues unremedied for 3 Business Days; or (iii) fails to perform or observe any covenant or agreement contained in Sections 6.01(a) and 6.01(b), and, in the case of this clause (iii), such failure continues unremedied for 15 days;

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the date on which such Loan Party knew or should have known of such failure;

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made;

(e) Cross-Default. (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Material Indebtedness (other than Indebtedness hereunder) and such failure shall continue after the applicable grace period or (B) fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which failure or such other event is to cause, or to permit the holder or holders of Material Indebtedness to cause (after the applicable grace period, with the giving of notice if required), such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity; or (ii) there occurs under any Hedging Agreement an early termination date resulting from (A) any event of default under such Hedging Agreement as to which the Borrower or any Subsidiary is the defaulting party or (B) any termination event as to which the Borrower or any Subsidiary is an affected party and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount;

(f) Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 days, or an order for relief is entered in any such proceeding;

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and (x) is not released, vacated or fully bonded within 30 days after its issue or levy or (y) is reasonably likely to have a Material Adverse Effect within such 30 day period;

(h) Judgments. One or more judgments or orders for the payment of money in an aggregate amount in excess of the Threshold Amount (to the extent not covered by third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage) is rendered against the Borrower or any of its Subsidiaries and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed;

(i) ERISA. (i) An ERISA Event occurs with respect to a Foreign Plan, Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or similar liabilities of the Borrower or any Subsidiary under a Foreign Plan, in each case where such liability could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, or a similar event occurs with respect to any Foreign Plan, in each case where such failure could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, including as a result of a transaction permitted under Section 7.04 or 7.05, or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document (other than the ABL Intercreditor Agreement); or the Borrower or the “Required Lenders” under the Term Credit Agreement (or the administrative agent thereunder acting on behalf of such “Required Lenders”) contests in any manner the validity or enforceability of any provision of the ABL Intercreditor Agreement; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document;

(k) Change of Control. There occurs any Change of Control;

(l) Senior Debt Status. The Obligations shall cease to be “Senior Debt” and “Designated Senior Debt” for purposes of the New Indenture, or any Loan Party shall so assert in writing; or

(m) Collateral Document. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.13 shall for any reason (other than pursuant to the terms thereof, including as a result of a transaction permitted under Section 7.05) cease to create a valid and perfected Lien on and security interest in the ABL Collateral purported to be covered thereby, or any Loan Party shall so assert in writing.

(n) Confirmation Order. A Reversal (as defined in the Exit Financing Protection Order) shall have occurred.

Section 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to be terminated, whereupon such Commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower (i) cash collateralize the L/C Exposure in accordance with Section 2.03(l) or (ii) deposit, subject to Section 8.03 below in an account designated by the Collateral Agent, in an amount in cash equal to 105% of any Secured Hedging Counterparty’s exposure under each Hedging Agreement where such Secured Hedging Counterparty is a counterparty thereto and any Cash Management Obligation; and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence any Event of Default with respect to the Borrower described in Section 8.01(f), the Commitments shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the L/C Exposure and the exposure under any Hedging Agreement as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03. Application of Proceeds. Notwithstanding anything to the contrary in this Agreement, upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably waives, and agrees to cause each Loan Party to waive, the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and agrees that the Administrative Agent may, and at the direction of the Required Lenders shall, apply all payments in respect of any Obligation, all funds on deposit in any Cash Collateral Account and the proceeds of any collection or sale of ABL Collateral, including any ABL Collateral consisting of cash, as follows: (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent (other than those in respect of the Supplemental Loan), (ii) second, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders and the L/C Issuers (other than those in respect of the Supplemental Loan), (iii) third, to pay interest then due and payable in respect of the Loans and L/C Reimbursement Obligations (other than those in respect of the Supplemental Loan), (iv) fourth, to repay the outstanding principal amounts of the Loans and L/C Reimbursement Obligations, to provide cash collateral for Letters of Credit in the manner and to the extent described in Section 8.02 (other than those in respect of the Supplemental Loan), (v) fifth, to pay amounts owing with respect to Secured Hedging Agreements and Cash Management Obligations, (vi) sixth, to pay any other remaining Obligations (other than those in respect of the Supplemental Loan), if any, and (vii) seventh, to repay Obligations in respect of the Supplemental Loan. Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

ARTICLE IX

ADMINISTRATIVE AGENT

Section 9.01. Appointment and Duties. (a) Appointment of Agents. Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Administrative Agent pursuant to Section 9.09) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Agent pursuant to Section 9.09) as a Co-Collateral Agent hereunder and authorizes such Agent to (i) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to such Co-Collateral Agent under such Loan Documents and (ii) exercise such powers as are reasonably incidental thereto. Each Lender and each L/C Issuer hereby appoints Bank of America as a Co-Collateral Agent hereunder and authorizes such Co-Collateral Agent to (i) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to such Co-Collateral Agent under such Loan Documents and (ii) exercise such powers as are reasonably incidental thereto. Each Lender and each L/C Issuer hereby appoints RBS as Syndication Agent hereunder and authorizes such Syndication Agent to (i) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to such Syndication Agent under such Loan Documents and (ii) exercise such powers as are reasonably incidental thereto. As of the Closing Date, RBS, in its capacity as the Syndication Agent, shall have no obligations under this Agreement or any other Loan Document, but shall be entitled to all benefits of this Article IX.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 8.01(f) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 8.01(f) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the ABL Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the ABL Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Administrative Agent hereby appoints, authorizes and directs each other Agent and each Lender and L/C Issuer to act as collateral sub-agent for the Agents, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the ABL Collateral, including any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Agent, Lender or L/C Issuer, and may further authorize and direct the Agents, Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the ABL Collateral subject thereto to the Administrative Agent, and each Agent, Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. Under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders and the L/C Issuers (except to the limited extent provided in Section 10.06(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each other Agent, Lender and L/C Issuer hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

Section 9.02. Binding Effect. Each Lender and each L/C Issuer agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 9.03. Use of Discretion. (a) No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of the Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

Section 9.04. Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article IX to the extent provided by the Administrative Agent.

Section 9.05. Reliance and Liability. (a) The Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.06, (ii) rely on the Register to the extent set forth in Section 10.06, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) No Agent and no Related Persons of any Agent shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender, L/C Issuer, the Borrower and the Subsidiary Loan Parties hereby waive and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, no Agent:

(i) shall be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii) shall be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes any warranty or representation, and no Agent shall be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Loan Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted by any Agent (except for documents expressly required under any Loan Document to be transmitted to the Lenders) or omitted to be transmitted by any Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents; and

(iv) shall have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer, the Borrower and the Subsidiary Loan Parties hereby waives and agrees not to assert (and each of the Borrower and the Subsidiary Loan Parties shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action it might have against any Agent based thereon.

Section 9.06. Each Agent Individually. Each Agent and each Affiliate of such Agent may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as Administrative Agent and may receive separate fees and other payments therefor. To the extent any Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender” and “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, such Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender, or as one of the Required Lenders, respectively. Any Lender, other than the Administrative Agent or a Co-Collateral Agent, that is designated (on the cover page of this Agreement, by separate agreement or otherwise) as an agent or an arranger of any type shall not have any right, power, responsibility or duty under any Loan Document other than those specifically stated in such Loan Document or those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

Section 9.07. Lender Credit Decision. Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon any Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by any Agent or any of such Agent’s Related Persons, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders or L/C Issuers, the Administrative Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of the Administrative Agent or any of its Related Persons.

Section 9.08. Expenses; Indemnities. (a) Each Lender (other than the Supplemental Loan Lender) agrees to reimburse each Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party) promptly upon demand for such Lender’s Applicable Percentage with respect to the Revolving Facility of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by such Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Lender (other than the Supplemental Loan Lender) further agrees to indemnify each Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party), from and against such Lender’s aggregate Applicable Percentage with respect to the Revolving Facility of the Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against such Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by such Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to such Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

Section 9.09. Resignation of Agent or L/C Issuer. (a) Any Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower and, unless a later date is set forth in such notice, such resignation shall be effective on the earlier of (i) the date that a successor Agent has been appointed or (ii) the date that is 30 days after the date such notice is delivered. If an Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent (other than a successor Co-Collateral Agent to Bank of America). If, within 30 days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders (it being understood that in the event that Bank of America resigns as a Co-Collateral Agent, Bank of America may not have such right to appoint a successor Co-Collateral Agent). Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of a Default.

(b) Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Agent until a successor Agent shall have accepted a valid appointment hereunder (provided, that in the event that Bank of America resigns as a Co-Collateral Agent, GE Capital (or its successor) shall perform the duties of the Co-Collateral Agent), (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as an Agent under the Loan Documents and (iv) subject to its rights under Section 9.03, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as such successor Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as such successor Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

(c) Any L/C Issuer may resign at any time by delivering notice of such resignation to the Administrative Agent, effective on the later of (i) 30 days after delivery of such notice to Administrative Agent (unless the L/C Issuer is also being paid in full in its capacity as a Lender hereunder) or (ii) the date set forth in such notice. Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

Section 9.10. Release of Collateral or Guarantors. Each Lender and L/C Issuer hereby consents to the release and hereby directs the Collateral Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Subsidiary of the Borrower from its guaranty of any Obligation of any Loan Party if all of the Securities of such Subsidiary owned by any Loan Party are Sold in a Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 6.15; and

(b) any Lien held by the Collateral Agent for the benefit of the Secured Parties against (i) any ABL Collateral that is Sold by a Loan Party in a Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such ABL Collateral pursuant to Section 6.15 after giving effect to such Sale have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon Section 7.01(i) and (iii) all of the ABL Collateral and all Loan Parties, upon (A) termination of the Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations that the Administrative Agent has been notified in writing are then due and payable by the holder of such Obligation and (C) deposit of cash collateral with respect to all contingent Obligations (or, in the case of any L/C Reimbursement Obligation or any Secured Hedging Counterparty’s exposure under the relevant Hedging Agreement, a back-up letter of credit has been issued), in amounts and on terms and conditions and with parties reasonably satisfactory to the Collateral Agent and each Indemnitee that is owed such Obligations.

Each Lender and L/C Issuer hereby directs the Collateral Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 9.10.

Section 9.11. Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the ABL Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer as long as, by accepting such benefits, such Secured Party agrees, as among the Agents and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance reasonably acceptable to the Administrative Agent) this Article IX and Section 2.14, Section 10.07 and Section 10.08 and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 9.08 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the ABL Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Applicable Percentage or similar concept, (b) except as set forth specifically herein, each of the Agents, the Lenders and the L/C Issuers shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the ABL Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such

Obligation and (c) except as set forth specifically herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the ABL Collateral or under any Loan Document.

ARTICLE X

MISCELLANEOUS

Section 10.01. Amendments, Waivers, Etc. No amendment or waiver of any provision of this Agreement or of any other Loan Document (other than the L/C Reimbursement Agreement), and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or, in the case of any Loan Document other than this Agreement, the applicable Loan Party or Loan Parties and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV, or waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments, shall not constitute an extension or increase of the Commitment of any Lender);

(b) postpone the maturity of any Loan, the required date of reimbursement of any L/C Disbursement or any date for payment of interest or fees (including the Participation Fees) payable hereunder, or forgive, waive or excuse any such payment, repayment or reimbursement or any amount thereof, in each case without the written consent of each Lender directly affected thereby (it being understood that a waiver of any Default or Event Default shall not constitute a postponement of any date fixed for the payment of principal, interest or fees);

(c) reduce the principal amount of, or the rate of interest specified herein on, any Loan or L/C Disbursement, or reduce the Participation Fees or any other fees or premiums payable hereunder, in each case without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” (except as it applies to the Supplemental Loan) or to waive any obligation of the Borrower to pay interest or Participation Fees at the Default Rate;

(d) change Section 2.13(g) or 2.14 in a manner that would alter the pro rata sharing of payments required thereby without the prior written consent of each Lender, or change Section 2.13(g) or Section 8.03 in a manner that would alter the priority of payment specified therein;

(e) change any provision of this Section 10.01 or the percentage set forth in the definition of the term Required Lenders or Supermajority Required Lenders or any other provision hereof or of any other Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

(f) release all or substantially all of the ABL Collateral from the Liens of the Collateral Documents securing Obligations under any Loan Document in any transaction or series of related transactions, without the written consent of each Lender (it being understood that a transaction permitted under Section 7.05 shall not be deemed to constitute a release of all or substantially all of the ABL Collateral from the Liens of the Collateral Documents);

(g) release all or substantially all of the ABL Collateral from the Liens of the Collateral Documents securing Obligations under any Secured Hedging Agreement in any transaction or series of related transactions, without the written consent of each Secured Hedging Counterparty party to the relevant Secured Hedging Agreement or, in the case of a Secured Hedging Agreement provided or arranged by the Administrative Agent or an Affiliate thereof, the Administrative Agent (it being understood that a transaction permitted under Section 7.05 shall not be deemed to constitute a release of all or substantially all of the ABL Collateral from the Liens of the Collateral Documents securing Obligations under any Secured Hedging Agreement);

(h) release all or substantially all of the Subsidiary Loan Parties from their Guarantees of Obligations under any Loan Document pursuant to the ABL Guarantee and Collateral Agreement (except as expressly provided in Section 9.10) or limit their liability in respect of such Guarantees, without the written consent of each Lender (it being understood that a transaction permitted under Section 7.05 shall not be deemed to constitute a release of all or substantially all of the Guarantees under the ABL Guarantee and Collateral Agreement);

(i) release all or substantially all of the Subsidiary Loan Parties from their Guarantees of Obligations under any Secured Hedging Agreement pursuant to the ABL Guarantee and Collateral Agreement (except as expressly provided in Section 9.10) or limit their liability in respect of such Guarantees, without the written consent of each Secured Hedging Counterparty party to the relevant Secured Hedging Agreement or, in the case of a Secured Hedging Agreement provided or arranged by the Administrative Agent or an Affiliate thereof, the Administrative Agent (it being understood that a transaction permitted under Section 7.05 shall not be deemed to constitute a release of all or substantially all of the Guarantees of the Obligations under any Secured Hedging Agreement pursuant to the ABL Guarantee and Collateral Agreement); or

(j) reduce the Dollar amount specified in the definition of the term “Availability Block,”

in each case without the written consent of the Administrative Agent and each Lender; and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer or the Swingline Lender in addition to the Lenders required above, affect the rights or duties of such L/C Issuer or the Swingline Lender, respectively, under this Agreement or any other Loan Document, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, the Co-Collateral Agents or the Syndication Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent, the Co-Collateral Agents or the Syndication Agent, as the case may be, under this Agreement or any other Loan Document and (iii) no amendment, waiver or consent shall, unless in writing and signed by each Lender, increase the advance rates used in computing the Borrowing Base.

In addition, without the prior written consent of Supplemental Loan Lender, no Loan Document may be amended, supplemented or otherwise modified, and no new Loan Document may be entered into, to the extent such amendment, supplement or other modification or new document would (i) amend or modify (x) any of the provisions of Section 2.02A or (y) any covenant contained in Sections 7.01 or 7.02, (ii) extend any due date for any payment of principal in respect of the Supplemental Loan, including the extension of the Maturity Date as in effect on the date hereof, (iii) reduce the rate or extend the time of payment of interest on the Supplemental Loan, (iv) release Borrower (or any Subsidiary Loan Party) from the payment of the Supplemental Loan, or any portion thereof, or the payment of any amounts payable under this Agreement to or for the account of the Supplemental Lender, (v) amend or modify any terms or conditions relating to the payment of the Supplemental Loan, (vi) extend the Maturity Date with respect to the Obligations other than the Supplemental Loan by more than six (6) months, (vii) amend or modify any Loan Document that contractually subordinates the Liens securing the Obligations to any other debt of the Borrower or any Subsidiary Loan Party, or (viii) increase the Eligible Accounts or Eligible Inventory advance rate percentages as set forth in the definition of Borrowing Base by more than five percent (5%).

In the event that (a) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure from or waiver of any provision of any Loan Document (other than the L/C Reimbursement Agreement) or to agree to any amendment thereof, (b) the consent, waiver or amendment in question requires under this Section 10.01 the agreement of all affected Lenders or all Lenders and (c) the Required Lenders and the Administrative Agent have agreed to such consent, waiver or amendment, then any Lender that does not agree to such consent, waiver or amendment shall be deemed to be a “Non-Consenting Lender.” The Borrower shall be entitled to replace any Non-Consenting Lender in accordance with the provisions of Section 10.12. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under any Secured Hedging Agreement resulting in such Obligations not maintaining their ranking in right of payment immediately after principal of the Loans (other than the Supplemental Loan) or resulting in Obligations owing to any Secured Hedging Counterparty being unsecured (other than releases of Liens in accordance with the terms hereof), in each case in a manner adverse to any Secured Hedging Counterparty, shall be effective without the written consent of such Secured Hedging Counterparty or, in the case of a Secured Hedging Agreement provided or arranged by the Administrative Agent or an Affiliate thereof, the Administrative Agent.

Section 10.02. Notices. (a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) if to the Borrower or the Subsidiary Loan Parties, to Spectrum Brands, Inc., Six Concourse Parkway, Suite 3300, Atlanta, GA 30328, Attention: Anthony L. Genito, Tel: (770) 829-6209, Fax: (770) 829-6296, with copy to General Counsel, Attention: John T. Wilson, Tel: (770) 829-6240, Fax: (770) 829-6295, (B) if to the Administrative Agent, to GE Capital as the Co-Collateral Agent or to the Swingline Lender, to General Electric Capital Corporation, 299 Park Avenue, 3rd Floor, New York, NY 10171, Attention: Spectrum Brands Account Manager, Tel: (646) 428-7000, Fax: (646) 428-7094, with copy to Weil, Gotshal & Manges LLP, Attention: Douglas Urquhart, Esq., Tel: (212) 310-8001, Fax: (212) 310-8007, (C) if to Bank of America as the Co-Collateral Agent, to Bank of America, N.A., 200 Glastonbury Boulevard, Glastonbury, CT, 06033, Attention: Lisa Freeman, Tel: (860) 368-6025, Fax: (860) 368-6029, with copy to Parker, Hudson, Rainer & Dobbs LLP, Attention: Bobbi Acord Noland, Esq., Tel: (404) 420-5537, Fax: (404) 522-8409, and (D) otherwise to the party to be notified at its address specified opposite its name on Schedule 10.02 or on the signature page of any applicable Assignment and Assumption, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to (866) 545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Administrative Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of the Administrative Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower, the Administrative Agent, the Co-Collateral Agents and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower and the Administrative Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, four days after deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to the Administrative Agent pursuant to Article II or Article X shall be effective until received by the Administrative Agent.

Section 10.02A. Electronic Transmissions. (a) Authorization. Subject to the provisions of Section 10.02(a), each of the Administrative Agent, the Borrower, the Lenders, the L/C Issuers and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each of the Loan Parties, each Supplemental Loan Participant and each Secured Party hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Signatures. Subject to the provisions of Section 10.02(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and Loan Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 10.02 and this Section 10.02A, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Secured Parties and Loan Parties in connection with the use of such E-System.

(d) Limitation of Liability. All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of Administrative Agent or any of its Related Persons warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Administrative Agent or any of its Related Persons in connection with any E-Systems or Electronic Communication, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. Each of the Loan Parties, each Supplemental Loan Participant and each Secured Party agrees that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

Section 10.03. No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided hereunder and under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law or otherwise.

Section 10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Any action taken by any Loan Party under or with respect to any Loan Document or any Secured Hedging Agreement, even if required under any Loan Document or any Secured Hedging Agreement or at the request of any Secured Party, shall be at the expense of such Loan Party, and no Secured Party or Supplemental Loan Participant shall be required under any Loan Document or any Secured Hedging Agreement to reimburse any Loan Party therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse upon demand (i) each Agent, the Supplemental Loan Lender and each Supplemental Loan Participant for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including the reasonable out-of-pocket fees, charges and disbursements of legal counsel to the Administrative Agent, the Co-Collateral Agents or such Related Persons, out-of-pocket fees, costs and expenses incurred in connection with Intralinks® or any other E-System and allocated to the Facilities by the Administrative Agent in its reasonable discretion and reasonable out-of-pocket fees, charges and disbursements of the auditors, appraisers and printers, (ii) unless otherwise provided herein, each Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations appraisals and ABL Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Co-Collateral Agents for their examiners) and (iii) each Agent, its Related Persons, each Supplemental Loan Participant and each Lender and L/C Issuer for all costs and expenses incurred in connection with (A) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (B) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the ABL Collateral or any other related right or remedy or (C) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Loan Party, Loan Document, Obligation or the Transactions (or the response to and preparation for any subpoena or request for document production relating thereto), including reasonable out-of-pocket fees and disbursements of counsel (excluding allocated costs of internal counsel).

(b) Indemnification by the Borrower. The Borrower agrees to indemnify, hold harmless and defend each Agent, each Lender, each L/C Issuer, each Secured Hedging Counterparty, each Supplemental Loan Participant and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Secured Hedging Agreement, any Disclosure Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit, the Transactions, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Loan Party or any Affiliate of any of them in connection with any of the matters described in clause (i) and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of Securities or creditors (and including reasonable out-of-pocket attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the matters described in clauses (i) through (iii) (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 10.04 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each of the Borrower and the Subsidiary Loan Parties waives and agrees not to assert against any Indemnitee, and shall cause each other Loan Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

(c) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Related Person or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Related Person, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Related Person or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to any Loan Party and (ii) are attributable solely to acts of such Indemnitee.

(d) Waiver of Consequential Damages, Etc. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of the Agents, Lenders and Loan Parties hereby waives, releases and agrees not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section 10.04 shall survive the resignation or removal of any Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06. Successors and Assigns.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders and the Agents. No rights or obligations of the Borrower hereunder nor any interest therein may be assigned or delegated by the Borrower without the prior written consent of each Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at the Administrative Agent’s Office a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Commitments or Loans) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and Loans, in accordance with the provisions of this Section 10.06, and each repayment or prepayment in respect of the principal amount of the Loans or any portion thereof, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrower’s obligations hereunder. The Borrower hereby designates GE Capital to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 10.06(b), and the Borrower hereby agrees that, to the extent GE Capital serves in such capacity, GE Capital and its officers, directors, employees, agents, sub-agents and Affiliates shall constitute “Indemnitees.”

(c) The Borrower, the Agents and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitments or Loans shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment and Assumption effecting the assignment thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.06(e). Each assignment shall be recorded in the Register on the Business Day the Assignment and Assumption is received by the Administrative Agent, if received by 12:00 p.m., and on the following Business Day if received after such time, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment and Assumption shall be maintained, as applicable. The date of such recordation of an assignment shall be referred to herein as the “Assignment Effective Date”. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitment or Loans.

(d) Right to Assign. Each Lender shall have the right at any time to assign to any Eligible Assignee all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment and Loans or of any other Obligations; provided that (i) except in the case of assignments made by GE Capital and any of its Affiliates, the Administrative Agent and each L/C Issuer must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Person meeting the criteria of clause (a) of the definition of the term Eligible Assignee, or any assignment made at a time when an Event of Default shall have occurred and be continuing, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (iii) except in the case of an assignment to a Person meeting the criteria of clause (a) of the definition of the term Eligible Assignee or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(e) Mechanics. Assignments and Assumptions of Loans and Commitments shall be effected via an electronic settlement system designated by the Administrative Agent (or if previously agreed with the Administrative Agent, via a manual execution and delivery to the Administrative Agent of an Assignment and Assumption). Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment and Assumption may be required to deliver pursuant to Section 3.01(f), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (i) in connection with an assignment by or to GE Capital or any of its Affiliates or (ii) in the case of an Assignee that is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the Commitments and Loans; and (iii) it will make or invest in its Commitment and Loans for its own account in the ordinary course and without a view to distribution of such Commitment or Loans within the meaning of the Securities Laws (it being understood that, subject to the provisions of this Section 10.06, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(g) Effect of Assignment. Subject to the terms and conditions of this Section 10.06, as of the Assignment Effective Date with respect to any Assignment and Assumption, (i) the assignee thereunder shall have the rights and obligations of a Lender hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a Lender for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which expressly survive the termination hereof) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Loan Documents to the contrary notwithstanding, (A) an L/C Issuer shall continue to have all rights and obligations thereof with respect to Letters of Credit issued by it hereunder until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (B) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (iii) the Commitments and Applicable Percentages shall be modified to reflect such assignment.

(h) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Borrower, any of its Subsidiaries or any of its other Affiliates) in all or any part of its Commitments, Loans or other Obligations.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder, except with respect to any amendment, waiver or consent described in the first proviso to Section 10.01 that affects such participant.

(iii) The Borrower agrees that each participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(d); provided that (A) a participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant and (B) a participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 3.01 as though it were a Lender; provided further that, except as specifically set forth in clauses (A) and (B) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by Law, each participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided (1) such Participant agrees to be subject to Section 2.13 as though it were a Lender and (2) the Borrower is notified of the participation sold to such participant.

(i) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.06, any Lender may assign and/or pledge all or any portion of its Loans and the other Obligations owed to such Lender, if any, to secure obligations of such Lender, including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the FRB and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

Section 10.07. Non-public Information; Confidentiality. (a) Each Lender and L/C Issuer acknowledges and agrees that it may receive material non-public information hereunder concerning the Loan Parties and their Affiliates and Securities and agrees to use such information in compliance with all relevant policies, procedures and Contractual Obligations and applicable Requirements of Law (including United States federal and state security laws and regulations).

(b) Each Lender, L/C Issuer and each Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender, L/C Issuer or the Administrative Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Lender, L/C Issuer or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than any Loan Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) in consultation with the Borrower, to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Loan Parties consent to the publication of such tombstone or other advertising materials by the Administrative Agent, any Lender, any L/C Issuer or any of their Related Persons), (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify borrowers, (vii) to current or prospective assignees, SPVs grantees of any option described in Section 10.06 or participants, direct or contractual counterparties to any Hedging Agreement permitted hereunder and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.07 and (viii) in connection with the exercise of any remedy under any Loan Document. In the event of any conflict between the terms of this Section 10.07 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 10.07 shall govern.

Section 10.08. Right of Setoff. Each of the Administrative Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by the Borrower and the Subsidiary Loan Parties), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Administrative Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrower or the Subsidiary Loan Parties against any Obligation of any Loan Party now or hereafter existing under this Agreement, any other Loan Document or any Secured Hedging Agreement, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each of the Administrative Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 10.08 are in addition to any other rights and remedies (including other rights of setoff) that the Administrative Agent, the Lenders and the L/C Issuers and their Affiliates and other Secured Parties may have.

Section 10.09. Counterparts; Effectiveness; Integration. (a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by an electronically mailed scanned copy shall be effective as delivery of a manually executed counterpart of this Agreement. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

(b) This Agreement, the other Loan Documents, the Commitment Letter, the Fee Letter and the Agency Fee Letter constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 10.10. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent, each Lender and each L/C Issuer, regardless of any investigation made by any Agent, any Lender or any L/C Issuer or on their behalf and notwithstanding that any Agent, any Lender or any L/C Issuer may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.11. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.12. Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay or delivers to such Lender and the Administrative Agent a certificate setting forth reasons as to why it reasonably anticipates that it will be required to pay, and such Lender and the Administrative Agent agree with such reasons, any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender ceases to make Eurodollar Rate Loans as a result of a condition described in Section 3.02 or 3.04, if any Lender is a Non-Consenting Lender, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower or such assignee shall have paid to the Administrative Agent the registration and processing fee specified in Section 10.06(e);

(b) such Lender shall have received payment of an amount equal to the sum of (i) the outstanding principal amount of its Loans and all interest accrued thereon, (ii) all accrued and unpaid Participation Fees owing to such Lender and (iii) all other amounts payable to such Lender hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of the amounts referred to in clauses (i) and (ii)) or the Borrower (in the case of the amounts referred to in clause (iii));

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

Section 10.13. GOVERNING LAW. (a) THIS AGREEMENT, EACH OTHER LOAN DOCUMENT THAT DOES NOT EXPRESSLY SET FORTH ITS APPLICABLE LAW, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) JURISDICTION. (i) SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO ANY LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTIONS.

(ii) SERVICE OF PROCESS. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND OTHER DOCUMENTS AND OTHER SERVICE OF PROCESS OF ANY KIND AND CONSENTS TO SUCH SERVICE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE UNITED STATES OF AMERICA WITH RESPECT TO OR OTHERWISE ARISING OUT OF OR IN CONNECTION WITH ANY LOAN DOCUMENT BY ANY MEANS PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, INCLUDING BY THE MAILING

THEREOF (BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID) TO THE ADDRESS OF SUCH PERSON SPECIFIED IN SECTION 10.13 (AND SHALL BE EFFECTIVE WHEN SUCH MAILING SHALL BE EFFECTIVE, AS PROVIDED THEREIN). EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) NON-EXCLUSIVE JURISDICTION. NOTHING CONTAINED IN THIS SECTION 10.13 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY HERETO IN ANY OTHER JURISDICTION.

Section 10.14. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREIN OR RELATED THERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

Section 10.15. Patriot Act. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower and each Subsidiary Loan Party, which information includes the name and address of the Borrower and the Subsidiary Loan Parties and other information that will allow such Lender or Agent, as applicable, to identify the Loan Parties in accordance with such Act.

Section 10.16. Concerning the ABL Intercreditor Agreement. The Lenders and the L/C Issuers acknowledge that obligations of the Borrower under the Term Credit Agreement are secured by Liens on assets of the Borrower and its Subsidiaries that constitute ABL Collateral. Each Lender and L/C Issuer hereby irrevocably authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver the ABL Intercreditor Agreement and any documents relating thereto, in each case, on behalf of such Lender or such L/C Issuer and without any further consent, authorization or other action by such Lender or such L/C Issuer, and agrees that no Lender or L/C Issuer shall have any right of action whatsoever against the Administrative Agent or the Collateral Agent as a result of any action taken by such Agent pursuant to this Section 10.16; provided, that any documentation relating to the exercise of the purchase option by the Term Secured Parties (as defined in the ABL Intercreditor Agreement) under Section 5.6 of the ABL Intercreditor Agreement shall be acceptable to both the Administrative Agent and the Required Lenders. The Administrative Agent and the Collateral Agent shall have the benefit of the provisions of Article IX with respect to all actions taken by them pursuant to this Section 10.16 to the full extent thereof.

Section 10.17. Joint and Several Liability of Loan Parties. (a) In order to induce the Lenders and the L/C Issuers to extend credit hereunder, and recognizing that (i) the Loan Parties are engaged in an integrated business and (ii) proceeds of Loans made hereunder and Letters of Credit issued hereunder will be available to each Loan Party for working capital and other general corporate purposes, each Loan Party is entering into the ABL Guarantee and Collateral Agreement and agrees that, by virtue of the undertakings set forth therein, it will be jointly and severally liable for all the Obligations, including the principal of and interest on all Loans made, and reimbursement obligations in respect of Letters of Credit issued, hereunder. Each Loan Party further agrees that the Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound hereunder notwithstanding any such extension or renewal, or amendment or modification, of any Obligation.

(b) Each Loan Party waives presentment to, demand of payment from and protest to any other Loan Party of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment.

(c) Each Loan Party further agrees that its agreement under this Section 10.17 constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Secured Party to any balance of any deposit account or credit on the books of any Secured Party in favor of any Loan Party or any other Person.

(d) The obligations of each Loan Party under this Section 10.17 shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Loan Parties under this Section 10.17 shall not be discharged or impaired or otherwise affected by (i) the failure of any Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other agreement (other than the indefeasible payment in full in cash of all the Obligations and except to the extent that such Obligations have been explicitly modified pursuant to an amendment or waiver that has become effective in accordance with Section 10.01), (iii) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations or (iv) any other act or omission that may or might in any manner or to any extent vary the risk of such Loan Party or otherwise operate as a discharge of such Loan Party as a matter of law or equity.

(e) Each Loan Party further agrees that its obligations under this Section 10.17 shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Agent or any other Secured Party upon the bankruptcy or reorganization of any other Loan Party or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Agent or any other Secured Party may have at law or in equity against any Loan Party by virtue of this Section 10.17, upon the failure of any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Loan Party hereby promises to and will, upon receipt of written demand by any Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid Obligation.

(g) If by virtue of the provisions set forth herein, any Loan Party is required to pay and shall pay Obligations of another Loan Party, all rights of such Loan Party against such other Loan Party arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SPECTRUM BRANDS, INC., as the Borrower

By:	/s/ Anthony L. Genito
	Name:	Anthony L. Genito
	Title:	Executive Vice President, Chief Financial Officer, and Chief Accounting Officer

ROV HOLDING, INC.

UNITED INDUSTRIES CORPORATION

UNITED PET GROUP, INC.

ROVCAL, INC.

AQUARIA, INC.

SOUTHERN CALIFORNIA FOAM, INC.

TETRA HOLDING (US), INC.

SPECTRUM NEPTUNE US HOLDCO CORPORATION

PERFECTO MANUFACTURING, INC.

AQUARIUM SYSTEMS, INC.

SCHULTZ COMPANY

SPECTRUM JUNGLE LABS CORPORATION

DB ONLINE, LLC

By:   United Pet Group, Inc.,

         its Managing Member

By:	/s/ Anthony L. Genito
	Name:	Anthony L. Genito
	Title:	Vice President

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent, Co-Collateral Agent, Swingline Lender and Supplemental Loan Lender and as Lender

By:	/s/ Patrick Lee
Name: Patrick Lee
Title: Duly Authorized Signatory

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Co-Collateral Agent, L/C Issuer and as Lender

By:	/s/ Lisa Freeman
Name: Lisa Freeman
Title: SVP

[Signature Page to Credit Agreement]

RBS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCE, INC., as Lender

By:	/s/ Christopher Nairne
Name: Christopher Nairne
Title: Vice President

[Signature Page to Credit Agreement]